EXHIBIT D-5(1)

                            UNITED STATE OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Nine Mile Point Nuclear Station, LLC    )                Docket No. ER01-___-000




                                 APPLICATION OF
                      NINE MILE POINT NUCLEAR STATION, LLC
             FOR AUTHORIZATION TO MAKE SALES AT MARKET-BASED RATES,
               FOR CERTAIN WAIVERS AND BLANKET AUTHORIZATIONS AND
                          FOR EXPEDITED CONSIDERATION




                                      Earle  H.  O'Donnell
                                      Andrew  B.  Young
                                      Lisa  E.  Epifani

                                      Dewey  Ballantine  LLP
                                      1775  Pennsylvania  Avenue,  N.W.
                                      Washington,  D.C.  20006
                                      (202)  862-1000  (tel.)
                                      (202)  862-1093  (fax)

                                      Attorneys  for
                                      Nine Mile Point Nuclear Station, LLC


Date:   March 30, 2001

                            UNITED STATE OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Nine Mile Point Nuclear Station, LLC    )                Docket No. ER01-___-000


                                 APPLICATION OF
                      NINE MILE POINT NUCLEAR STATION, LLC
             FOR AUTHORIZATION TO MAKE SALES AT MARKET-BASED RATES,
               FOR CERTAIN WAIVERS AND BLANKET AUTHORIZATIONS AND
                          FOR EXPEDITED CONSIDERATION
            _________________________________________________________


                                I. INTRODUCTION

          Pursuant to Rules 205 and 207 of the Federal Energy Regulatory Commission's ("FERC" or "Commission") Rules of Practice and Procedure, 18 C.F.R. Sec. 385.205 and 385.207, Rule 35.12 of the Commission's Regulations, 18 C.F.R. 35.12, and Section 205 of the Federal Power Act ("FPA"), 16 U.S.C. Sec. 824d, Nine Mile Point Nuclear Station, LLC ("Nine Mile LLC" or "Applicant") respectfully requests that the Commission: (a) authorize Applicant to engage in the sale of electric energy and capacity at market-based rates; (b) authorize
Applicant to engage in the sale of certain Ancillary Services (as defined below); (c) authorize Applicant to reassign transmission capacity; (d) authorize Applicant to resell Firm Transmission Rights; (e) waive certain of the Commission's regulations promulgated under the FPA; (f) grant certain blanket approvals under other such regulations; and (g) accept the service agreements attached hereto. In support of this Application, Applicant states as follows:

                         II. SERVICE AND COMMUNICATIONS

          Communications regarding this Application should be addressed to the Following persons, who are designated for service in this proceeding:

                           *    Earle H. O'Donnell
                                Andrew  B.  Young
                                Lisa  E.  Epifani
                                Dewey  Ballantine  LLP
                                1775  Pennsylvania  Avenue,  N.W.
                                Washington,  D.C.  20006
                                Tel.  (202)  862-1000
                                Fax.  (202)  862-1093

                           * David M. Perlman, Managing Director, General Counsel and Secretary
                                Lisa  M.  Decker,  Counsel
                                Constellation  Power  Source,  Inc.
                                111  Market  Place,  Suite  500
                                Baltimore,  Maryland  21202
                                Tel.  (410)  468-3490
                                Fax.  (410)  468-3499

                 * The Applicant requests that these persons be placed on the official service list compiled by the Secretary of the Commission in this proceeding.

                          III. DESCRIPTION OF APPLICANT

A.   NINE  MILE  LLC  AND  ITS  AFFILIATES

     1.   Nine  Mile  LLC

          Nine Mile LLC is a newly-formed direct, wholly-owned subsidiary of Constellation Nuclear Power Plants, Inc. ("CNPP Inc.") and an indirect, wholly-owned subsidiary of Constellation Nuclear, LLC ("Nuclear LLC"). Nuclear LLC is a direct, wholly-owned subsidiary of Constellation Energy Group, Inc. ("Constellation Energy"), an exempt public-utility holding company under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 ("PUHCA"). Nine Mile LLC does not currently own or operate any facilities for the sale of power at wholesale in interstate commerce or for the transmission of electricity in interstate commerce and, therefore, is not currently a jurisdictional public utility.

          This Application arises from the proposed acquisition by Nine Mile LLC of two nuclear generating facilities (as well as related step-up transformers, generation circuit breakers and other miscellaneous transmission facilities necessary to interconnect to the transmission grid) located in upstate New York, Nine Mile Point Unit No. 1 ("NMP-1") and Nine Mile Point Unit No. 2 ("NMP-2") ("Transaction").(1) If the Transaction is approved and consummated, Nine Mile LLC will be engaged in owning, operating, and selling power from NMP-1 and NMP-2.(2) Pursuant to the Transaction, Nine Mile LLC will acquire 100% of NMP-1 held by Niagara Mohawk Power Corporation ("NMPC") and an 82% undivided interest in NMP-2 held by NMPC (41%), Rochester Gas and Electric Corporation ("RG&E") (14%), Central Hudson Gas and Electric Corporation ("CHGEC") (9%) and New York State Electric & Gas Corporation ("NYSEG") (18%) (collectively, "Selling Co-Tenants").(3)

     2.   Nuclear  LLC

          Nuclear LLC is currently a direct, wholly-owned subsidiary of Constellation Energy. It currently owns Calvert Cliffs Nuclear Power Plant, Inc.

_________________________
1     Nine  Mile  LLC  will request the Commission for a determination of exempt wholesale generator ("EWG") status under Section 32 of PUHCA upon receipt of the required state determinations pursuant to Section 32(c) of PUHCA.

2 Nuclear LLC, which is the indirect parent of Nine Mile LLC, is the party to the power purchase agreements which the Application indicates Nine Mile LLC to be the contracting party. As indicated in the Section 203 application seeking approval for the Transaction, Nuclear LLC will transfer its rights and obligations under the power purchase agreements to Nine Mile LLC prior to the closing of the Transaction. See Joint Application of Niagara Mohawk Power Corporation, New York State Electric & Gas Company, Rochester Gas and Electric Company, Central Hudson Gas and Electric Company, Constellation Nuclear, LLC and Nine Mile Point Nuclear, LLC Seeking Authorization For the Sale of Jurisdictional Facilities Under Section 203 of the Federal Power Act at 2 n.2. Docket No. EC01-75-000 (filed Feb. 28, 2001) ("Section 203 Application"). The Commission will be notified when this transfer takes place. Because Nine Mile LLC will be the owner of the jurisdictional facilities upon closing, Nine Mile LLC is the Applicant.

3     The  remaining  18% interest in NMP-2 is held by Long Island Light Company
(d/b/a Long Island Power Authority), which is not a participant in the Transaction.

("CCNPP"). It is also the direct parent of CNPP Inc. and is the indirect parent of Nine Mile LLC.

     3.   Constellation  Energy

     Constellation Energy directly or indirectly owns a variety of jurisdictional public utilities and other power producers, including a franchised public utility, a power marketer, various EWGs, and qualifying facilities ("QFs") under the Public Utility Regulatory Policies Act of 1978. In addition to the pending Section 203 Application, the Commission has reviewed the generation, transmission and power contracts owned or controlled by Constellation Energy and its affiliates in detail in the context of Section 203 proceedings twice within the past year.

     First, on February 11, 2000, wholly-owned subsidiaries of Constellation Energy submitted an application under Section 203 for authorization to transfer certain jurisdictional facilities in connection with a transaction in which Constellation Energy's direct, wholly-owned subsidiary, Baltimore Gas and Electric Company ("BGE"), proposed to transfer all of its interests in generating facilities to two new affiliates, Constellation Power Source Generation, Inc. ("CPSG") and CCNPP ("BGE Spinoff"). The Commission granted the application on March 30, 2000. See Baltimore Gas & Elec. Co., 90 FERC 62,222, reh'g denied, 92 FERC 61,043 (2000) ("BGE Spinoff Order").

     Next, on December 28, 2000, in Docket No. EC01-50-000, Constellation Energy, on behalf of itself and its jurisdictional public utility subsidiaries, filed an application under Section 203 of the FPA in connection with a series of transactions involving a proposed minority investment (initially up to 17.5%) in Constellation Energy's merchant energy business (which includes wholesale generation and power marketing) to be made by Virgo Holdings, Inc. ("Virgo"), a subsidiary of The Goldman Sachs Group, Inc., and the eventual separation of that merchant energy business from the transmission, distribution and retail services businesses, including BGE ("Merchant Spinoff"). On March 6, 2001, by delegated authority, the Commission approved the Merchant Spinoff. See Constellation Energy Group, Inc., 94 FERC 62,187 (2001) ("Merchant Spinoff Order"). Once the Merchant Spinoff is consummated, Nine Mile LLC will no longer be affiliated with Constellation Energy or its subsidiaries, including BGE. Rather, Nine Mile LLC will become a subsidiary of a new entity, tentatively to be named New Constellation Energy Group ("New Constellation").(4)

          The following is a description of Constellation Energy's jurisdictional public utility subsidiaries and affiliates and other relevant non-jurisdictional subsidiaries and affiliates.

          a.   BGE

          BGE, a direct, wholly-owned subsidiary of Constellation Energy, is a combination electric and gas utility which provides retail service subject to the jurisdiction of the Maryland Public Service Commission ("MPSC"). BGE transmits and sells electricity to 1.1 million customers and provides retail gas service to 590,000 residential, commercial and industrial customers in all or part of 10 counties in central Maryland and the City of Baltimore, Maryland. In the BGE Spinoff, BGE retained all of the jurisdictional transmission and interconnection facilities, with the exception of certain minor facilities necessary to interconnect the transferred generating facilities to BGE's transmission system (e.g., step-up transformers, generator circuit breakers and

________________________
4 Upon closing of the Merchant Spinoff, New Constellation will be the indirect parent of all of the public utilities discussed below, with the exception of BGE and Orion Power Holdings, Inc. ("Orion Holdings"). In addition, upon closing of the Merchant Spinoff, New Constellation will be renamed Constellation Energy Group, Inc. and Constellation Energy will be renamed BGE Corp.

other miscellaneous transmission facilities). BGE is authorized to make sales of capacity and energy at market-based rates, and to reassign transmission capacity and Ancillary Services rights. See Green Power Partners I LLC, 88 FERC 61,005 (1999) ("Green Power"). On or about July 1, 2000, BGE implemented retail electric competition in its Maryland service territory. Except for a few industrial and commercial customers that had pre-existing signed contracts with BGE, all of BGE's retail customers are allowed to choose their electricity supplier and BGE provides Standard Offer Service to retail customers that do not select an alternative supplier.

          The Commission on November 13, 1996 accepted BGE's open access transmission tariff ("OATT") for filing. See Atlantic City Elec. Co., 77 FERC 61,144 (1996), order on reh'g, 82 FERC 61,075 (1998); see also Baltimore Gas & Elec. Co., Docket No. ER96-894-000 (unpublished letter order issued Nov. 13,
1997). BGE is also a member of PJM. BGE made its transmission facilities available for open access transmission services pursuant to the PJM Open Access Transmission Tariff administered by the PJM. On February 28, 1997, the Commission accepted PJM's pool-wide open access pro forma transmission tariff. See MidContinent Area Power Pool, 78 FERC 61,203 (1997). The Commission's order instituted a single pool-wide tariff within, and to the borders of, PJM and established PJM as an Independent System Operator ("ISO"). See PJM

__________________________
5     On  March  23,  2001,  BGE  filed  a Notice of Cancellation of Open Access
Tariff because all transmission transactions over BGE's system will be made pursuant to the open access transmission tariff administered by the PJM Interconnection, L.L.C. ("PJM").

Interconnection, L.L.C., 81 FERC 61,257 (1997), order on clarification, 82 FERC 61,068 (1998), order on reh'g and clarification, 92 FERC 61,282 (2000), appeal docketed, D.C. Cir. No. 00-1459, 00-1460 and 00-1503.

          b.   CPSG

          CPSG is an indirect, wholly-owned subsidiary of Constellation Energy. On July 1, 2000, BGE transferred all of its fossil-fueled generating assets (located in Maryland), its partial ownership interest in Safe Harbor Water Power Corporation (owner of a hydroelectric plant located in Pennsylvania), its partial ownership interests in the Keystone and Conemaugh fossil-fueled generating plants (located in Pennsylvania), as well as certain jurisdictional transmission interconnection facilities to CPSG. BGE Spinoff Order, supra. As part of the Merchant Spinoff, these assets will be transferred to a newly-formed affiliate, Constellation Power Source Generation, LLC ("CPSG LLC"), in which Virgo will have a partial ownership interest (initially no more than 17.5%).

          CPSG is an EWG, see Constellation Power Source Generation, Inc., 92 FERC 62,160 (2000), authorized to make wholesale sale of capacity, energy and Ancillary Services at market-based rates. See AmerGen Vermont, LLC, 90 FERC 61,307, reh'g denied, 91 FERC 61,270 (2000) ("AmerGen"). CPSG currently sells all of its capacity, energy, and Ancillary Services under a power sales agreement with Constellation Power Source, Inc. ("CPS"). As part of the Merchant Spinoff, CPSG will transfer all its wholly- and partially-owned generating facilities, power sales agreement with CPS, and related books, records and accounts, to CPSG LLC.

          CPSG LLC submitted a Notice of Succession with respect to its assumption of the CPSG market-based rate schedule that was granted by the Commission on February 1, 2001, subject to closing of the Merchant Spinoff. See

Constellation Power Source, LLC, Docket No. ER01-824-000 (delegated letter order issued February 1, 2001) ("CPS LLC"). CPSG LLC was also granted EWG status by the Commission on February 15, 2001. See Constellation Power Source Generation, LLC, 94 FERC 62,142 (2001).

          c.   CCNPP

          CCNPP is an indirect, wholly-owned subsidiary of Constellation Energy. Pursuant to the BGE Spinoff, BGE's former interest in the Calvert Cliffs Nuclear Power Plant ("Calvert Cliffs Plant")(6) is now owned by its affiliate, CCNPP. As part of the Merchant Spinoff, the Calvert Cliffs Plant will be owned by a newly-formed affiliate, Calvert Cliffs Nuclear Power Plant, LLC ("CCNPP LLC"), in which Virgo will have a partial ownership interest (initially no more than 17.5%).

          CCNPP is an EWG, see Calvert Cliffs Nuclear Power Plant, Inc., 92 FERC 62,161 (2000), authorized to make wholesale sales of capacity, energy and Ancillary Services at market-based rates. See AmerGen, supra. CCNPP currently sells all of its capacity, energy, and Ancillary Services under a power sales agreement with CPS. As part of the Merchant Spinoff, CCNPP will transfer all its wholly- and partially-owned generating facilities, power sales agreement with CPS, and related books, records and accounts, to CCNPP LLC.



__________________________
6     The  Calvert  Cliffs Plant, located in Maryland, has a generating capacity of  approximately  1,675  MW.

          CCNPP LLC submitted a Notice of Succession with respect to its assumption of the market-based rate schedule of CCNPP that was granted by the Commission on February 1, 2001, subject to closing of the Merchant Spinoff. See CPS LLC, supra. CCNPP LLC was also granted EWG status by the Commission on February 16, 2001. See Calvert Cliffs Nuclear Power Plant, LLC, 94 FERC 62,155
(2001).

          d.   CPS

          CPS is an indirect, wholly-owned subsidiary of Constellation Energy. CPS is a power marketer with authorization to make wholesale sales of capacity, energy and certain Ancillary Services at market-based rates. See Constellation Power Source, Inc., 79 FERC 61,167 (1997).(7) CPS currently purchases the power generated from the generating plants transferred to CPSG and CCNPP pursuant to the BGE Spinoff. CPS markets the power on a portfolio basis with power supplies that it acquires from other sources in competitive wholesale markets. However, through the first three years of retail competition in Maryland (until June 30, 2003), CPS will sell to BGE all the capacity and energy required for BGE to meet its Standard Offer Service obligations. CPS can meet its obligations to BGE by selling the power it acquires from CPSG and CCNPP and/or by power obtained from other sources in competitive wholesale markets.

_______________________
7     CPS  received  the  Commission's  authorization  to  make sales of certain
Ancillary Services into the markets administered by the Independent System Operator of New England. See Constellation Power Source, Inc., Docket No. ER99-1774-000 (unpublished delegated letter order issued Mar. 10, 1999). On December 29, 1999, the Commission authorized CPS to make sales of certain ancillary services into additional markets. See Constellation Power Source, Inc., Docket No. ER00-607-000 (unpublished delegated letter order issued Dec. 29, 1999). On March 29, 2000, the Commission removed the prohibition in CPS' market-based rate schedule precluding power sales to BGE and cancelled its code of conduct. See AmerGen, supra. On December 11, 2000, the Commission granted CPS authorization to resell firm transmission rights and accepted its revised market-based rate schedule. See Constellation Power Source, Inc., Docket Nos. ER01-64-000 and ER01-64-001 (unpublished delegated letter order issued Dec. 11, 2000).

          As part of the Merchant Spinoff, CPS will convert to a Delaware limited liability company and be renamed Constellation Power Source, LLC ("CPS LLC"). CPS LLC will be partially-owned by Virgo (initially no more than 17.5%).

          CPS LLC submitted a Notice of Succession with respect to its assumption of the market-based rate schedule of CPS that was granted by the Commission on February 1, 2001, subject to closing of the Merchant Spinoff. See CPS LLC, supra.

          e.   Orion  Power  Holdings,  Inc.

          Constellation Energy currently has an indirect, minority non-controlling financial interest in Orion Holdings, which owns the following jurisdictional public utility operating companies: Astoria Generating Company, L.P., Carr Street Generating Station, L.P., Erie Boulevard Hydropower, L.P., and Orion Power MidWest, L.P. ("Orion Power") (collectively, the "Orion Companies").(8) Each of these Orion Companies has received authorization from the Commission to make sales of capacity, energy and certain Ancillary Services at market-based rates. See Minergy Neenah, L.L.C., 88 FERC 61,102 (1999), order granting reh'g in part sub nom. Consolidated Edison Energy Mass., 90 FERC 61,225
(2000)  ("Minergy  Neenah");  Carr  St. Generating Station, L.P., 85 FERC 61,009
(1998);  Niagara  Mohawk  Power  Corp.,  87 FERC 61,302, order granting reh'g in

_______________________
8     On  December  11,  2000,  Orion  Holdings  purchased  Columbia  Electric
Corporation, a power generation company with assets in various stages of construction and development. As part of the acquisition, Orion Power acquired Twelvepole Creek, LLC, ("Twelvepole Creek") which owns a 500 MW facility in ECAR that is expected to commence operations this summer. Twelvepole Creek is an EWG, see Twelvepole Creek, LLC, 91 FERC 62,221 (2000); 94 FERC 61,162
(2001), and it is authorized to make sales of wholesale electric power, energy and certain Ancillary Services at market-based rates. See Docket No.
ER01-852-000 (unpublished letter order issued Feb. 21, 2001). In addition to Twelvepole Creek, Orion Holdings acquired Liberty Electric Power, LLC, ("Liberty Electric"), which owns no jurisdictional assets. Liberty Electric owns a 568 MW facility under development near Philadelphia, Pennsylvania that is expected to commence commercial operations in 2002 and is subject to a tolling agreement with PG&E Energy Trading-Power, L.P. Liberty Electric is also an EWG. See
Liberty  Power,  LLC,  89  FERC   62,252  (1999).

part, 89 FERC 61,189 (1999); AmerGen, supra. Each of the Orion Companies is an EWG.(9) As indicated above, once the Merchant Spinoff is consummated, Orion Holdings and its subsidiaries will no longer be affiliated with New Constellation or its affiliates.

          f.   Power  Projects

          Constellation Energy indirectly owns 50% of Malacha Hydro Limited Partnership ("Malacha"), which owns a QF(10) that is also a jurisdictional public utility under the FPA (unpublished delegated letter order issued in Docket No. ER93-358-000 on May 25, 1993).(11) Also, Constellation Energy, through subsidiaries, has indirect ownership interests in a variety of other electric generating projects (collectively, the "GENCOs"). The GENCOs are non-jurisdictional QFs or new electric generating projects currently under development which either are, or may become, public utilities prior to closing of the first transaction of the Merchant Spinoff. The new subsidiaries formed to own and/or operate these power projects are Oleander Power Project, Limited


____________________________
9 See Astoria Generating Co., L.P., 88 FERC 62,146 (1999); Carr St. Generating Station, L.P., 84 FERC 62,282 (1998); Erie Boulevard Hydropower, L.P., 87 FERC 61,378 (1999); Orion Power MidWest, L.P., 91 FERC 62,046
(2000). On September 18, 2000, the Commission, by delegated order, granted an application under Section 203 of the FPA for approval of a transfer of control of Orion Holdings and the Orion Companies by offering shares of Orion Holdings' common stock in an initial public offering ("Orion IPO"). See Orion Power Holdings, Inc., 92 FERC 62,226 (2000). The Orion IPO was completed on November 13, 2000. In connection with the Orion IPO, Constellation Energy's indirect ownership interest in Orion Holdings has been reduced to less than 20%. Prior to the Orion IPO, Constellation Energy's indirect subsidiary, Constellation Operating Services Company, Inc. ("COSI"), held an interest in Orion Holdings, which caused it to have an indirect interest in the Orion Companies. Pursuant to the Orion IPO, COSI now no longer holds an interest in Orion Holdings.

10     See  Malacha  Power  Project,  Inc.,  41  FERC   61,350  (1987) ("Malacha
Power").

11 Malacha is a Maryland limited partnership that owns and operates the Muck Valley Hydroelectric Project on the Pit River near Fall River Mills in Lassen County, California. The project is a qualifying small power production facility with a capacity of over 30 MW that is not exempt from the FPA. See Malacha Power, supra. Malacha is also an EWG. See Malacha Hydro Ltd. P'ship, 62 FERC 61,184 (1993).

Partnership ("Oleander"), Holland Energy, LLC ("Holland"), Wolf Hills Energy, LLC ("Wolf Hills"), University Park Energy, LLC ("University Park"), Big Sandy Peaker Plant, LLC ("Big Sandy"), Handsome Lake Energy, LLC ("Handsome Lake"), Rio Nogales Power Project, L.P. ("Rio Nogales") and High Desert Power Project, LLC ("High Desert").(12) Currently, six of these projects have been granted market-based rate authority ("GENCO Orders"):

          (1) Oleander (unpublished letter order issued in Docket No. ER00-3240-000 on Aug. 30, 2000);

          (2) Holland (unpublished letter order issued in Docket No. ER01-558-000 on January 19, 2001;

          (3) Wolf Hills (unpublished letter order issued in Docket No. ER01-559-000 on January 19, 2001);

          (4) University Park (unpublished, letter order issued in Docket No. ER01-557-000 on January 19, 2001);

          (5) Big Sandy (unpublished letter order issued in Docket No. ER01-560-000 on January 19, 2001; and

          (6) Handsome Lake (unpublished letter order issued in Docket No. ER01-556-000 on January 19, 2001).(13)



__________________________
12 High Desert, Oleander, University Park, Wolf Hills, Holland, Rio Nogales, Big Sandy and Handsome Lake have each received a determination of EWG status from the Commission. See High Desert Power Project, LLC, 94 FERC 62,299
(2001); Oleander Power Project, Ltd. P'ship, 92 FERC 62,159 (2000); University Park Energy, LLC, 92 FERC 62,117 (2000); Wolf Hills Energy, LLC, 92 FERC 62,099 (2000); Holland Energy, LLC, 92 FERC 62,134 (2000); Rio Nogales Power Project, L.P., 92 FERC 62,136 (2000); Big Sandy Peaker Plant, LLC, 93 FERC
62,212  (2000);  Handsome  Lake  Energy,  LLC,  93  FERC   62,217  (2000).

13     Rio  Nogales and High Desert are both under development and do not have a rate schedule on file with the Commission. The remaining GENCOs are non-jurisdictional QFs.

                            IV. REQUESTED APPROVALS

A.   Market-Based  Rates  for  Nine  Mile  LLC

     1.   Overview

          Nine Mile LLC respectfully requests that the Commission issue an order authorizing it to sell power at market-based rates pursuant to Nine Mile Point Nuclear Station, LLC FERC Electric Tariff No. 1 ("Tariff") (Attachment A).

          An applicant for market-based rate authority is required to make certain showings, namely that the applicant and its affiliates do not have, or have adequately mitigated, market power in generation and transmission and cannot erect other barriers to entry. See Energis Res., Inc., 79 FERC 61,170
(1997). The Commission also considers whether there is evidence of affiliate abuse or reciprocal dealing. See id.

          The Commission has found on numerous occasions, as recently as this month, that affiliates of Nine Mile LLC do not have market power in generation or transmission and cannot erect other barriers to entry. The Commission's most recent such finding was on March 6, 2001. Merchant Spinoff Order, supra. Similarly, in the GENCO Orders, issued January 19, 2001, the Commission held that the GENCOs lacked market power and could not erect other barriers to entry. Earlier, on March 30, 2000, the Commission granted the market-based rate applications of Nine Mile LLC's affiliates CPSG and CCNPP in the BGE Spinoff Order. The Commission also recently accepted for filing the updated market power analysis submitted by Nine Mile LLC's affiliate, CPS. See Constellation Power Source, Inc., Docket No. ER97-2261-014, delegated letter order issued May 25, 2000. Previously, the Commission found that BGE possessed no market power in Green Power, supra.

          There have been no material changes in the situation of Constellation Energy and its affiliates, as reviewed by the Commission in the recent Merchant Spinoff Order, except with respect to the Transaction (the purchase of NMP-1 and an 82% undivided interest in NMP-2) which is the subject of the Section 203 Application. As demonstrated below, the Transaction will not cause Nine Mile LLC or its affiliates to have market power.

     2.   Nine  Mile  LLC  Does  Not  Possess  Market  Power

          a.   No  Generation  Market  Power

          Until the Transaction is consummated, Nine Mile LLC will not own FPA-jurisdictional physical facilities. The hub-and-spoke generation market analysis,(14) set forth in the Affidavit and Workpapers of Rodney Frame attached hereto as Attachment B, demonstrate that after consummation of the Transaction, neither Nine Mile LLC nor its affiliates (collectively, the "Constellation Affiliates") will possess generation market power in the relevant markets, defined for this purpose as the PJM power pool area (treated as a single hub area that is the center of its own first-tier market),(15) the New York Power Pool ("NYPP") area (treated in the same manner), Allegheny Energy, First Energy, and Virginia Electric and Power Company (each of which is directly interconnected with a PJM transmission owner).


__________________________
14     A  hub-and-spoke  analysis  is  the  standard  methodology  used  by the
Commission to assess generation market power for purposes of market-based rate authorization under Section 205 of the FPA.

15     Accord,  New  England  Power  Co.,  82  FERC   61,179, order on reh'g and
clarification,  83 FERC   61,275 (1998), aff'd sub nom. Town of Norwood v. FERC,
202  F.3d  392  (1st  Cir.  2000)  ("New  England  Power").

          The hub-and-spoke analysis demonstrates that the Constellation Affiliates' share in these five individual hub-and-spoke markets of total generating capacity ranges from between 4.8 percent and 6.8 percent in the summer and between 4.9 percent and 6.9 percent in the winter. For uncommitted capacity, Constellation Affiliates' share for the five individual hub-and-spoke market ranges between 7.1 and 11.6 percent in the summer and 7.4 and 8.9 percent in the winter. No analysis was performed of first-tier and second-tier markets combined with respect to total or uncommitted capacity because Constellation Affiliates' shares for the first-tier market alone in total capacity and in uncommitted capacity fell below the 20-26 percent range which the Commission has previously accepted in authorizing sales at market-based rates. See Southern Co. Servs., Inc., 72 FERC 61,324 at 62,406, reh'g granted, 73 FERC 61,226 (1995), order on reh'g, 74 FERC 61,141 (1996); Southwestern Pub. Servs. Co., 72 FERC 61,208 at 61,966-67 (1995); Louisville Gas & Elec. Co., 62 FERC 61,016 at 61,146
(1993)  ("Louisville  Gas").

          Nine Mile LLC is in the same position as the applicant in EME Homer City Generation, L.P. in that the underlying markets being evaluated are transitioning to retail competition. See EME Homer City Generation, L.P., 86 FERC 61,016 at 61,039 (1999) ("Homer City") (explaining that "when the underlying market that is being evaluated is transitioning to retail competition and the applicant is purchasing a divested generating unit that is currently used to serve native loads, the installed capacity figure provides . . .the more relevant information about generation dominance.") Accordingly, review of uncommitted capacity should not be relevant to the Commission's analysis.(16)

          b.   No  Transmission  Market  Power

          Nine Mile LLC does not currently own or operate facilities for the transmission of electricity in interstate commerce. Nine Mile LLC will acquire from the Selling Co-Tenants only minor interconnection transmission facilities necessary to effect interconnection of NMP-1 and NMP-2 to the transmission grid.(17) These limited facilities do not convey transmission market power. See, e.g., New England Power, supra; Iowa Power Partners I, L.L.C., 81 FERC 61,058 at 61,281 (1997); Vastar Res., Inc., 81 FERC 61,135 at 61,634 (1997); Jersey
Central  Power  &  Light  Co.,  87  FERC  61,014  (1999).(18)



____________________________
16 As is standard procedure, the total capacity analysis in Mr. Frame's Affidavit does not incorporate native load obligations. On the other hand, the uncommitted capacity analysis in Mr. Frame's Affidavit attributes 100% of the native load to the local utility (i.e., 0% migration). Thus, Mr. Frame's hub-and-spoke covers the total spectrum (0% to 100% migration) for markets transitioning to retail competition. For the reasons cited in Homer City and Mr. Frame's Affidavit, a more detailed analysis of retail migration based on hypothetical migration patterns is unnecessary.

17 As noted above and explained in the Section 203 Application, Nine Mile LLC will be acquiring jurisdictional facilities as a consequence of the Transaction. The jurisdictional facilities to be acquired are limited to step-up transformers, generation circuit breakers and other miscellaneous transmission facilities ("Limited Jurisdictional Facilities") necessary to interconnect to the transmission system. Nine Mile LLC does not believe that the requirements of Order Nos. 888 and 889 will apply to these Limited Jurisdictional Facilities and so no waiver of Order Nos. 888 and 889, as was requested in Illinois Power Co., 89 FERC 61,233 (1999), is needed. The
Limited Jurisdictional Facilities being transferred do not comprise a transmission system, but rather the minimal facilities necessary to interconnect NMP-1 and NMP-2 to NMPC's transmission system. If the Commission were to rule to the contrary, EWGs authorized to make market-based sales may also have to seek a waiver from Order Nos. 888 and 889. If the Commission disagrees with this conclusion, Nine Mile LLC requests a waiver based on the fact that this equipment consists of limited and discrete interconnection facilities which are used solely to deliver power from the generation plants to the respective interconnection points or to deliver retail power solely for use by NMP-1 and NMP-2.

18     Nine  Mile  LLC's only affiliate with a transmission system is BGE, which is  subject  to  the  control  of  PJM.

     3.   No  Affiliate  Market  Power

          The Commission has found on a number of occasions that none of the affiliates of Nine Mile LLC has market power in generation or transmission or can erect other barriers to entry. See, e.g., Merchant Spinoff Order, supra; BGE Spinoff Order, supra; GENCO Orders, supra; Green Power, supra; AmerGen, supra.

     4.   Barriers  To  Entry

          There have been no changes regarding barriers to entry with respect to Nine Mile LLC and its affiliates since the Commission's decision in the Merchant Spinoff Order, supra. Nine Mile LLC does not directly or indirectly own building sites, interstate natural gas pipelines, engineering and construction firms, or local natural gas distribution systems, and hence cannot erect barriers to entry.

          BGE owns and operates natural gas distribution facilities and provides retail natural gas service. Nine Mile LLC is cognizant that should BGE or any of its affiliates deny, delay or require unreasonable terms, conditions or rates for natural gas service to potential electric competitors of Nine Mile LLC in bulk power markets, the Commission could suspend Nine Mile LLC's authority (or that of any other BGE affiliate) to sell power at market-based rates. See Louisville Gas, 62 FERC at 61,148.

     5.   There  Is  No  Improper  Self-Dealing  Or  Reciprocal Arrangements; No
          Establishment  of  Codes  of  Conduct  is  Necessary

          There will be no improper self-dealing or reciprocal arrangements that could adversely affect the interests of captive customers. For this reason, Nine Mile LLC does not believe that establishment of a Code of Conduct is necessary in this instance, for the same reasons as articulated by CPSG LLC and CCNPP LLC in the Merchant Spinoff application and by CPSG and CCNPP in the BGE Spinoff application, and accepted by the Commission, respectively, in the Merchant Spinoff Order, supra, and the BGE Spinoff Order, supra. The statements in those applications regarding this issue remain true today. Consequently, regardless of the price at which any of its affiliates sell power to BGE (or at which BGE sells power to those affiliates), the restrictions contained in the Settlement Agreement, as approved in an order of the MPSC,(19) preclude BGE from passing on any above-market prices to captive ratepayers. See also Illinova Power Mktg., Inc., 88 FERC 61,189 (1999); FirstEnergy Trading & Power Mktg., Inc., 84 FERC 61,214 (1997), reh'g denied, 83 FERC 61,311 (1998) (explaining that the Commission's primary concern is protection of utility's captive customers from affiliate abuse); AYP Energy, Inc., 87 FERC 61,009 (1999) (finding that rate freeze provides safeguards against affiliate abuse).

          Because Nine Mile LLC can gain no advantage over competitors by reason of its affiliation with BGE or its affiliates, a Code of Conduct for Nine Mile LLC is unnecessary.



_______________________
19 In the Matter of the Baltimore Gas and Electric Company's Proposed: (A) Stranded Cost Quantification Mechanism; (B) Price Protection Mechanism; and (C) Unbundled Rates, et al., Order No. 75757, Case Nos. 8794 and 8804, slip op. at 9-10 (Md. PSC Nov. 10, 1999), appeals pending.

     6.   Ancillary  Services  and  Product  Markets

     If this Tariff is accepted for filing, Nine Mile LLC intends to sell at market-based rates energy, capacity, and all Ancillary Services not covered by Order No. 888.(20) See El Segundo Power, LLC, 84 FERC 61,011 (1998). In addition, Applicant seeks permission to make sales at market-based rates of the Ancillary Services covered by Order No. 888 to the maximum extent permissible consistent with prior Commission precedent.(21) As discussed more fully below, Applicant consents to be bound by the relevant conditions that the Commission has imposed on such market-based sales of covered Ancillary Services.

A.   NY-ISO,  ISO-NE,  PJM  PX  and  CAL-ISO

          In recent decisions, the Commission has authorized entities similarly situated to Applicant to make sales of certain Ancillary Services into the Pennsylvania-New Jersey-Maryland Interchange Energy Market ("PJM PX"), New York Independent System Operator ("NY-ISO") and New England Power Pool ("NEPOOL"). See Canadian Niagara Power Co., Ltd., 87 FERC 61,070 (1999) (authorizing sales at market-based rates of Ten Minute Non-Synchronous Reserves and Thirty Minute

________________________
20     See  Promoting  Wholesale  Competition  Through  Open  Access
Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540 (May 10, 1996), FERC Stats. & Regs. [Regs. Preambles 1991-1996] 31,036 (1996), clarified, 76 FERC 61,009 and 76 FERC 61,347 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (Mar. 14, 1997), III FERC Stats. & Regs. 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC 61,046 (1998), aff'd in substantial part sub nom. Transmission Access Policy Group v. FERC, 223 F.3d 667 (D.C. Cir.
2000),  cert.  granted,  69  U.S.L.W. 3574 (U.S. Feb. 26, 2001) (Nos. 00-568 and
00-809)  ("Order  No.  888").

21 As discussed in the Affidavit of Rodney Frame to the Section 203 Application, nuclear generating units (like NMP-1 and NMP-2) are unlikely to be used to provide certain Ancillary Services such as energy imbalance, spinning reserves and operating reserves because of their low variable costs. See
Section 203 Application, Attachment 2 at 14-15. However, Nine Mile LLC may desire to purchase and resell such Ancillary Services pursuant to its market-based rate schedule.

Reserves into the NY-ISO, and sales of Ten Minute Spinning Reserves, Automatic Generation Control, Ten Minute Non-Spinning Reserves, and Thirty Minute Operating Reserves as well as Operable Capability and Installed Capability into NEPOOL);(22) Minergy Neenah, supra (authorizing sales at market-based rates of Ten Minute Spinning Reserves, Thirty Minute Operating Reserves, and Regulation and Frequency Response Service into the NY-ISO); Atlantic City Elec. Co., 86 FERC 61,248 (1999) ("Atlantic") (authorizing sales at market-based rates of Energy Imbalance and Operating Reserves (which includes Spinning Reserves, Ten Minute Reserves and Thirty Minute Reserves) into the PJM PX); PJM Interconnection, L.L.C., 91 FERC 61,021 (2000) (authorizing sales of Regulation Service into the PJM PX); see also New England Power Pool, 85 FERC 61,379
(1998), modified, 88 FERC 61,315 (1999), reh'g pending, ("NEPOOL"); Central Hudson Gas & Elec. Corp., 86 FERC 61,062, order on reh'g and clarification, 88 FERC 61,138 (1999), order on reh'g and clarification, 90 FERC 61,045 (2000) ("Central Hudson"); Conectiv Energy Supply, Inc., 91 FERC 61,076 (2000). As discussed below, Applicant respectfully requests authorization to make sales of such Ancillary Services at market-based rates consistent with the scope of those orders.

          Applicant also requests authorization to make sales of Ancillary Services at market-based rates in the California Independent System Operator Corp. ("CAL-ISO") control area (i.e., sales to the CAL-ISO or to others self-supplying Ancillary Services to the CAL-ISO) to the same extent to which the Commission has authorized sales of such Ancillary Services by other

_________________________
22     The  Commission  subsequently accepted NEPOOL's proposal to terminate the
Operable Capability market effective March 1, 2000.  See New England Power Pool,
90  FERC   61,168  (2000).

suppliers into the CAL-ISO control area. Applicant consents to the same restrictions with respect to Ancillary Services specified by the Commission regarding other similarly situated entities. See Harbor Cogeneration Co., 86 FERC 61,255 (1999); El Segundo, supra; Ocean Vista Power Generation, L.L.C., et al., 84 FERC 61,013 (1998); AES Redondo Beach, L.L.C., et al., 83 FERC 61,358
(1998), order on reh'g and clarification, 85 FERC 61,123 (1998), order on reh'g and clarification, 87 FERC 61,208, order denying reh'g in part and stay, 88 FERC 61,096 (1999), order on reh'g and clarification, 90 FERC 61,036 (2000) ("AES"); see also AES Placerita, Inc., et al., 89 FERC 61,202 (1999) (authorizing La Paloma Generating Company, LLC, to make sales of Regulation, Spinning Reserve, Non-Spinning Reserve, and Replacement Reserve in the CAL-ISO control area). Applicant acknowledges, consistent with AES, that these Ancillary Services do not include Reactive Supply and Scheduling services. See AES, 85 FERC at 61,461
n.51. Consistent with AES, Applicant has included Replacement Reserves as a separate product in its proposed market-based rate tariff.

          Consistent with, and to the extent authorized by, these decisions, Applicant requests authorization to make sales of the following Ancillary Services at market-based rates:


     INTO  THE  PJM  PX:  Energy  Imbalance;
                          Operating  Reserves  -
                              Replacement
                              Spinning  Reserves
                              Ten  Minute  Reserves
                              Thirty  Minute  Reserves;  and
                         Automatic  Generation  Control/Regulation  Service.

     INTO  THE  NY-ISO:  Ten  Minute  Non-Synchronous  Reserves;
                         Thirty  Minute  Operating  Reserves;

                         Ten  Minute  Spinning  Reserves;
                         Ten  Minute  Non-Spinning  Reserves;
                         Regulation and Frequency Response Service; Automatic Generation Control;
                         Operating  Reserves  (Replacement);  and
                         Energy  Imbalance.

     INTO  ISO-NE:       Ten  Minute  Spinning  Reserves;
                         Automatic  Generation  Control/Regulation  Service;
                         Operating  Reserves  (Replacement,  Spinning,  Non-
                             Spinning, and Ten Minute Non-Spinning Reserves and Thirty Minute Operating Reserves); and
                         Energy  Imbalance.

     INTO THE CAL-ISO:   Regulation;
                         Spinning  Reserve;
                         Non-Spinning  Reserve;  and
                         Replacement  Reserve.

          Applicant also requests authorization to make bilateral sales at market-based rates of these Ancillary Services that are used to satisfy the Ancillary Services requirements of the Pennsylvania-New Jersey-Maryland Office of Interconnection ("PJM-OI"). This is consistent with Atlantic, 86 FERC at 61,905-06, in which the Commission stated:

             Finally, in circumstances where the PJM OATT permits the self-supply of the ancillary services for which we, in this order, have approved market-based rates, our market-based rate authorization extends to bilateral sales that are used to satisfy the PJM-OI's ancillary services requirements.

Finally, Applicant also respectfully requests authorization to make sales at market-based rates of such additional Ancillary Services in the PJM PX, NY-ISO, and ISO-NE, CAL-ISO and in additional geographic markets, as FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates. See Edison Mission Mktg. & Trading, Docket No. ER99-2434-000 (unpublished delegated letter order issued May 7, 1999).

B.   SALES  OF  ANCILLARY  SERVICES  PURSUANT  TO  AVISTA

          In Avista Corp., 87 FERC 61,223, reh'g granted, 89 FERC 61,136 (1999) ("Avista"), the Commission held that where an applicant, seeking authorization to make sales at market-based rates of certain Ancillary Services within the scope of Order No. 888, is not able to obtain reliable estimates of other suppliers' abilities to supply those Ancillary Services, the applicant will receive such authorization subject to various conditions, including the requirement that the applicant establish an Internet-based site. The Internet-based site would include postings of offers of services available and their offering prices and would provide customers with the ability to request services and make bids for these services. The site would also contain information about accepted and denied requests and the reasons for denial. On rehearing, the Commission modified the requirement that customers be able to perform transactions for Ancillary Service on the Internet site to require that procedures for performing such transactions be available on the Internet.

          Accordingly, Applicant respectfully requests that it be permitted to make sales of the four Ancillary Services (Regulation and Frequency Response Service, Energy Imbalance Service, Operating Reserve - Spinning Reserve Service, and Operating Reserve - Supplemental Reserve Service) at market-based rates, subject to the conditions set forth in Avista, in markets not encompassed by a tight power pool or in which an independently administered power exchange is not in operation. In such markets, the data necessary to complete a market study is not publicly available, and other suppliers consider data pertaining to their own generation resources to be proprietary.

          Applicant's Tariff contains all of the limitations identified as necessary and appropriate in Avista. Specifically, Applicant's Tariff bars the sale of Ancillary Services in the following situations: (1) sales to a regional transmission organization ("RTO"), such as an independent service operator or a transco, i.e., where the RTO has no ability to self-supply Ancillary Services but instead depends on third parties; (2) sales to a traditional, franchised public utility affiliated with the third-party supplier, or sales where the underlying transmission is on the system of the public utility affiliated with the third-party supplier; and (3) sales to a public utility who is purchasing Ancillary Services to satisfy its own open access tariff requirements to offer
Ancillary  Services  to  its  own  customers.  Id.,  87  FERC  at  61,833  n.12.

          In addition, in accordance with Avista, Nine Mile LLC will not sell Ancillary Services at market-based rates in these markets until it has established an Internet-based site for providing information regarding the Ancillary Services transactions. The site will include postings of offers of available services and the offering prices, and will provide customers with the procedures for requesting services and making bids for these services. The site will also contain information about accepted and denied requests and the reasons for denial. Applicant also commits to file with the Commission one year after their Internet-based sites are operational (and at least every three years thereafter) reports detailing their activities in the Ancillary Services market.

          Thus, with respect to Ancillary Services, as defined in Order No. 888, Nine Mile LLC requests authorization to make sales of such Ancillary Services to the same extent, and subject to the same restrictions, specified by the Commission in the cases in which the Commission has authorized all sellers with market-based rate authority to make sales of certain Ancillary Services into ISO or PX markets. See BGE Spinoff Order, supra; Atlantic, supra; AES Redondo Beach, L.L.C., 85 FERC 61,123 (1998), reh'g denied, 87 FERC 61,208 (1999); Central
Hudson,  supra;  NEPOOL,  supra.

     7.   REASSIGNMENT  OF  TRANSMISSION  CAPACITY  RIGHTS

          Nine Mile LLC requests authorization for reassignment of transmission capacity rights to the same extent authorized by the Commission in previous decisions. See BGE Spinoff Order, supra; Enron Power Mktg., Inc., 81 FERC 61,277 at 62,361-62 (1997) ("Enron Power"). Nine Mile LLC commits to reporting the name of the assignee of transmission capacity in their quarterly reports.

          Nine Mile LLC's Tariff permits it to resell transmission capacity rights at a price not higher than the highest of (1) the price it originally paid for the service; (2) the transmission provider's maximum stated firm transmission rate on file at the time of the transmission capacity reassignment; or (3) its own opportunity costs capped at the applicable transmission provider's cost of expansion at the time of the sale to the eligible customer. Prior Commission approval will be sought before Nine Mile LLC reassigns transmission capacity rights at its opportunity costs. In addition, the resold transmission service will be provided in accordance with the terms and conditions of service of the original transmission provider's applicable open access tariff.

          Nine Mile LLC has adopted the rate schedule provisions for the reassignment of transmission capacity rights that the Commission has accepted in numerous recent cases. See BGE Spinoff Order, supra; Green Power, supra; Enron Power, supra.

          8.   AUTHORIZATION  TO  SELL  FIRM  TRANSMISSION  RIGHTS

          Applicant respectfully requests authorization to sell Firm Transmission Rights and other comparable products ("FTRs") to the same extent as authorized by the Commission in previous decisions. See, e.g., California Indep. Sys. Operator Corp., 89 FERC 61,153 (1999), reh'g pending ("Cal-ISO Order"); Badger Generating Co., LLC, Docket No. ER00-3457-000 (delegated letter order issued October 10, 2000) ("Badger"); Reliant Energy Shelby County, L.P., 91 FERC 61,073 (2000) ("Reliant") (authorizing Panda Leesburg Power Partners, L.P., a generation-based power supplier, to resell FTRs generically); Merrill Lynch
Capital Servs., Inc., Docket No. ER00-740-000 (unpublished delegated letter order issued Jan. 11, 2000). In addition, Applicant seeks authorization for the sale of FTRs in any other markets in which FTRs are purchased and sold subject to Commission jurisdiction. Applicant has included in its Tariff the conditions which the Commission indicated in the Cal-ISO Order must be attached to resales of FTRs. The Commission has accepted virtually identical language in other market-based rate tariffs. See Badger, supra; Reliant, supra.

          9.   REPORTING  REQUIREMENTS

          Nine Mile LLC will comply with the Commission's reporting requirements for similarly situated entities. See Badger, supra; PG&E Dispersed Generating Co., LLC, Docket No. ER00-2134-000 (unpublished letter order issued May 16,
2000); Green Power, supra. The Commission normally requires market-based sellers with physical generation assets, such as Nine Mile LLC, to file long-term agreements for the sale of power with the Commission within thirty (30) days of the date service commences which, in this case, would be after the closing of the Transaction. In the interest of avoiding unnecessary filings, Nine Mile LLC herewith files the power purchase agreements ("PPAs") for which service under the Tariff will commence on the closing date of the Transaction as service agreements under its market-based rate tariff.

          Assuming that all necessary regulatory approvals are obtained, it is anticipated that Nine Mile LLC will: (1) sell 90% of the output of NMP-1 to NMPC under a long-term power purchase agreement; (2) sell 90% of the output from Nine Mile LLC's share of NMP-2 to the Selling Co-Tenants under long-term power purchase agreements;(23) and (3) make sales into the market of capacity, energy, and Ancillary Services at market-based rates from the remaining 10% of the output of NMP-1 and remaining 10% of Nine Mile LLC's share of NMP-2.(24) Submitted with this Application are the following agreements under the market-based schedule(25)

               (a) the power purchase agreement between Nine Mile LLC and NMPC with respect to NMP-1 (PPA for NMP-1 - NMPC) (ATTACHMENT C);

               (b) the power purchase agreement between Nine Mile LLC and NMPC with respect to NMP-2 (PPA for NMP-2 - NMPC) (ATTACHMENT D);

               (c) the power purchase agreement between Nine Mile LLC and RG&E with respect to NMP-2 (PPA for NMP-2 - RG&E) (ATTACHMENT E);

______________________
23 Specifically, NMPC will purchase 36.9% (90% of 41%), NYSEG will purchase 16.2% (90% of 18%), RG&E will purchase 12.6% (90% of 14%), and CHGEC will purchase 8.1% (90% of 9%) of the output of NMP-2 from Nine Mile LLC, respectively.

24 Because these transactions involve affiliates without captive ratepayers, such sales can proceed under the Tariff without any special affiliate-based restrictions or evidentiary showings. See USGen Power Servs., L.P., 73 FERC 61,302 (1995) (permitting exempt wholesale generators to sell power at market-based rates to their affiliated power marketers).

25     As  explained  supra  at note 2, the PPAs listed here will be assigned to
Nine Mile LLC by Nuclear LLC prior to the closing of the Transaction. The Commission will be notified when this transfer takes place.

               (d) the power purchase agreement between Nine Mile LLC and CHGEC with respect to NMP-2 (PPA for NMP-2 - CHGEC) (ATTACHMENT F); and

               (e) the power purchase agreement between Nine Mile LLC and NYSEG with respect to NMP-2 (PPA for NMP-2 - NYSEG) (ATTACHMENT G).

     10.  THREE-YEAR  UPDATE

          Nine Mile LLC is cognizant that it must either: (1) inform the Commission promptly of any change in status that would reflect a departure from the facts that the Commission relied upon in approving market-based pricing; or
(2) report such changes in an updated market analysis filed every three (3) years in coordination with its affiliates with market-based rates, as approved in Green Power, supra. Nine Mile LLC hereby elects the latter option. To the extent directed by the Commission, Nine Mile LLC will confirm this election in its first quarterly report.

     11.  Waivers,  Blanket  Approvals,  and  Authorizations

          Nine Mile LLC respectfully requests the same waivers and blanket approvals afforded to other similarly situated entities:

     1. Waiver of Part 101 of the Commission's regulations regarding the Uniform System of Accounts;

     2. Waiver of Parts 41 and 141 of the Commission's regulations regarding adjustment and certification of accounts and reports and the filing of certain statements and reports;

     3. Waiver of Part 45 of the Commission's regulations regarding interlocking directorates, with filing of an abbreviated statement identifying jurisdictional interlocks;

     4. Approval under Section 204 of the FPA and Part 34 of the Commission's regulations of future issuances of securities and assumptions of liability; (26)

     5. Waiver of the full reporting requirements of subparts B and C of Part 35 of the Commission's regulations, except for Sections 35.12(a), 35.13(b), 35.15, and 35.16; and

     6. Waiver of any other Commission requirement that may be necessary for Nine Mile LLC's Tariff to be made effective as requested in this filing.

The information required by paragraph (a) of 18 C.F.R. Sec. 35.12 is attached hereto as Attachment H.

                        V. REQUESTED FOR EXPEDITED ACTION
                            AND FOR EFFECTIVE DATES

          Applicant respectfully requests approval of this Application to be concurrent with the approval of the related Section 203 Application (for which a decision was requested by May 15, 2001), but no later than sixty (60) days after filing of this Application. If all other regulatory approvals are received for the Transaction, Applicant and the Selling Co-Tenants intend to close no later than July 1, 2001. Accordingly, Commission approval of the Application is necessary by the requested date to enable Nine Mile LLC to commence making sales of power to the Selling Co-Tenants under the PPAs immediately upon transfer of NMP-1 and NMP-2.

                    VI. WAIVER OF 120-DAY FILING REQUIREMENT

          Nine Mile LLC requests waiver of the 120-day prior notice period so that the Tariff described herein can take effect on the date requested in this Application.

________________________
26 Because the Commission typically grants blanket authorization requests subject to a thirty-day post-order notice period and closing of the Transaction could occur within this thirty-day period, Nine Mile LLC has, simultaneously with this Application, filed an application pursuant to Section 204 of the FPA seeking authorization to issue securities and assume liabilities ("Section 204 Application"). The Section 204 Application requests approval on or before May 1, 2001.

                              VII. NOTICE OF FILING

          A draft form of notice suitable for publication in the Federal Register is attached hereto as Attachment I and is also included in electronic format.

                                VIII. CONCLUSION

          Wherefore, for the reasons stated above, Nine Mile Point Nuclear Station, LLC respectfully requests that the Commission grant each of the approvals described herein, effective as requested in Section V supra, and accept the agreements referenced herein.

                                Respectfully  submitted,


                                ___________________________
                                Earle  H.  O'Donnell
                                Andrew  B.  Young
                                Lisa  E.  Epifani

                                DEWEY  BALLANTINE  LLP
                                1775  Pennsylvania  Avenue,  N.W.
                                Washington,  D.C.  20006-4605
                                (202)  862-1000

                                Attorneys  for
                                Nine  Mile  Point  Nuclear  Station,  LLC

Dated:  March  30,  2001

Nine  Mile  Point  Nuclear  Station,  LLC                  Original  Sheet No. 1
FERC  Electric  Tariff
Original  Volume  No.  1

                      NINE MILE POINT NUCLEAR STATION, LLC
                           FERC ELECTRIC TARIFF NO. 1

1.     AVAILABILITY.  Nine  Mile  Point  Nuclear  Station, LLC ("Nine Mile LLC")
       ------------
       will make available under this Tariff for wholesale sales to any purchaser for resale (i) electric capacity; (ii) electric energy; (iii) any products which are not Ancillary Services within the meaning of Order No. 888 et al.; and (iv) the following Ancillary Services:

       (A) Within the market administered by the Pennsylvania-New Jersey-Maryland Power Exchange: Energy Imbalance, Automatic Generation Control/Regulation Service; Operating Reserves (which includes Replacement, Spinning Reserves, Ten Minute Reserves and Thirty Minute Reserves), including bilateral sales at market-based rates of the enumerated Ancillary Services, respectively, that are used to satisfy the Ancillary Services requirements of the PJM Office of the Interconnection; and such additional Ancillary Services as FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates.

       (B) Within the markets administered by the Independent System Operator of New England: Operating Reserves (Replacement, Spinning and Non-Spinning Ten Minute Reserves and Thirty Minute Operating Reserves); Ten-Minute Spinning Reserves; Automatic Generation Control/Regulation Service; Energy Imbalance; Installed Capability in the NEPOOL markets; and such additional Ancillary Service as the FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates.

       (C)  Within  the  markets administered by the New York Independent System
       Operator: Ten-Minute Non-Synchronous Reserves; Ten Minute Spinning Reserves; Thirty Minute Operating Reserves; Ten-Minute Non-Spinning Reserves; Regulation and Frequency Response Service; Automatic Generation Control; Operating Reserves (Replacement); Energy Imbalance; and such additional Ancillary Service as the FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates.

       (D) Within the markets administered by the California Independent System Operator ("Cal-ISO") and to others that are self-supplying Ancillary Services to the Cal-ISO: Regulation; Spinning Reserve; Non-Spinning Reserve; Replacement Reserves; and such additional Ancillary Service as the FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates.

Issued by: David M. Perlman, Counsel              Effective:  Upon Acceptance by
Issued on: March 30, 2001                                        the  Commission

Nine  Mile  Point  Nuclear  Station,  LLC                  Original  Sheet No. 2
FERC  Electric  Tariff
Original  Volume  No.  1


       (E) Within other jurisdictional markets: Ancillary Services in additional geographic markets as the FERC may specify and authorize from time-to-time in orders that extend such authority to all sellers previously authorized to sell energy and/or capacity at market-based rates.

       (F) Within all other jurisdictional markets: The following Ancillary Services, described in Order Nos. 888, et al., into all other jurisdictional markets: Regulation and Frequency Response Service; Energy Imbalance Service; Operating Reserves - Spinning; and Operating Reserves
       -  Supplemental.

2.     APPLICABILITY.  This  Tariff  is applicable to all wholesale sales of the
       -------------
       each  of  the  services  listed  in  Paragraph  1  of  this  Tariff.

3.     RATES.  All  sales  shall  be  made at the rates established between Nine
       -----
       Mile  LLC  and  the  purchaser.

4.     RESALE  OF  FIRM  TRANSMISSION RIGHTS.  Nine Mile LLC may resell FTRs and
       -------------------------------------
       other comparable products that it has acquired at a price not to exceed any applicable caps imposed by the Commission in its orders authorizing the issuance of such FTRs. The terms and conditions under which the resale is made shall be the terms and conditions approved by the Commission for such FTRs. FTRs may only be sold to a customer eligible to purchase FTRs from the transmission provider. Nine Mile LLC will report the names of any purchasers of FTRs under this section of the Rate
       Schedule  in  its  quarterly  reports.

5.     REASSIGNMENT  OF  TRANSMISSION CAPACITY.  Transmission capacity that Nine
       ---------------------------------------
       Mile LLC has reserved for its own use may be reassigned at a price not to exceed the highest of: (1) the original rate paid by Nine Mile LLC; (2) the applicable transmission provider's maximum stated firm transmission rate on file at the time of the transmission reassignment; or (3) Nine Mile LLC's opportunity costs, capped at the applicable transmission provider's cost of expansion at the time of the Nine Mile LLC sale to the eligible customer. Nine Mile LLC shall not recover opportunity costs without making a separate filing under Section 205 of the Federal Power Act. Except for the price, the terms and conditions under which the reassignment is made shall be the terms and conditions governing the original grant by the transmission provider. Transmission capacity may only be reassigned to a customer eligible to take service under the transmission provider's open access transmission tariff or other transmission rate schedules. Nine Mile LLC shall report the name of the assignee in its quarterly reports.

Issued by: David M. Perlman, Counsel              Effective:  Upon Acceptance by
Issued on: March 30, 2001                                        the  Commission

Nine  Mile  Point  Nuclear  Station,  LLC                  Original  Sheet No. 3
FERC  Electric  Tariff
Original  Volume  No.  1


6.     CONDITIONS  ON  SALES  OF  ANCILLARY  SERVICES  IN CERTAIN MARKETS.  With
       ------------------------------------------------------------------
       respect to Ancillary Services covered by Paragraph 1, clause "F", Nine Mile LLC shall not sell Regulation and Frequency Response Service, Energy Imbalance Service, Operating Reserves- Spinning, and Operating Reserves-Supplemental to the following: (i) a regional transmission organization ("RTO") such as an independent system operator or a transco, i.e., where the RTO has no ability to self-supply these services but instead depends on third parties, (ii) any franchised public utility affiliated with Nine Mile LLC, and to customers where the transmission service is on the franchised public utility affiliate's system, (iii) a public utility which is purchasing Ancillary Services to satisfy its own open access transmission tariff requirements to offer Ancillary Services to its own customers. Sales of Regulation and Frequency Response Service, Energy Imbalance Service, Operating Reserves - Spinning, and Operating Reserves
       - Supplemental into the markets specified in clause "F" of Paragraph 1 are conditioned upon establishment by Nine Mile LLC, on or before commencement of sales of such Ancillary Services into the markets specified in clause "F" of Paragraph 1 at market-based rates, of an Internet-based site which will (a) set forth procedures under which all customers would request service and make bids; (b) include postings, prior to making transactions, of offers of services available and their offering prices; (c) include prompt posting of the actual transaction prices after Ancillary Services transactions are consummated; and (d) include posting information about accepted and denied requests and the reasons for denial.

7.     OTHER  TERMS  AND  CONDITIONS.  All terms and conditions of sale shall be
       -----------------------------
       established  between  the  purchaser  and  Nine  Mile  LLC.

8.     EFFECTIVE DATE.  This Tariff shall become effective on the date specified
       --------------
       by  the  FERC.

Issued by: David M. Perlman, Counsel              Effective:  Upon Acceptance by
Issued on: March 30, 2001                                        the  Commission

Nine  Mile  Point  Nuclear  Station,  LLC                  Original  Sheet No. 4
FERC  Electric  Tariff
Original  Volume  No.  1


                      NINE MILE POINT NUCLEAR STATION, LLC
                            FORM OF SERVICE AGREEMENT

          This Agreement is entered into this ____ day of ____, _____ by and between _________ ("Buyer") and Nine Mile Point Nuclear Station, LLC ("Nine Mile LLC"). In consideration of the mutual covenants and agreements herein, Buyer and Nine Mile LLC ("Parties") hereby agree as follows:

ARTICLE  1.     SERVICE

     1.1 Nine Mile LLC agrees, during the term of this Agreement, to furnish electric energy, capacity, transmission rights and/or ancillary services to Buyer, and Buyer agrees to purchase such energy, capacity, transmission rights and/or ancillary services in accordance with Nine Mile LLC's Market-Based Rate Tariff, on file with the Federal Energy Regulatory Commission ("Commission"), which provides for sales at market-based rates and reassignment of transmission rights and associated ancillary services.

     1.2 The rates, terms, and conditions of specific transactions shall be governed by Nine Mile LLC's Market-Based Rate Tariff as it exists at the time of this Agreement as subsequently amended.

     1.3 In executing this Agreement, neither Nine Mile LLC nor Buyer commits to enter into any individual transaction with respect to the sale of capacity, energy, transmission rights and/or ancillary services under Nine Mile LLC's Market-Based Rate Tariff.

ARTICLE  2.     EFFECTIVE  DATE  AND  TERM  OF  AGREEMENT

     2.1 This Agreement shall become effective on the date first stated above. However, if the Commission or any reviewing court imposes any condition, limitation, or qualification under any of the provisions of the Federal Power Act which, individually or in the aggregate, Nine Mile LLC determines to be adverse to Nine Mile LLC then Nine Mile LLC may, at its option, terminate or renegotiate the terms of this Agreement in light of such Commission or court action. Each Party will use its best efforts to take, or cause to be taken, all actions requisite to obtain the necessary approvals so that this Agreement shall become effective as provided herein at the earliest practicable date.

     2.2 This Agreement shall be effective until terminated by either Party on thirty (30) days written notice.

Issued by: David M. Perlman, Counsel              Effective:  Upon Acceptance by
Issued on: March 30, 2001                                        the  Commission

Nine  Mile  Point  Nuclear  Station,  LLC                  Original  Sheet No. 5
FERC  Electric  Tariff
Original  Volume  No.  1

ARTICLE  3.     NOTICE

     3.1 Any notice given pursuant to this Agreement or Nine Mile LLC's Market-Based Rate Tariff shall be in writing and delivered to the following:


If  to  Buyer:                         If  to  Nine  Mile  LLC:

     _________________________             _____________________________
     _________________________             _____________________________
     _________________________             _____________________________

     3.2 The names and addresses for notice to either Party may be changed at any time by written notice to the other Party.


          IN WITNESS WHEREOF, the Parties have caused this Service Agreement to be executed by their respective authorized officials as of the date first written above.

     BUYER                                  NINE  MILE  LLC

     By:  _______________________     By:   ____________________________
     Name:  _____________________     Name: ____________________________
     Title: _____________________     Title:____________________________


Issued by: David M. Perlman, Counsel              Effective:  Upon Acceptance by
Issued on: March 30, 2001                                        the  Commission

                                                                    ATTACHMENT B


                             HUB AND SPOKE ANALYSIS

                                                                    ATTACHMENT H

                       INFORMATION REQUIRED IN SUPPORT OF
         NINE MILE POINT NUCLEAR STATION, LLC FERC ELECTRIC TARIFF NO. 1
                             18 C.F.R. SEC. 35.12(a)

1. The documents submitted with the tariff changes include this Application, Nine Mile Point Nuclear Station, LLC's ("Nine Mile LLC") FERC Electric Tariff No. 1 (ATTACHMENT A), and a notice of filing suitable for publication in the Federal Register (ATTACHMENT I).

2. The proposed effective date for the Tariff is the date specified by the FERC.

3. The names and addresses of those to whom the Tariff has been mailed are as follows:

               New  York  Public  Service  Commission
               Three  Empire  State  Plaza
               Albany,  New  York  12223-1350

4. The proposed Tariff would establish the rates, terms and conditions for the provision of capacity, energy, and Ancillary Services by Nine Mile LLC.

5. Nine Mile LLC does not have any captive customers, and is requesting authorization herein to make sales of capacity, energy, and Ancillary Services at market-based rates. Accordingly, a demonstration of purchaser agreement to the Tariff is not required.

                                                                    ATTACHMENT I

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Nine Mile Point Nuclear Station, LLC     )               Docket No. ER01-___-000


                                NOTICE OF FILING


          Take notice that on March 30, 2001, Nine Mile Point Nuclear Station, LLC ("Nine Mile LLC") submitted for filing, pursuant to Section 205 of the Federal Power Act and Part 35 of the Commission's regulations, an Application seeking authorization, on an expedited basis, to make sales at market-based rates and for certain waivers and blanket authorizations. Nine Mile LLC also tendered for filing pursuant to Section 205 power purchase agreements for the sale of a portion of the output of the Nine Mile Point Unit No. 1 and Nine Mile Point Unit No. 2 nuclear generating facilities.

          Any person desiring to be heard or to protest said application should file a petition to intervene or protest with the Federal Energy Regulatory Commission, 888 1st Street, N.E., Washington, D.C. 20426 in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. Sec. 385.211 and 214). All such motions or protests should be filed on or before _______________, 2001. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make the protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc/fed/us/online/rims.htm (call 202/208-2222 for assistance). Comments and protests may be filed electronically via the internet in lieu of paper. See 18 C.F.R. Sec. 385.2001(a)(1)(iii) and the instructions on the Commission's web site at http://www.ferc.fed.us/efi.doorbell.htm.



                                              David  P.  Boergers
                                              Secretary

                                                                  EXHIBIT D-5(2)

                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                             THE WASHINGTON HARBOUR
                          3000 K STREET, NW, Suite 300
                            WASHINGTON, DC 20007-5116            NEW YORK OFFICE
                             TELEPHONE (202) 424-7500      THE CHRYSLER BUILDING
                                FAX (202) 424-1647          405 LEXINGTON AVENUE
                                  WWW.SWIDLAW COM             NEW YORK, NY 10174
                                                (212) 973-0111 FAX(212) 891.9598



                                  May 7, 2001


BY HAND DELIVERY
----------------

Mr. David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426

RE:     Niagara Mohawk Power Corporation
        Section 205 Filing
        FERC Docket No. ER01-1986-000

Dear Mr. Boergers:

     Enclosed for filing, pursuant to Section 205 of the Federal Power Act and
Part 35 of the Commission's regulations, please find an original and six copies of the above referenced application. Seven additional copies of this filing are enclosed to be date-stamped and returned to our messenger.

     The filing consists of this cover letter, a filing letter, a Notice of Filing, Attachment 1, and Tabs A through C. Also enclosed is a diskette with the Notice of Filing in electronic format suitable for publication in the Federal Register.

Please contact us at the telephone number below if you have any questions.

                            Sincerely,



                            /s/ Robert M. Ivanauskas
                            ------------------------
                            Robert M. Ivanauskas, Esq.
                            Swidler Berlin Shereff Friedman, LLP
                            3000 K Street, N.W., Suite 300
                            Washington, D.C. 20007-5116
                            02-424-7500

                            Counsel for Niagara Mohawk Power Corporation

                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                             THE WASHINGTON HARBOUR
                          3000 K STREET, NW, Suite 300
                            WASHINGTON, DC 20007-5116            NEW YORK OFFICE
                             TELEPHONE (202) 424-7500      THE CHRYSLER BUILDING
                                FAX (202) 424-1647          405 LEXINGTON AVENUE
                                  WWW.SWIDLAW COM             NEW YORK, NY 10174
                                                (212) 973-0111 FAX(212) 891.9598



                                  May 7, 2001

BY HAND DELIVERY
----------------

Mr. David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426

RE:     Niagara Mohawk Power Corporation
        Section 205 Filing
        FERC Docket No. ER01-1986-000

Dear Mr. Boergers:

     Pursuant to Section 205 of the Federal Power Act ("FPA")(1) and Part 35 of the Commission's regulations,(2) Niagara Mohawk Power Corporation ("NMPC" or "Applicant"), hereby submits for filing certain rate schedules/agreements related to the pending sale of various interests in the Nine Mile Point Unit No. 1 nuclear generating station ("NMP-1 ") and the Nine Mile Point Unit No. 2 nuclear generating station ("NMP-2") located in Scriba, Oswega County, New York.(3)

     Specifically, the Commission is respectfully requested to accept the following rate schedules/agreements for filing effective as of the date of closing of the NMP-1 and NMP-2 generation sales transactions:

     - The Interconnection Agreement for NMP-1 between NMPC and Constellation Nuclear, LLC ("Nuclear LLC"), dated as of December 11, 2000, designated Service Agreement No. 308 of the New York Independent System Operator ("NYISO") Open Access Transmission Tariff ("OATT") (the "NMP-l Interconnection Agreement") (See Tab A);

------------------------
1     16 U.S.C. sec. 824b (2000).
2     18 C.F.R. Part 35 (2000).
3     The contemplated sales of the various interests in NMP-1 and NMP-2 are the subject of a pending Section 203 Application filed on February 28, 2001 and docketed ER01-75-000. In a related transaction also included in Docket ER01-75-000, several owners of interests in currently co-owned interconnection/ transmission assets which interconnect NMP-2 to NMPC's bulk power transmission system have agreed to sell their interests in those asset to NMPC.

     - The Interconnection Agreement for NMP-2 between NMPC, New York State Electric & Gas Corporation ("NYSEG"), Long Island Lighting Company d/b/a LIPA ("LIPA"), and Nuclear LLC dated as of ___, 2001 designated Service Agreement No. 309 of the NYISO OATT (the "NMP-2
          Interconnection Agreement") (See Tab B); and

     - The Transmission Owners Agreement between and among NMPC, NYSEG, and LIPA, dated as of ___, 2001, designated as FERC Electric Rate Schedule No. 300 of NMPC (the "TOA") (See Tab C).

     The Commission's acceptance of these rate schedules/agreements for filing is a necessary predicate to the closing of the NMP-1 and NMP-2 generation sales transactions. The parties to the NMP-1 and NMP-2 transactions plan to close those transactions on or before July 1, 2001. Accordingly, Applicant respectfully requests that the Commission accept these rate schedules for filing no later than June 15, 2001.

     To the extent that the effective date of these rate schedules and agreements (i.e., the closing date of the relevant generation sales) is less than 60 days or more than 120 days from the date of this filing, the Commission is respectfully requested to waive its requirement that rate schedules be tendered for filing and posted not less that 60 days nor more than 120 days prior to the date on which the service is to commence and become effective under the schedules. Applicant will advise the Commission of the date of closing of the NMP-1 and NMP-2 generation sale transactions.

I.   BACKGROUND  AND  DESCRIPTION  OF  THE  PARTIES

     A.   Background
          ----------

     NMPC owns and operates NMP-1 and has agreed to sell all of its interests in NMP-1 to Nuclear LLC. NMPC operates NMP-2 and owns a 41% interest in the plant. The remaining co-owners of NMP-2 are NYSEG, LIPA, Rochester Gas and Electric Company ("RG&E"), and Central Hudson Gas & Electric Company ("CHGEC"). Nuclear LLC has agreed to purchase the respective interests of NMPC, NYSEG, RG&E and CHGEC in NMP-2(4) The NMP-1 and NMP-2 sales transactions are the result of an auction process. Prior to the contemplated closing of these two transactions, Nuclear LLC intends to transfer its rights and obligations under the two transaction agreements to Nine Mile Point Nuclear Station, LLC ("Nine Mile LLC"), a newly-formed indirect subsidiary of Constellation Energy Group, Inc. Nine Mile LLC will thus own a 100% interest in NMP-1 and an 82% interest in NMP-2 after closing the respective sales. The remaining 18% share of NMP-2 will continue to be owned by LIPA, a non-jurisdictional entity under Section 201(f) of the FPA. Nine Mile LLC will have operating responsibility for both NMP-1 and NMP-2.

     NMPC, NYSEG, LIPA, RG&E and CHGEC jointly own the interconnection/transmission facilities that interconnect NMP-2 to NMPC's bulk power transmission system (the "NMP-2 Interconnection Facilities"). In conjunction with the sale of the NMP-2 generating facilities to

-------------------
4     The NMP-1 and NMP-2 generation sales transactions are described in further detail in the Section 203 Application filed with the Commission on February 28, 2001 in Docket ER01-75-000.

Nine Mile LLC, RG&E and CHGEC have agreed to sell their respective interests in the NMP-2 Interconnection Facilities to NMPC. Further, LIPA has stated its intent to sell its respective interests in the NMP-2 Interconnection Facilities to NMPC.(5) Thus, upon the closing of the sale to NMPC of RG&E's, CHGEC's and LIPA's interests in the NMP-2 Interconnection Facilities, NMPC and NYSEG will jointly own the NMP-2 Interconnection Facilities. If LIPA ultimately does not sell its interests in these assets to NMPC, the NMP-2 Interconnection Facilities will be jointly owned by NMPC, LIPA and NYSEG.

     NMPC owns and operates the interconnection and transmission facilities required to interconnect NMP-l to the transmission grid and NMPC will continue to own and operate these facilities after the closing of the NMP-l generation sale.

     As described below, in contemplation of the closing of the NMP-1 and NMP-2 generation sales as well as the sale of certain interests in NMP-2 interconnection transmission assets, interconnection agreements have been negotiated at arm's-length for the interconnection of NMP-1 and NMP-2 to the bulk power transmission grid effective as of the closing date of the NMP-1 and NMP-2 generation sales. In addition, the prospective owners of the NMP-2 Interconnection Facilities have negotiated at arm's-length the TOA to govern the operation and maintenance of their jointly-owned assets as of the closing date of the NMP-2 generation sale. The NMP-2 Interconnection Agreement and the TOA accommodate both the contingency that LIPA will sell its interests in the NMP-2 Interconnection Facilities to NMPC and the alternative contingency that L1PA may not sell its interests in those facilities.

     B.   The  Parties
          -----------

     NMPC is a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. NMPC is
     ----
a regulated energy delivery company providing electric and natural gas retail service to approximately 2 million residential, industrial, and commercial consumers in the State of New York. NMPC provides transmission service pursuant to open access tariffs on file with the Commission. NMPC is the sole licensed owner and operator of NMP-l. NMPC also holds a 41% undivided ownership interest in NMP-2 and is the licensed operator of NMP-2. NMPC holds an undivided ownership interest in the transmission/interconnection facilities that interconnect NMP-2 with NMPC's bulk power transmission system.(6)

     NYSEG is a wholly owned subsidiary of Energy East Corporation. NYSEG is a
     -----
regulated electric and gas company servicing approximately 815,000 electric customers and 240,000 natural gas customers in upstate New York. NYSEG provides transmission service pursuant to open access tariffs on file with the Commission. NYSEG holds an 18% undivided ownership

-------------------
5     The Transmission Asset Purchase Agreement ("TAPA") allows for the transfer of the NMP-2 Interconnection Facilities from RG&E, CHGEC. and LJPA. The TAPA has been executed by NMPC, RG&E, and CHGEC. Although LIPA has not yet signed the TAPA, LIPA received approval to execute the TAPA from its Board of Trustees on May 1, 2001 and has represented to the Commission that it expects to execute the TAPA. See Motion to Intervene of LIPA in Docket No. ER01-75-000 at page 4 (April 27, 2001) (Attachment 1). Before LIPA can close on the sale of its interest in the NMP-2 Interconnection Facilities, it needs approval from the Comptroller of the State of New York and the Public Authorities Control Board.

6     The parties are described in further detail in the Section 203 Application for the transfer of jurisdictional facilities filed with the Commission on February 28, 2001 in Docket EC0l-75-000.

interest in NMP-2 and a minority, undivided ownership interest in the transmission/interconnection facilities that interconnect NMP-2 with NMPC's bulk power transmission system.

     LIPA provides electric service at retail to its customers on Long Island,
     ----
New York. LIPA is a non-jurisdictional entity pursuant to Section 201(f) of the FPA. The Long Island Power Authority ("Authority") purchased Long Island Lighting Company ("LILCO"), including its then- jurisdictional transmission assets in 1998 after the Commission approved LILCO's disposition of stock to the Authority pursuant to Section 203 of the FPA. Long Island Lighting Co., 82 FERC 61,129 at 61,460 (1998). LILCO then adopted the name LIPA for purposes of doing business. The Commission approved LIPA's open access tariff as, "consistent with the comparability requirements of Order Nos. 888, 888-A, and 888-B for an acceptable reciprocity transmission tariff." Long Island Lighting Co., 84 FERC 61,280 at 62,331 (1998); see also Central Hudson Gas & Elec. Corp., et al, 88 FERC 1161,138 (1999). LIPA holds an 18% interest in NMP-2 and a minority, undivided ownership interest in the transmission/interconnection facilities that interconnect NMP-2 with NMPC's bulk power transmission system.

     Nuclear LLC and Nine Mile LLC. Nuclear LLC is a direct, wholly owned
     -----------------------------
subsidiary of Constellation Energy Group, Inc. Nine Mile LLC, the contemplated purchaser of interests in NMP-1 and NMP-2 generation assets, is a newly-formed, wholly-owned direct subsidiary of Constellation Nuclear Power Plants, Inc. and an indirect wholly-owned subsidiary of Nuclear LLC. Nuclear LLC is the signatory to the NMP-1 Interconnection Agreement and the NMP-2 Interconnection Agreement, but will transfer its rights and obligations under these agreements to Nine Mile LLC prior to the respective closings of the generation sales for NMP-1 and NMP-2.(7)

II.  THE RATE SCHEDULES/AGREEMENTS SUBMITTED FOR FILING

     A.   NMP-l  Interconnection  Agreement
          ---------------------------------

     The NMP-1 Interconnection Agreement sets forth the requirements, terms, and conditions for the interconnection of NMP-1 with NMPC's bulk power transmission system effective as of the date of the closing of the NMP-l generation sales transaction. The parties to the NMP-1 Interconnection Agreement are NMPC and Nuclear LLC. The obligation of NMPC to provide interconnection service under the NMP-1 Interconnection Agreement will continue until a

------------------
7     On December 28, 2000, in Docket No. ER01-50-000, Constellation Energy
Group, Inc. ("Constellation Energy"), on behalf of itself and its jurisdictional public utility subsidiaries, filed an application under Section 203 of the FPA in connection with a series of transactions involving a proposed minority investment (initially up to 17.5%) in Constellation Energy's merchant energy business (which includes wholesale generation and power marketing) to be made by Virgo Holdings, Inc. ("Virgo"), a subsidiary of The Goldman Sachs Group, Inc., and the eventual separation of that merchant energy business from the transmission, distribution and retail services businesses, including BGE ("Merchant Spinoff"). On March 6, 2001, by delegated authority, the Commission approved the Merchant Spinoff. See Constellation Energy Group, Inc., 94 FERC 62,187 (2001) ("Merchant Spinoff Order"). Once the Merchant Spinoff is consummated, Nine Mile LLC will no longer be affiliated with Constellation Energy or its subsidiaries, including BGE. Rather, Nine Mile LLC will become a subsidiary of a new entity, tentatively to be named New Constellation Energy Group ("New Constellation"). In addition, upon closing of the Merchant Spinoff, New Constellation will be renamed Constellation Energy Group, Inc. and Constellation Energy will be renamed BUS Corp.

mutually agreeable date for termination of the Agreement (Article XI). NMPC is the sole owner and operator of the relevant interconnection assets.

     The NMP-l Interconnection Agreement is the result of arm's-length negotiations between the parties to the agreement. Under the NMP-1 Interconnection Agreement, NMPC will invoice Nine Mile LLC for actual costs and expenses incurred by NMPC to provide its services (Article IX). The NMP-1 Interconnection Agreement provides for the coordinated operation and maintenance of NMPC's and Nine Mile LLC's interconnection facilities and NMPC's transmission system in a safe, adequate, and reliable manner. The NMP-1 Interconnection Agreement has been executed by NMPC and Nuclear LLC.

     NMPC respectfully requests that the Commission expeditiously accept the NMP-1 Interconnection Agreement for filing designated as Service Agreement No. 308 of the NYISO OATT.(8)

     B.   NMP-2  Interconnection  Agreement
          -------------------------------

     The NMP-2 Interconnection Agreement sets forth the requirements, terms and conditions for the interconnection of NMP-2 with NMPC's bulk power transmission system effective as of the date of the closing of the NMP-2 generation sales transaction. The contemplated parties to the NMP-2 Interconnection Agreement are NMPC, NYSEG, LIPA, and Nuclear LLC. The obligations to provide interconnection service under the NMP-2 Interconnection Agreement will continue until a mutually agreeable date for termination of the Agreement (Article XI).

     The NMP-2 Interconnection Agreement is the result of arm's-length negotiations between the contemplated parties to the agreement. NMPC will maintain and operate the NMP-2 Interconnection Facilities on the transmission side of the point of interconnection. NMPC will invoice Nine Mile LLC for the actual costs and expenses incurred by NMPC, NYSEG, and LIPA to provide their services under the NMP-2 Interconnection Agreement. The NMP-2 Interconnection Agreement provides for the coordinated operation and maintenance of the interconnection facilities associated with NMP-2 and NMPC's transmission system in a safe, adequate, and reliable manner. Applicant believes that the NMP-2 Interconnection Agreement provides interconnection services to the NMP-2 generation station on just and reasonable terms.

     The NMP-2 Interconnection Agreement recognizes that LIPA may not transfer its interests in the NMP-2 Interconnection Facilities to NMPC prior to the date of the closing of the NMP-2 generation sales transaction. By including LIPA as a contemplated party, the Agreement accommodates the contingency that LIPA's transfer of these facilities may occur after that date or, possibly, not at all. However, if LIPA does transfer its interests in the NMP-2 Interconnection Facilities to NMPC prior to or at the NMP-2 generation sale closing, then LIPA's rights and obligations under the NMP-2 Interconnection Agreement shall not become effective and shall be a nullity (Article XV). The NMP-2 Interconnection Agreement also

------------------
8     See, Jersey Central Power & Light Co., et al., 87 FERC  61,014 (1999) at
fn. 14 (Commission approved interconnection agreements on generation divestiture, "where the rates, terms and conditions in the agreements were determined through a competitive bidding process and subsequent arm's-length negotiations where neither party could exercise market power.").

accommodates LIPA's transfer of its interests in the NMP-2 Interconnection Facilities to NMPC after the NMP-2 generation sale closing (Article XV).

     The Applicant respectfully requests that the Commission expeditiously accept the NMP-2 Interconnection Agreement for filing designated as Service Agreement No. 309 of the NYISO OATT.(9) The NMP-2 Interconnection Agreement is not executed and is filed herewith as a form agreement, containing blanks or similar placeholders with respect to certain omitted names, dates, and administrative details. At the closing of the NMP-2 generation sales transaction or such earlier time as the NMP-2 Interconnection Agreement is executed, it will be accordingly revised and Applicant will submit an informational filing attaching the agreement as it was executed. (10)

     C.   Transmission Owners Agreement ("TOA")
         ------------------------------------

     The TOA sets forth the requirements, terms, and conditions for the operation and maintenance of the NMP-2 Interconnection Facilities on the transmission side of the point of interconnection that interconnect NMP-2 to NMPC's integrated transmission system. The TOA is to be effective as of the date of the closing of the NMP-2 generation sales transaction. The contemplated parties to the TOA are NMPC, NYSEG, and LIPA. The rights and obligations under the TOA continue for as long as either NYSEG or LIPA retain an ownership interest in the NMP-2 Interconnection Facilities (Article 2). If LIPA transfers its interest in the NMP-2 Interconnection Facilities prior to or at the time of the NMP-2 generation sale closing, the TOA with respect to LIPA shall be voided and a nullity (Articles 2 and 12). The TOA also accommodates LIPA's transfer of its interests in the NMP-2 Interconnection Facilities to NMPC after the NMP-2 generation sale closing (Articles 2 and 12).

     By the terms of the TOA, NMPC will operate and maintain the NMP-2 Interconnection Facilities on behalf of LIPA and NYSEG (Article 3). NMPC will invoice NYSEG and LIPA for actual costs and expenses incurred by NMPC to provide its services (Article 5). These costs and expenses shall be allocated among NMPC, NYSEG, and LIPA based on their respective ownership percentages in the NMP-2 Interconnection Facilities (Article 5). The TOA is the result of arm's-length negotiations between the contemplated parties to the agreement. Applicant believes that the TOA provides for NMPC's operation and maintenance of the NMP-2 Interconnection Facilities on just and reasonable terms.

     The Applicant respectfully requests that the Commission expeditiously accept the TOA for filing designated as FERC Electric Rate Schedule No. 300 of NMPC. The TOA is not executed and is filed herewith as a form agreement, containing blanks or similar placeholders with respect to certain omitted names, dates, and administrative details. At the closing of the NMP-2 generation sales transaction or such earlier time as the TOA is executed, it will accordingly be

---------------------
9     Id
      --
10    See, Letter Order, Docket No. ER01-126-000 (December 13, 2000)
(Unpublished letter order in which the Commission accepted form of interconnection agreements related to the divestiture of generating assets); New
York State Electric and Gas Corp., 85 FERC   61,361(1998) (Commission approval a
form of interconnection agreement for NYSEG).

revised and Applicant will submit an informational filing attaching the agreement as it was executed.(11)

III. REQUESTED WAIVERS

     To the extent the effective date for these submitted agreements is less than 60 days or more than 120 days from the date of this filing, the Applicant requests that the Commission waive its requirement that a rate schedule be filed not less than 60 days nor more than 120 days from the effective date. Applicant will notify the Commission of the date of closing of the NMP-1 and NMP-2 generation sales transactions and the effective date of each of these rate schedules/agreements. Such waiver is appropriate because service under these agreements has not commenced, the agreements are the product of arm's-length negotiation, and because the contemplated sales of NMP-l and NMP-2 have not closed.(12)


IV.  COMMUNICATIONS AND SERVICE

     Applicant requests that communications regarding the applications and rate schedules submitted herewith be addressed to the following individuals, whose names should be entered on the official service lists maintained by the Secretary for each docket:

     *Gloria Kavanah, Esq.
     Niagara Mohawk Power Corporation
     111 Washington Avenue, Suite 301
     Albany, New York 12210
     (518) 433-5221 (voice)
     (518) 433-5220 (facsimile)
     kavanahg@NiagaraMohawk.com
     --------------------------

     * Stephen C. Palmer, Esq.
     Robert M. Ivanauskas, Esq.
     Swidler Berlin Shereff Friedman, LLP
     3000 K Street, N.W., Suite 300
     Washington, D.C. 20007-5116
     (202) 424-7500 (voice)
     (202) 424-7647 (facsimile)
     scpa1mer@swidlaw.com
     --------------------
     rmivanauskas@swid1aw.com
     ------------------------

*    Persons  designated  to  receive  service  under  18  C.F.R.  sec.
     385.203(b)(3)  (2000).

--------------------
11      Id
        --
12      Pacific Gas and Electric Co., 88 FERC   61,164 at 61,554 (1999)
("Waiver of the 60-day prior notice requirement is generally granted for new services if good cause is shown and the filing is submitted before commencement of service.")(citing Central Hudson Gas & Elec. Corp., 60 FERC 61,106 at
61,339, reh'g denied, 61 FERC   61,089 (1992)).

V.   NUMBERING AND IDENTIFICATION OF RATE SCHEDULES

     Consistent with Order No. 614, the proposed rate schedules are submitted with proposed numerical designations. 18 CFR 35.9(b), see also, Designation of
Electric Rate Schedule Sheets, FERC Statutes & Regulations   31,096 at 31,503-04
(2000) ("Order No. 614"). The New York Independent System Operator provided the designation for the interconnection agreements. See Southwest Power Pool, Inc.,
92 FERC   61,109 at 61,406 (2000). Because the rate schedules are service agreements, they are not subject to the usual individual pagination requirements of other rate schedules. Order No. 614 at 31,504.

VI.  DRAFT NOTICE OF FILING

     As required by the Commission, attached to this transmittal letter is a draft notice of filing suitable for publication in the Federal Register and a computer diskette containing an electronic version of the draft notice of filing.

VII. CONCLUSION

     The Niagara Mohawk Power Corporation respectfully requests the Commission to accept the submitted rate schedules/agreements for filing on or before June 15, 2001 and grant the requested waivers.

                              Respectfully submitted,



                                    /s/ Robert M. Ivanauskas
                                    ------------------------
                                    Stephen C. Palmer, Esq.
                                    Robert M. Ivanauskas, Esq.
                                    Swidler Berlin Shereff Friedman, LLP
                                    3000 K Street, N.W., Suite 300
                                    Washington, D.C. 20007-5116
                                    Counsel for Niagara Mohawk Power Corporation

                             CERTIFICATE OF SERVICE

     I hereby certify that I have this day served the foregoing document upon each person designated on the service list in Commission Docket No. ER01-75-000. Dated at Washington, D.C., this 7th day of May, 2001.


                                    /s/ Robert M. Ivanauskas
                                    ------------------------
                                    Robert M. lvanauskas, Esq.
                                    Swidler Berlin Shereff Friedman, LLP
                                    3000 K Street,N.W.
                                    Suite 300
                                    Washington, D.C. 20007

                            UNITED STATES OF AMERICA

                      FEDERAL ENERGY REGULATORY COMMISSION

NIAGARA MOHAWK                           )
POWER CORPORATION                        )     Docket No. ER01-___-000

                                NOTICE OF FILING
                               (issued ____, 2001)


     Take notice that on May 7, 2001, Niagara Mohawk Power Corporation, pursuant to Section 205 of the Federal Power Act and Part 35 of the Commission's regulations, tendered for filing and Commission acceptance certain interconnection agreements and a transmission owners agreement in connection with the sale of various interests in Unit 1 of the Nine Mile Point nuclear plant and Unit 2 of the Nine Mile Point nuclear plant located in Scriba, Oswega County, New York. Further information regarding this contemplated sale is available in the files of the Commission under Docket No. ER01-75-000.

     Any person desiring to be heard or to protest said filing should file a petition to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426 in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. 385.211 and 385.214). All such motions or protests should be filed on or before _______. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make the protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the internet at http://www.ferc.fed.us/online.rims.htm (call 202-208-2222 for assistance).
   --------------------------------------
Comments and protests may be filed electronically via the internet in lieu of paper. See, 18 C.F.R. 385.2001 (a)(1)(iii) and the instructions on the Commission's web site at http://www.ferc.fed.us/efi/doorbell.htm.
                         ---------------------------------------

                                David P. Boergers
                                    Secretary

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


                                           )
Niagara Mohawk Power Corporation,          )
New York State Electric & Gas Corporation, )
Rochester Gas & Electric Corporation,      )
Central Hudson Gas & Electric Corporation, )     Docket No. ER01-75-000
Constellation Nuclear, LLC, and Nine Mile  )
Point Nuclear Station, LLC                 )
                                           )

                             MOTION TO INTERVENE OF
                         THE LONG ISLAND POWER AUTHORITY
                                    AND LIPA

     Pursuant to Rule 214 of the Rules of Practice and Procedure of the Federal Energy Regulatory Commission ("FERC" or "Commission"), 18 C.F.R. sec. 385.214, the Long Island Power Authority ("Authority") and its subsidiary, LIPA, hereby move to intervene in the above-captioned proceeding. In support thereof, the Authority and LIPA state the following:

I     Communications

     All communications, correspondence, and documents related to these proceedings should be directed to the following persons:

David P. Yaffe                         Stanley B. Klimberg
Brian M. Zimmet                        General Counsel
Van Ness Feldman, P.C.                 Long Island Power Authority
1050 Thomas Jefferson Street, N.W.     333 Earle Ovington Boulevard
Seventh Floor                          Suite 403
Washington. D.C. 20007                 Uniondale, New York 11553

Telephone: (202) 298-1800              Telephone: (516) 222-7700
Facsimile: (202) 338-2416              Facsimile: (516) 222-9137

II.  Background

     On February 28, 2001, Niagara Mohawk Power Corporation ("Niagara Mohawk"), New York State Electric & Gas Corporation ("NYSEG"), Rochester Gas & Electric Corporation ("RG&E"), Central Hudson Gas & Electric Corporation ("Central Hudson"), Constellation Nuclear, LLC ("Constellation Nuclear"), and Nine Mile Point Nuclear Station, LLC ("Nine Mile Point") filed a joint application pursuant to Section 203 of the Federal Power Act seeking approval of the transfer of jurisdictional facilities resulting from the sale of units 1 and 2 of the Nine Mile Point nuclear generating station ("NMP-l" and "NMP-2"), and a transmission line connecting NMP-2 to the Niagara Mohawk transmission system (the "NMP-2 line"). The current ownership structure of those assets is as follows: (1) NMP-I is owned by Niagara Mohawk; (2) Niagara Mohawk, NYSEG, RG&E, Central Hudson, and LIPA jointly own NMP-2; and (3) RG&E. Central Hudson, NYSEG, and LIPA jointly own the NMP-2 line.

     As described in the Section 203 application, the transaction is structured as follows: (1) pursuant to an Asset Purchase Agreement dated December 11, 2000, Niagara Mohawk has agreed to sell its entire interest in NMP-l to Nine Mile Point, a subsidiary of Constellation Nuclear; (2) pursuant to an Asset Purchase Agreement also dated December 11, 2000, Niagara Mohawk, NYSEG, RG&E, and Central Hudson have agreed to sell their collective 82 percent interest in NMP-2 to Nine Mile Point; (3) pursuant to a Transmission Asset Purchase Agreement dated September 28, 2000, RG&E and Central Hudson have agreed to sell their interests in the NMP-2 line to Niagara Mohawk; and (4) subject to the approval of the New York Comptroller, LIPA will execute the

Transmission Asset Purchase Agreement, and thus sell its interest in the NMP-2 line to Niagara Mohawk.(1) Therefore, after the completion of the transactions described in the application, Nine Mile Point will own all of NMP-l, and 82 percent of NMP-2, while LIPA will retain its 18 percent interest in NMP-2. Further, the NMP-2 line will be owned partly by Niagara Mohawk, and partly by NYSEG.

     According to the application, after the completion of the described transactions. Nine Mile Point will sell 90 percent of the capacity and energy from NMP-l to Niagara Mohawk under a long-term power sales agreement. Further, Nine Mile Point will sell 90 percent of its share of the capacity and energy from NMP-2 to Niagara Mohawk. NYSEG. RG&E. and Central Hudson under long-term power sales agreements. The remaining 10 percent of the capacity and energy from NMP-l, and the remaining 10 percent of Nine Mile Point's interest in the capacity and energy from NMP-2 will be sold into competitive


----------------
1     Pursuant to the enabling statute of the Authority and LIPA, all contracts entered into by the Authority are "subject to the provisions of the state finance law relating to contracts made by the state." N.Y. Public Auth. sec. 1020-cc (2001). The state finance law, in turn, requires, in relevant part, that "[b]efore any contract made for or by any state agency, department, board, officer, commission, or institution, shall be executed or become effective, whenever such contract exceeds fifteen thousand dollars in amount, it shall first be approved by the comptroller and filed in his or her office" N.Y. State Fin. sec. 112(2000).

wholesale energy markets. With respect to the NMP-2 line, after the transfer, Niagara Mohawk and NYSEG will enter into an agreement setting forth their respective rights and duties regarding those facilities, which will be operated by Niagara Mohawk.

III. Grounds for Intervention

     LIPA is the operating subsidiary of the Authority, a corporate municipal instrumentality and political subdivision of the State of New York. LIPA currently owns an 18 percent interest in NMP-2, and a partial interest in the NMP-2 line. As stated in the application, LIPA expects to execute the Transmission Asset Purchase Agreement, and thus sell its interest in the NMP-2 line to Niagara Mohawk. Further, LIPA will retain possession of its 18 percent interest in NMP-2, and thus become a co-owner of NMP-2 with Nine Mile Point after the consummation of the transaction.

     Given LIPA's current status as a part owner of NMP-2 and the NMP-2 line, and given LIPA's intent to both retain its interest in NMP-2, and to transfer its interest in the NMP-2 line, both the Authority and LIPA have a direct interest in the outcome of this proceeding. Furthermore, because of their unique status in the transaction, the interests of the Authority and LIPA cannot be adequately represented by any other party. For these reasons, it is appropriate that the Authority and LIPA be permitted to intervene in this proceeding and to participate with full rights as parties.

IV.  Conclusion

     Wherefore, the Authority and LIPA respectfully request that the Commission grant their intervention in the above-captioned docket with all rights associated therewith.

                                       Respectfully submitted,




                                       /s/ David P Yaffe
                                       ------------------------------------
                                       David P Yaffe
                                       Brian M. Zimmet
                                       Van Ness Feldman, P.C.
                                       Seventh Floor
                                       Washington, D.C. 20007
                                       (202) 298-1800

                                       Stanley B. Klimberg
                                       General Counsel
                                       Long Island Power Authority
                                       333 Earle Ovington Boulevard
                                       Suite 403
                                       Uniondale, New York 11553
                                       (516) 222-7700

                                       Counsel for the Long Island Power
                                         Authority and LIPA

                             CERTIFICATE OF SERVICE
                             ----------------------


     I hereby certify that I have this day served the foregoing document upon each person designated on the official service list compiled by the Secretary in these proceedings in accordance with the requirements of Rule 2010 of the Rules of Practice and Procedure. 18 C.F.R. sec. 385.2010.

     Dated at Washington, D.C this 27th day of April, 2001.





                                       /s/ Brian M. Zimmet
                                       ------------------------------------
                                       Brian M. Zimmet
                                       Van Ness Feldman, P.C.
                                       1050 Thomas Jefferson Street, N.W.
                                       Washington, D.C. 20007
                                       (202) 298-1800

New York Independent System Operator, Inc.          Service Agreement No. 308
FERC Electric Tariff
Original Volume No. 1




                            INTERCONNECTION AGREEMENT

                                     BETWEEN

                        NIAGARA MOHAWK POWER CORPORATION

                                       AND
                           CONSTELLATION NUCLEAR, LLC

                                     for the

                             NINE MILE POINT UNIT 1
                           NUCLEAR GENERATING STATION









                                                  Effective:  Closing Date
Filed to comply with the order of the Federal Energy Regulatory Commission issued in Docket
No.ER01-____-000,on ___,.2001
                        -----

                                Table of Contents
                                -----------------


                                                                    Page
                                                                    ----

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .     4
ARTICLE II AGREEMENT TO INTERCONNECT DESCRIPTION OF FACILITIES . .     8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARTIES. . . . . . .     9
ARTICLE IV ACCESS RIGHTS . . . . . . . . . . . . . . . . . . . . .    10
ARTICLE V OPERATION, MAINTENANCE, MODIFICATION AND DECOMMISSIONING    11
ARTICLE VI POWER DELIVERIES. . . . . . . . . . . . . . . . . . . .    19
ARTICLE VII INSURANCE PROVISIONS . . . . . . . . . . . . . . . . .    21
ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE VIII COMPLIANCE WITH LAWS AND SAFETY . . . . . . . . . . .    23
ARTICLE IX COST PAYMENTS . . . . . . . . . . . . . . . . . . . . .    25
ARTICLE X NOTICES. . . . . . . . . . . . . . . . . . . . . . . . .    28
ARTICLE XI TERM AND TERMINATION. . . . . . . . . . . . . . . . . .    30
ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
ARTICLE XII FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . .    33
ARTICLE XIII INDEMNIFICATION . . . . . . . . . . . . . . . . . . .    33
ARTICLE XIV RELATIONSHIP OF THE PARTIES. . . . . . . . . . . . . .    35
ARTICLE XV . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
ARTICLE XVI APPROVAL . . . . . . . . . . . . . . . . . . . . . . .    37
ARTICLE XVII WAIVER. . . . . . . . . . . . . . . . . . . . . . . .    37

ARTICLE XVIII AMENDMENT AND MODIFICATION . . . . . . . . . . . . .    38
ARTICLE XIX GOVERNING LAW. . . . . . . . . . . . . . . . . . . . .    38
ARTICLE XX DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . .    38
ARTICLE XXI LIMITATION OF LIABILITY. . . . . . . . . . . . . . . .    39
ARTICLE XXII SEVERABILITY. . . . . . . . . . . . . . . . . . . . .    41
ARTICLE XXIII HEADINGS . . . . . . . . . . . . . . . . . . . . . .    41
ARTICLE XXIV INTEGRATION/MERGER/SURVIVABILITY. . . . . . . . . . .    41
ARTICLE XXV COMPLIANCE WITH GOOD UTILITY PRACTICE. . . . . . . . .    41
JOINT USE FACILITIES . . . . . . . . . . . . . . . . . . . . . . .    45
SUBSTATION COMPONENTS. . . . . . . . . . . . . . . . . . . . . . .    49
SCHEDULE A . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
SCHEDULE B . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
SCHEDULE C . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
SCHEDULE D . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

     This INTERCONNECTION AGREEMENT (the "Agreement") is made as of December 11, 2000, between Niagara Mohawk Power Corporation ("Niagara Mohawk") and Constellation Nuclear, LLC ("Constellation" or the "Producer"). Collectively, Niagara Mohawk and the Producer may be referred to as the "Parties", or individually, as a "Party."

                                   WITNESSETH:
                                   ----------

     WHEREAS, Niagara Mohawk, and Constellation have entered into an Asset Purchase Agreement, dated as of December 11, 2000, pursuant to which Niagara Mohawk has agreed to sell to Constellation and Constellation has agreed to purchase from Niagara Mohawk, the undivided interests of Niagara Mohawk in certain assets identified therein with respect to an electric energy generation station which is commonly known as Nine Mile Point Nuclear Generating Station Unit I (the "NMP-l APA") (such assets being collectively referred to herein as the "Generating Facility" which term is defined below in greater detail);

     WHEREAS, Constellation and Niagara Mohawk have entered into a Reciprocal Easement Agreement for the Generating Facility dated December 11, 2000;

     WHEREAS, after the Closing Date, Constellation will operate the Generating Facility as the holder of the NRC licenses for the Generating Facility and in accordance with the terms of the NRC license;

     WHEREAS, the Generating Facility is interconnected with the Transmission System (as defined below) and the Parties desire to continue interconnection on the terms set forth herein;

     WHEREAS, the Producer's ability to deliver and sell Electricity, as defined below, from the Generating Facility is contingent on the Generating Facility remaining interconnected to the
Transmission System: and

     WHEREAS, the Parties have agreed to execute this Agreement in order to establish the requirements, terms, and conditions for the continuing interconnection of the Generating Facility with the Transmission System.

     NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to he legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1   Definitions

      1.1.1 The following terms, when used herein with initial capitalization, shall have the meanings specified in this section.

     "Affiliate" means, with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation. partnership, or other entity.

     "Agreement" means this Interconnection Agreement, including all schedules attached hereto and any amendments hereto.

     "Bulletin No. 756" means that certain internal Niagara Mohawk document dated December 1997, titled "Supplement to Specifications for Electrical Installations; Parallel Generation Requirements" and designated Electric System Bulletin No. 756 and its Appendix C, as amended or superseded.

     "Closing Date" means the date on which the Sellers' respective undivided interests in the Generating Facility are transferred from the Sellers to Constellation pursuant to the NMP-1 APA.

     "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to satisfy expeditiously a condition to, or otherwise assist in the consummation of, the actions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary' and reasonable in nature and amount in transactions of the kind and nature contemplated by this Agreement.

     "Confidential Information" means any plan, specification, pattern, procedure, design, device, list, concept, policy or compilation relating to the present or planned business of a Party which has not been released publicly by its authorized representatives and which has been designated as "Confidential" by the Party asserting a claim of confidentiality, whether such Confidential Information is conveyed orally, electronically, in writing, through inspection, or otherwise. Confidential Information as used herein also includes Confidential Information supplied by any Party to another Party prior to the execution of this Agreement, and such Confidential Information shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. Confidential Information shall also include Confidential Information observed by any Party while visiting the premises of another Party.

     "Decommission" shall have the same meaning as in the NMP-l APA.

     "Delivery Points" means the points at which Electricity is delivered from the Generating Facility to the Transmission System, as indicated on a one-line diagram attached hereto as Schedule A.

     "Electricity" means electric capacity as measured in MW or kW, energy as measured in MWh or kWh, and ancillary services.

     "Emergency" means a condition or situation which is deemed imminently likely to (i) endanger life, property, or public health; or (ii) adversely affect or impair the Transmission System, the Generating Facility, or the electrical or transmission systems of others to which

Niagara Mohawk's electrical systems are directly or indirectly connected.

     "FERC" means the Federal Energy Regulatory Commission, or its successor.

     "Generating Facility" means the Nine Mile Point Nuclear Generating Station Unit I and all Modifications, as defined below, with respect thereto, including, without limitation, facilities, appurtenances, equipment, property and other improvements on the Producer's side of the Delivery Points and the Off-site Power Supply Points, as indicated on a one-line diagram attached hereto as Schedule A.

     "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition and compliance with applicable laws and regulations. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the electric utility industry. Good Utility Practice shall include, but not be limited to, NERC (defined below) criteria, rules, guidelines and standards, NPCC (defined below) criteria, rules, guidelines and standards, NYSRC (defined below) criteria, rules, guidelines and standards, and NYISO (defined below) criteria, rules, guidelines and standards, where applicable, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities. When applied to the Producer, the term Good Utility Practice shall also include standards applicable to a utility generator connecting to the distribution or transmission facilities or system of another utility.

     "Hazardous Substances" means petroleum, petroleum products, asbestos, lead and those substances, materials, products or wastes which are classified as hazardous or toxic under any applicable federal, state or local law, or any regulations promulgated thereunder.

     "Interconnection Service" means the services provided by Niagara Mohawk for the continued interconnection of the Generating Facility with the Transmission System pursuant to the terms of this Agreement.

     "Joint Use Facilities" means facilities and equipment which are identified as Joint Use Facilities in Schedule B hereto, as amended from time to time, which are owned by either Niagara Mohawk or the Producer and which contribute to the operational reliability of the Transmission System and are, therefore, operated jointly by Niagara Mohawk and the Producer.

     "Modification" means any new construction, new facilities, additions, reinforcements, alterations, improvements, appurtenances, replacements or upgrades made to the Transmission System or the Generating Facility by a Party which may impact the operations of the other Party.

     "NERC" means North American Electric Reliability Council, or any successor thereto.

     "New York Control Area" shall have the same meaning as in the Independent System Operator Agreement establishing the New York ISO (as defined below).

     "NMP-l APA" is defined in the recitals to this Agreement.

     "NPCC" means the Northeast Power Coordination Council (a reliability council under Section 202 of the Federal Power Act), or any successor thereto.

     "NRC" means the Nuclear Regulatory Commission, or any successor thereto.

     "NRC Maintenance Rule" means the NRC rules and regulations governing the maintenance of the Transmission System (as applicable) and the Generating Facility, at 10 C.F.R. sec. 50.65, as amended or superseded.

     "NRC Requirements and Commitments" means all the requirements, obligations, duties, and commitments required to be followed and honored by the Producer pursuant to the Atomic Energy Act of 1954, the regulations of the NRC, the Generating Facility's operating license and nuclear materials licenses, and all other laws, regulations, licenses, and commitments to which the Producer is or may become subject from time to time, as amended or superseded.

     "NYPSC" means the New York Public Service Commission, or any successor thereto.

     "NYISO" or "New York ISO" means the organization formed as an Independent System Operator for the New York State transmission system in accordance with FERC order(s) in Docket Nos. ER97-1523-000, et al., or any successor thereto.
                                            ------

     "NYISO Tariff" means the FERC-approved Open Access Transmission Tariff for the NYISO and/or the FERC-approved services tariff for the NYISO, as applicable, and as amended or superseded.

     "NYSRC" mean the New York State Reliability Council, or any successor thereto.

     "Off-site Power Service" means all the services necessary to permit the continued supply of Electricity to and from the Generating Facility in accordance with the terms of this Agreement.

     "Off-site Power Supply Points" means the points at which Off-site Power Service is supplied by Niagara Mohawk to the Producer as indicated on a one-line diagram attached hereto as Schedule A, as well as the line through which emergency back up power for the Generating Facility is provided from the Bennetts Bridge Hydro Development facility.

     "Reciprocal Easement Agreement" means the Reciprocal Easement Agreement for the Generating Facility, dated as of December 11, 2000, by and among Constellation and Niagara Mohawk as amended.

     "Release" means release, spill, leak, discharge, dispose of, pump, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

     "Retail Tariff" means Niagara Mohawk's Retail Tariff, NYPSC No. 207 - Electricity as amended and accepted by the NYPSC, as amended or superseded.

     "Revenue Meters" means all MWh, MV ARh meters, pulse isolation relays, pulse conversion relays, and transducers used by the NYISO or Niagara Mohawk for billing purposes, and associated totalizing equipment and appurtenances (including voltage transformers and current transformers) used to measure the transfer of energy as indicated on a one-line diagram attached hereto as Schedule A.

     "Switching, Tagging, and Mark-Up Rules" means Niagara Mohawk's and the Producer's switching, tagging and mark-up rules and procedures as adopted and implemented in accordance with OSHA standards, at 29 C.F.R. sec. 1910.269(d), as amended or superseded.

     "Transmission System" means the properties, structures, facilities, equipment, devices, and apparatus wholly or partly owned or leased by, or under contract to, or under the control of Niagara Mohawk on Niagara Mohawk's side of the Delivery Points and the Off-site Power Supply Points, as indicated on the one-line diagram attached hereto as Schedule A, which are necessary to interconnect the Generating Facility to the transmission system, or are necessary for purposes of providing transmission and Retail Tariff services, including services under the NYISO Tariff.

1.2  Interpretation

     The following rules shall govern the interpretation of this Agreement, including its definitions. The terms "includes" or "including" shall not be limiting, whether or not followed by the words "without limitation." References to an article or section shall mean an article or section of this Agreement unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE II
                            AGREEMENT TO INTERCONNECT
                            DESCRIPTION OF FACILITIES

2.1 The Parties agree to interconnect the Generating Facility to the Transmission System in accordance with the terms of this Agreement.

2.2 The Generating Facility shall include all facilities and equipment up to the Delivery Points and Off-site Power Supply Points as indicated on Schedule A. The Producer agrees that the installation of the electrical equipment and the operation of the Generating Facility must meet or exceed the standards of Good Utility Practice, NRC Requirements and Commitments, all requirements of Bulletin No. 756, the Retail Tariff and the requirements, rules and regulations of the NYISO; provided, however, that in the event of a conflict between the requirements, rules and regulations of the NYISO and the requirements of Bulletin No. 756, the requirements, rules and regulations of the NYISO shall govern.

2.3 The Producer recognizes that, except as provided hereunder, nothing in this Agreement confers upon the Producer any right to transmit Electricity over the Transmission System.

2.4 Niagara Mohawk shall use Good Utility Practice to own, operate and maintain the Transmission System. Niagara Mohawk, however, does not guarantee or warrant uninterrupted availability of the Transmission System.

2.5 Niagara Mohawk shall provide the Producer with Electricity to the Off-site Power Supply Points in accordance with the rates, terms and conditions set forth in the Retail Tariff, in connection with the execution of this Agreement, the Producer has completed and submitted to Niagara Mohawk all applications and forms as required by the Retail Tariff.

2.6 Without limiting any of their rights hereunder, Niagara Mohawk shall have the right to operate the Joint Use Facilities on the Producer's side of the Delivery Points and the Off-site Power Supply Points (a) in the event of an Emergency. or (b) during coordinated maintenance of the Transmission System. Niagara Mohawk shall exercise such right in a non-discriminatory manner and in accordance with Good Utility Practice, and after giving the Producer reasonable notice under the circumstances.

2.7 If the Producer relies on Niagara Mohawk's system protection equipment and practices for protection of the Generating Facility or if the Producer relies on any other of Niagara Mohawk's equipment for support of its operations, the Producer agrees to indemnify, defend, and save harmless Niagara Mohawk, its agents and employees, against any and all penalties, judgments. fines (civil or criminal), or other costs arising from any damage or loss to the Generating Facility as a result of such reliance, except where such costs arise from gross negligence or intentional misconduct on the part of Niagara Mohawk or its agents or representatives.

2.8 This Agreement does not waive, alter or impair the rights or obligations of any party under any other agreement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1 Constellation is a limited liability company duly organized and validly existing under the laws of the State of Maryland. Constellation is qualified to do business under the laws of the State of New York, is in good standing under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.2 Niagara Mohawk is a corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, has the corporate authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.3 The Producer and Niagara Mohawk each represents that: (a) it is not prohibited from entering into this Agreement and discharging and performing all covenants and obligations on its part to be performed under and pursuant to this Agreement; (b) upon the acceptance of the terms of this Agreement by FERC, the execution and delivery of this Agreement, the consummation of the transactions contemplated herein including the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or other agency of government, or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which it is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing; and (c) unless this Agreement is materially modified by any court or appropriate regulatory authority having jurisdiction and subsequently terminated, this Agreement shall be a legal, valid and binding obligation enforceable in accordance with its terms, except as limited by any subsequent order of any court or appropriate regulatory authority having jurisdiction, or by any applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of a reorganization, insolvency, liquidation, readjustment of debt or other similar proceeding of or moratorium applicable to the Party and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.)

                                   ARTICLE IV
                                  ACCESS RIGHTS

4.1 The Parties' rights and obligations of access are governed by the Reciprocal Easement Agreement and by subsection 6.1.8 of this Agreement.

                                    ARTICLE V

            OPERATION, MAINTENANCE, MODIFICATION AND DECOMMISSIONING

5.1  Operation, Maintenance and Repair.

     5.1.1 Except as otherwise provided in this Agreement, Niagara Mohawk, at its own expense, will operate, maintain and repair (repair includes, but is not limited to. replacement of existing equipment when required due to failure) the Transmission System in accordance with Good Utility Practice and, to the extent applicable, NRC Requirements and Commitments.

     5.1.2 Except as otherwise provided in this Agreement, the Producer, at its own expense, will operate, maintain and repair (repair includes, but is not limited to, replacement of existing equipment when required due to failure) the Generating Facility in accordance with Good Utility Practice, and the NRC Requirements and Commitments.

     5.1.3 The Producer will give reasonable notice to Niagara Mohawk of the schedule for scheduled outages of the Generating Facility promptly after such schedule is established in accordance with NRC Requirements and Commitments, Bulletin No. 756, Good Utility Practice, the Retail Tariff, NYISO practices and, upon making any changes to such schedules thereafter, shall promptly notify Niagara Mohawk of any such changes.

     5.1.4 Niagara Mohawk will give reasonable notice to the Producer of the schedule for maintenance of the Transmission System promptly after such schedule is established in accordance with Good Utility Practice and applicable tariffs, and, upon making any changes to such schedules thereafter, shall promptly notify Niagara Mohawk of any such changes.

     5.1.5 In furtherance of the Parties' mutual objective to preserve and maintain the reliability of the Transmission System and the Generating Facility, the Producer agrees to confer with Niagara Mohawk to coordinate the planning and scheduling of any outages and preventative and corrective maintenance and any changes thereto in a manner that will preserve and maintain the reliability of, and minimize the effect on, the Transmission System. Likewise, Niagara Mohawk agrees to confer with the Producer to coordinate the planning and scheduling of outages and preventative and corrective maintenance to the Transmission System to minimize their effect on the operation of the Generation Facility. Each Party will bear its own costs in connection with the coordination activities called for in this section.

     5.1.6 If the Producer requests that Niagara Mohawk perform maintenance during a time period other than as scheduled by Niagara Mohawk, Niagara Mohawk will use Commercially Reasonable Efforts to meet the Producer's request as long as meeting the request would not be expected, as reasonably determined by Niagara Mohawk, to have an adverse impact upon Niagara Mohawk's operations or the operations of Niagara Mohawk's customers. Notwithstanding the foregoing, should the Producer request to perform maintenance that Niagara Mohawk in good faith determine may have an adverse impact on Niagara Mohawk's operations or the operations of Niagara Mohawk's customers during the period of June through September ("Peaking Period"), and if such maintenance may be delayed until after such period, Niagara Mohawk may reject the Producer's scheduling request. Such Peaking Period may be modified from time to time to be in accord with the four month peaking period as identified in NYISO market data for the New York Control Area. If such maintenance may not be delayed until after such period, the maintenance shall be scheduled to minimize the risk of an adverse impact on Niagara Mohawk's operations or the operations of Niagara Mohawk's customers. The Producer shall reimburse Niagara Mohawk for all reasonable costs incurred by Niagara Mohawk related to satisfying the Producer's request.

5.2  Modifications.

     5.2.1 Niagara Mohawk shall retain the discretion, consistent with Good Utility Practice and NRC Requirements and Commitments, to determine whether, when, and in what manner Modifications to the Transmission System are to be made, and shall promptly notify the Producer of the schedule for making any such Modification. Such notification shall include information relating to and a good faith estimate of the anticipated impact of the Modification on the Generating Facility's operations, including whether performing the Modification, or the Modification itself, is expected to interrupt the flow of power over the Transmission System. However, no liability shall arise in connection with the good faith estimate or information related to the anticipated impact of such Modification.

     5.2.2 The Producer shall retain the discretion, consistent with Good Utility Practice and NRC Requirements and Commitments, to determine whether, when, and in what manner Modifications to the Generating Facility are to be made, and shall promptly notify Niagara Mohawk of the schedule for making any such Modification. Such notification shall include information relating to and a good faith estimate of the anticipated impact of the Modification on the Transmission System or Niagara Mohawk's electric operations. However, no liability shall arise in connection with the good faith estimate or information related to the anticipated impact of such Modification.

     5.2.3 Through the Operating Committee (as defined in Section 10.4), Niagara Mohawk and the Producer shall use best efforts to mutually agree on the scheduling of a Modification to minimize any adverse impact on the Generating Facility or the Transmission System. All Modifications planned by Niagara Mohawk shall give due regard to the Producer's NRC Requirements and Commitments and duties and responsibilities as a nuclear operator.

     5.2.4 If a Modification to the Transmission System is requested by the Producer or is solely required to support the operations of the Generating Facility, Niagara Mohawk shall make, operate, maintain and repair at the Producer's expense, any such Modification, and the Producer shall reimburse Niagara Mohawk for all actual costs and expenses reasonably incurred in relation to making, operating, maintaining and repairing the Modification. If a Modification to the Transmission System is required to support the operations of the Generating Facility, the Producer shall reimburse Niagara Mohawk, as applicable, to the extent such Modification inures to the benefit of the Generating Facility or supports the Generating Facility. If a Modification to the Generating Facility is requested by Niagara Mohawk or is solely required to support the operations of Niagara Mohawk, the Producer shall make, operate, maintain and repair at Niagara Mohawk's expense, any such Modification, and Niagara Mohawk shall reimburse the Producer for all actual costs and expenses reasonably incurred in relation to making, operating, maintaining and repairing the Modification.

     5.2.5 The notice provided under Section 5.2.2 shall include plans, specifications, information and operating instructions relating to the impact of planned Modifications on the Transmission System or Niagara Mohawk's electric operations. Notwithstanding Section 5.2.4, the Producer shall be responsible for all costs and expenses reasonably incurred by Niagara Mohawk associated with ensuring that the Transmission System would be compatible with a Modification implemented by the Producer.

     5.2.6 All Modifications to the Generating Facility or the Transmission System, and any resulting effects on the Transmission System, shall meet the rules and requirements of NERC, NPCC, NYSRC, the NRC, and the NYISO or their respective successors, the standards of Good Utility Practice, the Retail Tariff and the requirements of Bulletin No. 756; provided, however, that in the event of a conflict between the rules and requirements of the NYISO and the requirements of Bulletin No. 756, the rules and requirements of the NYISO shall govern.

     5.2.7 If the Producer elects to construct, at its own expense, a Modification of the Transmission System subject to the terms of this Agreement, then the Producer shall transfer all rights, title and interest in such Modification to Niagara Mohawk upon completion of construction and shall execute all necessary documents to effectuate transfer of ownership thereof to Niagara Mohawk. Producer shall obtain any necessary permits, authorizations and rights-of-way for the Modification, in accordance with this Agreement, the costs thereof to be paid by the Producer. Producer shall transfer any such rights-of-way to Niagara Mohawk. Niagara Mohawk will accept transfer of ownership and energize the Modification, upon Producer's satisfaction, at Producer's expense, of the following: (a) the

          Modification shall comply with Niagara Mohawk's engineering standards and all applicable laws, codes, rules and regulations; (b) the transfer of all rights of way necessary for the Modification shall be made in fee simple (by warranty deed free and clear of all liens and encumbrances) for consideration in the amount of One Dollar and (c) a land survey and title insurance for the Modification shall be provided to Niagara Mohawk by Producer in a form and amount acceptable to Niagara Mohawk. Regardless of whether Niagara Mohawk or the Producer constructs the Modification to the Transmission System, Niagara Mohawk shall own, operate and maintain, at Producer's expense, any such Modification, and Producer shall reimburse Niagara Mohawk for all costs of operating and maintaining the Modification in accordance with this Article and Article IX herein.

5.3  Relocation, Rearrangement, Abandonment or Retirement.

     5.3.1 If, during the term of this Agreement, Niagara Mohawk determines that it is required by Good Utility Practice to relocate, rearrange, abandon, or retire the Transmission System, Niagara Mohawk shall give the Producer no less than one (1) year advance written notice; provided, however, if Niagara Mohawk is required or ordered by governmental authority or the NYISO to relocate, rearrange, abandon, or retire the Transmission System, Niagara Mohawk shall promptly give the Producer written notice of such requirement or order. Through the Operating Committee, Niagara Mohawk and the Producer shall use best efforts to mutually agree on the scheduling of such relocation, rearrangement, abandonment or retirement to minimize any adverse impact on the Generating Facility or the Transmission System. Any relocation, rearrangement, abandonment or retirement planned by Niagara Mohawk shall give due regard to the Producer's NRC Requirements and Commitments and the Producer's duties and responsibilities as a nuclear operator.

     5.3.2 If relocation, rearrangement, abandonment, or retirement of the Transmission System is required, Niagara Mohawk shall perform or have performed the studies necessary to identify any Modifications to the Transmission System necessary to the continued operation of the Generating Facility and shall inform the Producer of the estimated costs. The cost of any such studies shall be shared equally by the Parties. The Producer shall at its option either: (a) reimburse Niagara Mohawk for all actual costs and expenses of such Modification in accordance with Articles V and IX of this Agreement; (b) construct, at its own expense, a Modification subject to the terms of this Agreement; provided, however, that design, engineering, and construction activities relating to the existing Transmission System shall be performed by Niagara Mohawk or by a third party selected by Niagara Mohawk at the Producer's expense; or (c) terminate this Agreement, upon no less than sixty (60) days advance written notice to Niagara Mohawk. Nothing in this subsection, however, shall impair the Parties' obligations under

          Section 5.2 of this Agreement to the extent the relocation, rearrangement, abandonment, or retirement constitutes a Modification,

5.4  Decommissioning.

     5.4.1 The Producer, at its own expense, will Decommission the Generating Facility in accordance with NRC Requirements and Commitments and the NMP-1 APA.

     5.4.2 In furtherance of the Parties' mutual objective to preserve and maintain the reliability of the Transmission System, the Producer and Niagara Mohawk agree to coordinate the planning and scheduling of Decommissioning in a manner so as to maintain the reliability of, and to minimize the effect on, the Transmission System. Section 5.2 of this Agreement shall apply to any Modification of the Transmission System necessitated by Decommissioning.

5.5  NRC Maintenance Rule.

5.5.1       Producer's  Obligations  and  Authority.

            5.5.1.1 In  furtherance  of Producer's obligation to comply with the NRC Maintenance Rule, Niagara Mohawk agrees that Producer has the authority, control and obligation to: (1) review and modify as appropriate Niagara Mohawk's identification of all facilities, components and functions covered under the NRC Maintenance Rule, regardless of ownership, and require Niagara Mohawk to modify as appropriate the scope of such facilities, components and functions so as to meet NRC requirements; (2) in cooperation with and in accordance with NRC guidance, to establish and approve availability and reliability performance criteria and improvement goals for all such facilities, components and functions, regardless of ownership, to permit Producer to comply with the NRC Maintenance Rule: and (3) in cooperation with Niagara Mohawk and in accordance with NRC guidance, to approve all improvements, maintenance, inspections, monitoring, operational procedures, or any other activity affecting such facilities, components and functions, regardless of ownership, to permit Producer to comply with the NRC Maintenance Rule.

            5.5.1.2 Niagara Mohawk agrees that it will cooperate with the
                    Producer to assure the Producer's compliance with the NRC Maintenance Rule as it applies to the facilities, components and functions of the Transmission System. The Producer shall reimburse Niagara Mohawk for the incremental costs to Niagara Mohawk of compliance with the NRC Maintenance Rule beyond those costs that otherwise are customary and reasonable for a non-nuclear facility.

            5.5.1.3 Any incremental costs or expenses of Niagara Mohawk incurred as a result of a Producer's request to Niagara Mohawk for additional or different action other than those required under Section 5.5.1.2 above, or arising from such Producer's compliance with any amendment or modification to, or any change in interpretation of, the NRC Maintenance Rule after the Closing Date, shall be borne by Producer.

     5.5.2 Schedule of Components. Schedule D to this Agreement sets forth the substation components that, as of the Closing Date, are necessary to fulfill those functions covered by the NRC Maintenance Rule, together with the schedule, to be provided as of the Closing Date, for maintenance, inspection and testing of said components. All other substation components will be maintained, inspected and tested in accordance with Niagara Mohawk's standard procedures for substation maintenance, inspection and testing. In the event the Parties agree that a component not identified in Schedule D should have been included in Schedule D the Parties may, by their mutual agreement, add substation components to Schedule D. In order to comply with the NRC Maintenance Rule, Producer may, in accordance with NRC Requirements and Commitments, add new substation components to Schedule D as appendices to Schedule D, and also may change schedules for maintenance, inspection and testing of such components, subject to the Producer's payment of additional costs or expenses in accordance with Section 5.5.1.3.

     5.5.3 Notice. To the extent Niagara Mohawk becomes aware of any failure of any substation component identified in Schedule D, Niagara Mohawk shall provide immediate notice thereof to the Producer.

     5.5.4 Analysis. As required by the NRC Maintenance Rule, the Producer may, at its discretion and with Niagara Mohawk's reasonable cooperation, conduct an analysis of a failure of any substation component identified in Schedule D, and any personnel error leading to the failure of any such component. Niagara Mohawk will cooperate with the Producer and promptly, upon Producer's request, provide Producer with all information under Niagara Mohawk's control and consistent with Good Utility Practices necessary for Producer to: (1) determine whether the failure was a functional failure of equipment or the result of personnel error; (2) determine whether the failure, if a functional failure, was maintenance preventable; and (3) conduct root cause analyses of those failures as the Producer deems appropriate. At the request of Producer, and at Producer's expense, Niagara Mohawk shall assist in the performance of a root cause analysis for any substation component failure identified in Schedule D, and any personnel error leading to the failure of any such component, as Producer deems necessary.

     5.5.5 Testing. As necessary, in accordance with Good Utility Practice, or at Producer's request, Niagara Mohawk will arrange for independent testing of any failed component identified in Schedule D subject to the Producers payment of additional costs or expenses in accordance with Section 5.5.1.3.

     5.5.6 Performance Improvement Plan. Producer shall analyze data supplied by Niagara Mohawk concerning a failure of a substation component identified in Schedule D and any personnel error leading to the failure of any such component, and shall notify Niagara Mohawk if a performance improvement plan is required in accordance with the NRC Maintenance Rule. The Producer and Niagara Mohawk will cooperate to develop and implement any such performance plan, the cost of which shall be borne by Producer.

     5.5.7 Records. For the term of this Agreement, Niagara Mohawk shall provide Producer with complete and accurate records concerning all preventative and corrective maintenance activities performed by Niagara Mohawk on all substation components identified in Schedule D.

5.6  Emergency Procedure.

     5.6.1 Niagara Mohawk shall provide Producer with prompt oral notification of any Emergency in the Transmission System which may reasonably be expected to affect Producer's immediate operation of the Generating Facilities, and Producer shall provide Niagara Mohawk prompt oral notification of any Emergency which may reasonably be expected to affect Niagara Mohawk's operations. Such oral notification shall be followed within 24 hours by written notification. The written notification shall describe, to the extent reasonably ascertainable, the damage or deficiency, the anticipated length of outage and the corrective action. Provision of such notification shall be subject to the requirements of FERC Order 889 or any other applicable standards of conduct.

     5.6.2 If, in the good faith judgment of either Party, an Emergency endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, danger or loss. Either Party may, consistent with Good Utility Practice, request that NYISO take whatever actions it deems necessary during an Emergency to: (i) preserve public safety; (ii) preserve the integrity of the Transmission System; (iii) limit or prevent damage; or (iv) expedite restoration of service.

5.7  Facility Voltage Limits

     5.7.1 The Producer shall notify Niagara Mohawk of the Producer's required voltage limits at the Off-site Power Supply Points which are required to supply auxiliary power and to ensure that emergency equipment fed from the auxiliary bus has suitable voltage to function in accordance with applicable NRC Requirements and Commitments. Promptly upon receipt of such notification from the Producer, Niagara Mohawk shall communicate the Producer's required voltage limits at the substation to the NYISO as applicable.

     5.7.2 Niagara Mohawk will control, or communicate and coordinate with NYISO or the NPCC, as applicable, in order to control the voltage levels at the Off-site Power Supply Points within the Producer's required limits.

     5.7.3 Niagara Mohawk and the Producer shall abide by the following notification protocol with respect to the Producer's required voltage levels at any and all substations that are the source of off-site power to the Off-site Power Supply Points: Whenever the voltage at such substations goes outside of or approaches the Producer's high and low voltage limits, the Party making the determination that such a condition exists shall notify the other Party, and Niagara Mohawk will immediately notify the NYISO as applicable.

     5.7.4 Annually, the Producer shall contact Niagara Mohawk to determine from Niagara Mohawk if any changes have been made to the Transmission System that may or could affect minimum and maximum voltages at the Off-Site Power Supply Points. If necessary, Niagara Mohawk will provide the Producer with new voltage values of the off-site power sources for applicable single contingency conditions.

                                   ARTICLE VI
                                POWER DELIVERIES

6.1  Metering.

     6.1.1 Niagara Mohawk shall, at Producer's expense, provide, install, own, and maintain the Revenue Meters, which shall record the delivery and receipt of Electricity, including reactive power, in such a manner so as to measure total Generating Facility Electricity output and consumption. The Producer shall provide suitable space at the Producer's facilities for the installation of Revenue Meters.

     6.1.2 Niagara Mohawk, at Producer's expense, shall provide all necessary communication equipment and transmission mediums such as telephone lines and any necessary protection for such communication equipment and related equipment, and shall furthermore be responsible for all communication required by Bulletin No. 756, the NYPSC or the NYISO. At Producer's expense, Niagara Mohawk shall purchase, own and maintain all telemetering equipment located at the Producer's facilities. Producer shall provide, install and own Niagara Mohawk approved or specified test switches in the transducer circuits that have been approved or specified by Niagara Mohawk. Producer shall be responsible for any and all costs involved in the relocation of communication circuits and transmission mediums that may be required by Bulletin No. 756, the NYPSC, or the NYISO from time to time.

     6.1.3 All Revenue Meters and any telemetering equipment installed pursuant to this Agreement shall be routinely tested, at the Producer's expense, by Niagara Mohawk in accordance with Good Utility Practice and applicable Niagara Mohawk, NYPSC and NYISO criteria, rules and standards.

     6.1.4 Electricity delivered to the Delivery Points by the Producer hereunder shall be measured by electric watthour meters of a type approved by the NYPSC. These Revenue Meters will be installed, owned, and maintained by Niagara Mohawk and shall be sealed by Niagara Mohawk, with the seal broken only upon occasions when the Revenue Meters are to be inspected, tested or adjusted and representatives of both Niagara Mohawk and Producer are present. The metering and installation costs shall be borne by Producer. The Revenue Meters shall be maintained in accordance with the rules set forth in 16 NYCRR
          Part 92, as amended or superseded, and with Good Utility Practice.

     6.1.5 Niagara Mohawk will guarantee the installation of any new Revenue Meter and its accuracy for a period of one (1) year from the date the Revenue Meter is installed; provided, however, that this guarantee excludes any incidental or consequential damages that the Producer may suffer as a result of the failure of a meter to which this guarantee applies. Any repair or replacement required during the initial year will be at the expense of Niagara Mohawk. In the event that any Revenue Meter is found to be inaccurate after the initial year, Niagara Mohawk will repair or replace the same as soon as possible at the expense of Producer. Niagara Mohawk and the Producer shall have the right at all reasonable times, upon giving not less than ten (10) days notice to the other (for the purpose of permitting the other to be present at the inspection) to inspect, and test meters. If the Revenue Meters are found to be defective, Niagara Mohawk shall adjust, repair or replace the same at the expense of the Producer or, if within the initial year, by Niagara Mohawk. Any test or inspection requested in good faith by Niagara Mohawk or the Producer shall be at the expense of the requester.

     6.1.6 The Producer may elect to install its own Revenue Meters in addition to Niagara Mohawk Revenue Meters. Such Revenue Meters shall meet the requirements of 16 NYCRR Part 92, as amended or superseded. Should any Revenue Meters installed by Niagara Mohawk fail to register during the term of this Agreement, the Parties shall use Producer's Revenue Meters, if installed, for the period of the failure. On any day or days on which neither Party's Revenue Meters are in service, the quantity of energy delivered shall be determined in such manner as the Parties agree. Niagara Mohawk Revenue Meters shall be read on a schedule compatible with Niagara Mohawk's normal meter reading schedule with the costs of reading to be borne by the Producer.

     6.1.7 In the event the Producer desires access to meter information, the Producer, at its own expense, shall be responsible for purchasing and installing software, hardware and/or other technology that may be required to access such meter information. The software, hardware and/or other technology installed for this purpose shall be in compliance with any applicable NYPSC or Niagara Mohawk rules, requirements, or standards.

     6.1.8 The Producer grants to the employees and agents of Niagara Mohawk the right of access to Producer's premises at all reasonable times for such purposes of the reading of meters; inspection of meters, their wiring and related equipment; and installing, operating, maintaining, disconnecting and removing of any or all of the property belonging to Niagara Mohawk. If Producer refuses such access to the meters or other Niagara Mohawk equipment, or if access is obstructed or hazardous, Niagara Mohawk shall provide notice that the Producer shall have five
          (5) days in which to permit access, or remove any obstruction or hazard. If, after five (5) days from the receipt of the notice, the Producer does not permit access or remove any obstruction or hazard (except in an event of force majeure as defined in Article XII herein), the Producer shall pay Niagara Mohawk liquidated damages of $100,000 per day until access is permitted or such obstruction or hazard is removed.

6.2  Losses.

     If the Revenue Meters and the Delivery Points are not at the same location, the Revenue Meters shall record delivery of Electricity in a manner that accounts for losses occurring between the metering points and the Delivery Points, which shall be calculated by Niagara Mohawk using a method determined by Niagara Mohawk in accordance with Good Utility Practices. The metering point, the Delivery Points, associated equipment and distance between the metering point and the Delivery Points shall be as set forth in Schedule A. If the Metering Points are changed to another location, losses in accordance with this section will be recalculated. In addition, Producer will be responsible for all costs associated with the change in Metering Points.

6.3  Reactive Power Support.

     The Producer agrees to provide reactive capability to regulate and maintain system voltage at the Delivery Points in conformance with Bulletin No. 756, the Retail Tariff or any applicable NYISO tariff or agreement at no cost to Niagara Mohawk. The Producer may seek compensation for reactive power pursuant to the terms of any applicable NYISO tariff or agreement or in any market for reactive power.

6.4  Islanding.

     With reference to Bulletin No. 756, Niagara Mohawk reserves the right, consistent with applicable NRC Requirements and Commitments, to require. allow or prevent the islanding of the Generating Facility during an Emergency. This Agreement is not intended to impair or supersede any rights of the NYISO to allow or prevent the islanding of the Generating Facility.

6.5  Penalties.

     The Producer shall be solely responsible and liable for any penalties or charges imposed by the NYISO or by other regulatory bodies and payment thereof, for any products derived or failure to provide such products from the Generating Facility to the NYISO, or for any failure by the Producer to comply with the regulations, rules, or procedures of the NYISO or other regulatory bodies.

                                   ARTICLE VII
                              INSURANCE PROVISIONS

7.1 "Party". For purposes of this Article and Schedule C to this Agreement, "Party" or "Parties" shall mean, individually or collectively, as the context may require, Niagara Mohawk or the Producer.

7.2 Obligations. The Producer and Niagara Mohawk shall each maintain, at its own cost and expense. fire, liability, worker's compensation and such other forms of insurance, in such amounts and on such terms and conditions as is customary and reasonable in the electric utility industry and in conformance with Good Utility Practice. At a minimum, the Producer and Niagara Mohawk shall comply with the insurance requirements set forth on Schedule C to this Agreement.

7.3 Proof of Coverage. Upon request, the Producer and Niagara Mohawk shall promptly provide each other with either Certificate(s) of Insurance or an evidence of insurance letter for all coverages required herein. Such Certificate(s) or letter shall be provided to each address set out immediately below:

TO NIAGARA MOHAWK:

Niagara Mohawk Power Corporation
Attn:  Risk Management Bldg. A-1
300 Eric Boulevard West
Syracuse, New York 13202

TO CONSTELLATION:

Risk Manager
Attn:  Gregory Powell
Constellation Energy Group
250 West Pratt Street
Baltimore, MD 21201

          Such Certificate(s) or letter, and any renewals or extensions thereof, shall provide that at least thirty (30) days advance written notice shall be given in the event of any cancellation or diminution of coverage and shall outline the amount of deductibles or self-insured retention that shall be for the account of the Party required to provide such Certificate(s) or letter.

7.4 Limitation. Nothing contained in this Article is to be construed as limiting the extent of any Party's responsibility for payment of damages, or as limiting, diminishing, or waiving any Party's obligations to indemnify, defend and save harmless another Party in accordance with this Agreement.

7.5 Exchange of Information. Unless bound by a duty of confidentiality, each Party shall promptly provide each other Party by certified or registered mail, return receipt requested and postage prepaid, to such other Party's address set forth in Section 7.3, with copies of any accident report(s) sent by the first Party to any insurance carrier with respect to any accident or incident arising out of or in any manner connected with this Agreement.

                                  ARTICLE VIII

                         COMPLIANCE WITH LAWS AND SAFETY

8.1 Niagara Mohawk and Producer agree to comply in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals, certificates, and requirements thereunder in connection with all activities performed pursuant to this Agreement, including, but not limited to all design, environmental, regulatory, engineering, construction, and property acquisition activities.

8.2 If Niagara Mohawk or the Producer becomes aware that any requirement specified in this Agreement is at variance with any governing laws, ordinances, rules, regulations, permits, licenses, approvals, certificates and requirements thereunder, it shall promptly notify the other Party in writing before incurring any further liability, expense or obligation. Niagara Mohawk and Producer shall in good faith attempt to reform this Agreement to comply with the aforementioned laws, ordinances, rules, regulations, permits, licenses, approvals, or certificates.

8.3 Niagara Mohawk and the Producer agree that all work performed by either Party, which might reasonably be expected to affect the other Party, shall be performed in accordance with all applicable laws, rules, and regulations pertaining to the safety of persons or property, and Good Utility Practice. Each Party shall be solely responsible for and shall assume all liability for the safety and supervision of its own employees, agents, representatives and subcontractors. All work performed by either Party that could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable laws, rules and regulations pertaining to the safety of persons or property, including, without limitation, compliance with the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970 (OSHA) as amended from time to time, the National Electrical Safety Code (NESC) as amended from time to time, applicable NRC Requirements and Commitments, and Good Utility Practice. The Parties shall cause their agents, representatives and subcontractors to perform their work in accordance with these standards.

8.4 Environmental Releases by Producer. The Producer shall inform Niagara Mohawk first verbally, and then by written notice, of any Release of Hazardous Substances that impacts or, in the reasonable judgment of the informing Party may impact, Niagara Mohawk's property, business or operations, as soon as possible, but no later than forty-eight (48) hours after such Release, and shall promptly furnish to Niagara Mohawk copies of any reports filed with any governmental agencies addressing such Release. If a Release of Hazardous Substances onto Niagara Mohawk's property is caused by the Producer, its employees, agents, contractors, consultants, invitees or subcontractors, (or if it is reasonable to believe that such a Release has occurred) the Producer, at its own expense, shall conduct, or cause to be conducted, sampling, soil testing, and any other methods of investigation which would disclose the presence of and extent of contamination by, any Hazardous Substances which have been released onto Niagara Mohawk's property and shall notify Niagara Mohawk in writing as soon as reasonably practicable after learning of the presence of any such Hazardous Substances upon Niagara Mohawk's property. The

     Producer shall immediately notify Niagara Mohawk of any type of remediation activities necessitated by such Release and shall provide Niagara Mohawk with copies of any correspondence with, and of any reports filed with, any governmental agency pertaining to such remediation activities. The Producer shall provide Niagara Mohawk thirty (30) days written notice prior to conducting any asbestos or lead abatement activities, and shall promptly furnish to Niagara Mohawk (i) copies of any reports filed with any governmental or regulatory agencies pertaining to such abatement activities, (ii) copies of applications for permits to conduct abatement activities, and (iii) copies of all permits authorizing abatement activities. The Producer agrees to indemnify, defend, and save harmless Niagara Mohawk, its Affiliates, officers, directors, agents and employees, from and against any loss, damage. liability (civil or criminal), cost, suit, charge (including litigation costs and reasonable attorneys' fees), expense or cause of action for the removal or management of any Hazardous Substances and/or relating to any damages to any person or property resulting from the presence of any such Hazardous Substances.

8.5 Environmental Releases by Niagara Mohawk. Niagara Mohawk shall inform the Producer first verbally, and then by written notice, of any Release of Hazardous Substances that impacts, or in the reasonable judgment of the informing Party may impact, the Producer's property, business or operations as soon as possible, but not later than forty-eight (48) hours after such Release, and shall promptly furnish to the Producer copies of any reports filed with any governmental agencies addressing such Release. If a Release of Hazardous Substances onto the Producer's property is caused by Niagara Mohawk, its employees, agents, contractors, consultants, invitees or subcontractors, (or if it is reasonable to believe that a Release has occurred) Niagara Mohawk, at its own expense, shall conduct, or cause to be conducted, sampling, soil testing, and any other methods of investigation which would disclose the presence of, and extent of contamination by, any Hazardous Substances which have been released onto the Producer's property and shall notify the Producer in writing as soon as reasonably practicable after learning of the presence of any such Hazardous Substances upon the Producer's property. Niagara Mohawk shall immediately notify the Producer of any type of remediation activities necessitated by such Release and shall provide the Producer with copies of any correspondence with, and any reports filed with, any governmental agency pertaining to such remediation activities. Niagara Mohawk shall provide the Producer thirty (30) days written notice prior to conducting any asbestos or lead abatement activities, and shall promptly furnish to the Producer (i) copies of any reports filed with any governmental or regulatory agencies pertaining to such abatement activities, (ii) copies of applications for permits to conduct abatement activities, and (iii) copies of all permits authorizing abatement activities. Niagara Mohawk agrees to indemnify, defend, and save harmless the Producer, its Affiliates, officers, directors, agents and employees, from and against any loss, damage, liability (civil or criminal), cost, suit, charge (including litigation costs and reasonable attorneys' fees), expense or cause of action for the removal or management of any Hazardous Substances and/or relating to any damages to any person or property resulting from the presence of any such Hazardous Substances.

8.6 UFSAR Documentation. The Producer will update common drawings and documents that are part of its Updated Final Safety Analysis Report ("UFSAR") or from which figures in the UFSAR are derived on a regular basis and provide those updated drawings and documents concerning Niagara Mohawk as soon as practicable.

8.7 Information Reporting Obligations. The Producer shall promptly provide to Niagara Mohawk all relevant information, documents, or data regarding the Generating Facility which may reasonably be expected to pertain to the safety, security or reliability of the Transmission System. Subject to applicable laws, rules and regulations, Niagara Mohawk shall promptly provide to the Producer all relevant information, documents, or data regarding the operation of Niagara Mohawk and/or the Transmission System which may reasonably be expected to pertain to the safety, security or reliability of the Generating Facility.

                                   ARTICLE IX
                                  COST PAYMENTS

9.1 Niagara Mohawk shall invoice Producer at the start of each calendar quarter in an amount equal to Niagara Mohawk's actual costs and expenses for which Niagara Mohawk is to be reimbursed under this Agreement.

9.2 The Producer shall pay Niagara Mohawk with respect to the Transmission System or metering, telemetering, and communication medium, within thirty
     (30) calendar days of invoicing for all costs and expenses reasonably incurred by Niagara Mohawk which are reimbursable under this Agreement. Such costs shall include, but not be limited to, capital costs. labor (direct and distributable); labor fringe benefits and payroll taxes; invoices for material, contractors, consultants, etc.; employee expenses; storeroom material and handling; any and all costs and expenses resulting from damage to Niagara Mohawk property not otherwise covered by insurance; sales and/or use taxes on invoices and material; transportation; AFUDC; administrative and general expenses (A&G) at the current rate applied to the total of all costs; and state, county, local sales and use taxes applied to the total of all costs and administrative and general and expenses associated with the acquisition, ownership, operation, repair, A&G, inspection, design review, engineering, surveying, project management and coordination, testing of electrical equipment and installation of energy management system remote terminal units and revenue meters, construction, construction monitoring, financing, maintenance, environmental and regulatory permitting and licensing of, taxes and transfer of title of any new facilities and Modifications.

     9.2.1 For any modification reimbursable pursuant to Article V, the estimated cost of which is in excess of $500,000, the Producer shall pay Niagara Mohawk, if and as requested by Niagara Mohawk, in advance of Niagara Mohawk incurring the costs or expenses in accordance with a payment schedule mutually agreed to by the parties.

     9.2.2 The Producer shall be responsible for all legal fees, costs, liabilities, judgments, fines, penalties and other sanctions against Niagara Mohawk arising out of the Producer's exercise of eminent domain powers, except to the extent that such fees, costs, liabilities, judgments, fines, penalties and other sanctions are attributable to the rightful exercise of such powers or Niagara Mohawk's gross negligence or intentional misconduct.

     9.2.3 The Producer shall be responsible for any and all federal, state, local, and foreign taxes levied or assessed upon Niagara Mohawk, for payments made to Niagara Mohawk by Producer for reimbursable services provided under this Agreement including, but not limited to, the following: transfer tax, property tax, federal income tax, and New York State taxes, including New York income or gross receipts, sales and use taxes; provided, however, that Niagara Mohawk shall pay any applicable interest or penalty incurred as a result of Niagara Mohawk's delay in paying such taxes or seeking reimbursement from the Producer. If any form of tax, other than income or excess profits tax, under any present or future federal, state or other law different from or in addition to the taxes for which participation in or payment by Producer is provided herein or elsewhere in this Agreement, is required to be paid, levied or assessed against or incurred by Niagara Mohawk with respect to any property, property right, commodity, or service involved in, resulting from or accruing from Niagara Mohawk's performance under this Agreement, which such different or additional tax would not be required to be paid by Niagara Mohawk in the absence of this Agreement and, with respect to such different or additional tax, no obligation of Producer to participate or pay would have attached under the provisions of this Agreement elsewhere than in this subsection, then in such event Producer shall fully reimburse Niagara Mohawk for the full amount of such different or additional tax paid by Niagara Mohawk.

          9.2.3.1 If Niagara Mohawk receives a refund from the taxing authorities of any amounts paid by Producer, Niagara Mohawk shall refund to Producer such amount refunded Niagara Mohawk (net of expenses related to obtaining the refund) within thirty (30) days of receiving such refund.

          9.2.3.2 Notwithstanding the foregoing, Producer, at its own expense, shall have the right to require Niagara Mohawk to seek a Private Letter Ruling from the Internal Revenue Service on whether any of the sums paid to Niagara Mohawk by Producer under the terms of this Agreement for the construction of the facilities contemplated herein are subject to U.S.

               federal taxation. To the extent that the Private Letter Ruling concludes that any such sums are taxable to Niagara Mohawk, Producer shall reimburse Niagara Mohawk for all such taxes consequently imposed upon Niagara Mohawk in accordance with the terms of this Agreement. Producer shall reimburse Niagara Mohawk for all costs, including but not limited to legal fees, associated with seeking the Private Letter Ruling.

     9.2.4 Increased income tax to Niagara Mohawk arising from Producer's payment or reimbursement of tax under the preceding provisions will be addressed in the following manner. Any net actual U.S. federal income tax or New York State tax (collectively, for this subsection 9.2.4 "Tax"), if any, arising out of any payment or reimbursement of any tax by Producer under this Article shall be reimbursed to Niagara Mohawk. The amount reimbursed to Niagara Mohawk under this subsection shall consist of(1) the Tax arising under this subsection (the "First Amount"); plus (2) the net actual Tax imposed on the First Amount (the "Second Amount"); plus (3) the net actual Tax imposed on the Second Amount (the "Third Amount"); and plus (4) the net actual Tax imposed on the Third Amount and on each succeeding amount until the final amount is less than one dollar.

9.3 Niagara Mohawk agrees to cooperate with the Producer in attempting to minimize the Producer's costs under this Article, provided the Producer reimburses Niagara Mohawk for all costs incurred by Niagara Mohawk in connection with such cooperation, including reasonable attorneys' fees and expenses, and provided further that the Producer shall indemnify, defend, and save harmless Niagara Mohawk, its agents and employees, against any and all penalties, judgments, fines (civil or criminal), or other costs that may be imposed by any governmental authority as a result hereof, but only to the extent that such penalties, judgments, fines, or other costs are not attributable to Niagara Mohawk's gross negligence or intentional misconduct.

9.4 Niagara Mohawk shall include with each invoice documentation supporting the costs, expenses, and/or taxes incurred by Niagara Mohawk in the previous quarter, or to be incurred in the next quarter, as provided for in Section
     9.2. Niagara Mohawk will provide such documentation from its standard accounting methods. Within thirty (30) days from date of the invoice, Producer shall pay the invoice and/or notify Niagara Mohawk that Producer disputes, in whole or in part, any of the costs, expenses, and/or taxes reflected in the invoice and shall specify with particularity the reasons for such dispute. If Producer disputes any invoice or portion thereof, the Producer shall immediately place into an independent escrow account an amount equal to the portion of the invoice it disputes. Such amount shall remain in escrow until the dispute between the Parties is resolved in accordance with Article XX of this Agreement. If any portion of any invoice the Producer has not disputed remains unpaid thirty (30) days from the invoice date, Niagara Mohawk shall apply to the unpaid balance, and Producer shall pay, a finance charge at the rate of one and one-half percent (1.5%) per month, but in no event more than the maximum allowed by law.

                                    ARTICLE X
                                     NOTICES

10.1 Except as may be otherwise expressly provided herein, all notices, demands and requests required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered first-class mail (return receipt requested and postage prepaid), facsimile transmission, or overnight express mail or courier service addressed as follows:

TO PRODUCER:


Constellation Nuclear, LLC
39 West Lexington Street
18th Floor
Baltimore, MD 21201
Title:  President/CEO
Phone:  (410) 234-6149
Facsimile:  (410) 234-5323

TO NIAGARA MOHAWK:

Niagara Mohawk Power Corporation
300 Eric Boulevard West
Syracuse, NY 13202
Title:  Manager, Transmission &
Delivery Services
Attn:  Susan Hodgson
Phone:  (31 5) 460-2575
Facsimile:  (315) 460-2660


     10.1.1 All notices required for billing purposes and invoices under this Agreement shall be in writing and shall be delivered to the following address:

TO PRODUCER:

Constellation Nuclear, LLC:
39 West Lexington Street
18th Floor
Baltimore, MD 21201
Title:  President/CEO
Phone:  (410) 234-6149
Facsimile:  (410) 234-5323

Payments By Wire
----------------

ALLFIRST
Account #: 89573891
ABA Routing # 052000113
Credit To: Constellation Nuclear LLC

TO NIAGARA MOHAWK:
Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, NY 13202
Title:     Manager, Transmission &
Delivery Services
Phone:     (315) 460-2575
Facsimile:     (315) 460-2660

Payments By Wire
----------------
Citibank New York
Account #: 00040475
ABA Routing #: 021000089
Credit To: Niagara Mohawk Power Corp.

     10.1.2 Timing of notices: If given by electronic transmission (including telex, facsimile or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second business day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery.

10.2 Any Party may change its address for notices by notice to the other in the manner provided above.

10.3 Notwithstanding Section 10.1. any notice with respect to an Emergency or other occurrence requiring prompt attention shall be communicated in an expedited manner and may be made by telephone provided that such notice is confirmed in writing promptly thereafter.

10.4 Operating Committee.

     10.4.1 Producer and Niagara Mohawk shall each appoint one representative and one alternate to an Operating Committee ("the Committee"). Each Party shall notify the other Party of its appointment in writing. Such appointments may be changed at any time by similar notice. The Committee shall meet as necessary, but not less than once each calendar year, to carry out the duties set forth herein. The Committee shall hold a meeting within ten (10) calendar days of the request of either Party, at a time and place agreed upon by the representatives. Each representative and alternate shall be a responsible person working in the day-to-day operations of their respective electrical facilities. The Committee shall represent the Parties in all matters arising under this Agreement which may be delegated to it by mutual agreement of the Parties. The duties of the Committee shall include, but are not limited, to the following:

          a. Establish and maintain testing, control and operation procedures, including those pertaining to communication and information transfers between the Producer and Niagara Mohawk.

          b. Establish data requirements in accordance with the terms and conditions of this Agreement.

          c. Review data acquisition equipment, protective equipment, and any other equipment or software requirements, standards, and procedures.

          d. Review forecast maintenance and availability schedules of Niagara Mohawk's and Producers facilities.

          e. Ensure that appropriate information is being provided by each Party regarding equipment availability.

          f. Perform such other duties as specifically assigned under this Agreement or as may be conferred upon it by mutual agreement of the Parties.

     10.4.2 Each Party shall cooperate in providing to the Committee all information required for the performance of the Committee's duties. All decisions and agreements, if any, made by the Committee shall be evidenced in writing. The Committee shall have no power to amend or waive the provisions of this Agreement.

     10.4.3 Nothing in this Section shall be construed to require the amendment or modification of, or limitation in, the applicability of standards, practices and/or procedures of the Producer or Niagara Mohawk.

                                   ARTICLE XI
                              TERM AND TERMINATION

11.1 This Agreement shall become effective upon execution by the Parties and shall continue in effect until a mutually agreeable termination date not to exceed the date on which the Producer no longer requires Off-site Power Service for the Generating Facility, subject to required regulatory authorizations required for termination, except that the obligations of Niagara Mohawk to provide Interconnection Service and any other services described herein shall only become effective on the date of Closing from the moment that the NMP-1 APA is consummated. Notwithstanding any other provision of this Agreement, this Agreement shall become ineffective and shall terminate in the event the NMP-1 APA terminates.

11.2 The execution of the NMP-1 APA, as defined in this Agreement, shall be a condition precedent to this Agreement taking effect.

11.3 This Agreement shall not merge with, or be terminated or superseded by, any future agreement between the Parties that does not specifically so provide.

11.4 Breach, Cure and Default.

     11.4.1 Breach. A breach of this Agreement shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement as described in Section 11.4.2.

     11.4.2 Events of Breach. A breach of this Agreement shall include: (a) the failure to pay any amount when due, unless such amount is disputed in compliance with Section 9.4 of this Agreement; (b) the failure to comply with any material term or condition of this Agreement, including any breach of a representation, warranty or covenant made in this Agreement; (c) the appointment of a receiver, liquidator or trustee for a Party, or of any property of a Party, if such receiver, liquidator or trustee is not discharged within sixty (60) days; (d) the entry of a decree adjudicating a Party bankrupt or insolvent if such decree is continued undischarged and unstayed for a period of sixty (60) days; (e) the filing by a Party of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law; and (f) failure of the Producer to permit access to the Revenue Meters in accordance with Section 6.1.8.

     11.4.3 Cure and Default. Upon a Party's breach of its obligations under this Agreement, except for breaches described in (c), (d), (e), and
          (f) of Section 11.4.2, any other Party (hereinafter the "Non-Breaching Party") shall give such Party in breach (the "Breaching Party") a written notice specifying the nature of the breach, describing the breach in reasonable detail, and demanding that the Breaching Party cure such breach. The Breaching Party shall be deemed to be in default of its obligations under this Agreement if(i) the breach is such that it can be cured within thirty (30) days and the Breaching Party fails to cure the breach within thirty (30) days after its receipt of such notice, (ii) the breach is such that it cannot be cured within thirty
          (30) days. and the Breaching Party does not in good faith commence within thirty (30) days all such steps as are commercially reasonable, necessary, and/or appropriate to cure such breach and thereafter diligently pursue such steps to completion, or (iii) the breach cannot be cured within any commercially reasonable period of time.

     11.4.4 Right to Compel Performance. Upon the occurrence of any event of default, the non-defaulting Party shall be entitled to (i) commence an action to require the defaulting Party to remedy such default and specifically perform its obligations hereunder in accordance with the terms and conditions hereof, and (ii) exercise such other rights and remedies as it may have in equity, at law or under this Agreement.

     11.4.5 Waiver. No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and executed by each Party. Any waiver that is not in writing and executed by each Party shall be null and void from its inception. No express waiver in any specific instance as provided in a required writing shall be construed as a waiver in future instances unless specifically so provided in the required writing. No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party. The failure of any Party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right. Delay by any Party in enforcing its rights under this Agreement shall not be deemed a waiver of such rights.

11.5 Subject to the limitations set forth in Section 11.8, in the event of default by the Producer, Niagara Mohawk may only terminate this Agreement upon the later of the following: (a) their giving written notice of termination to the Producer, the NRC and any other regulatory agency with jurisdiction over the operations of the Generation Facility; (b) the filing at FERC of a notice of termination for the Agreement, which filing must be accepted and approved by FERC; and (c) the receipt of applicable regulatory approvals for the termination of the Agreement.

11.6 Termination of this Agreement shall not relieve Producer or Niagara Mohawk of any of their liabilities and obligations arising hereunder prior to the date termination becomes effective, and Producer or Niagara Mohawk may take whatever judicial or administrative actions as appear necessary or desirable to enforce their rights or remedies hereunder. Unless otherwise provided herein, the rights or remedies specified herein are not exclusive and shall be in addition to all other rights and remedies available to any Party, either at law or in equity, for default or breach of any provision of this Agreement.

11.7 In the event of termination of this Agreement, Niagara Mohawk may at its option physically disconnect the Generating Facility from the Transmission System in accordance with Good Utility Practice.

11.8 Where a default is disputed by the Producer in good faith, and the basis for the dispute is specified in writing, no termination of this Agreement may occur absent a final, binding and nonappealable decision by either an arbitrator or a court of competent authority having jurisdiction making a determination of said default and upon the satisfaction of all the conditions stated in Section 11.5 above. Where the default has occurred as a result of a billing dispute, the Producer shall (i) continue to make all payments not in dispute and (ii) pay into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

                                   ARTICLE XII

                                  FORCE MAJEURE

12.1 A Party to this Agreement shall not be considered to be in default or breach hereunder, and shall be excused from performance hereunder, if and to the extent that it shall be delayed in or prevented from performing or carrying out any provision of this Agreement by reason of force majeure, which for the purposes of this Agreement shall mean flood, ice, lightning strikes, earthquake, fire, epidemic, war, invasion, riot, civil disturbance, sabotage, explosion, insurrection, military or usurped power, strikes, stoppage of labor, labor dispute. failure of contractors or suppliers of material, action of any court or governmental authority, or any civil or military authority de facto or de jure, change in law, act of God or the public enemy, or any other event or cause beyond its reasonable control; provided, however, that a Party to this Agreement may not claim force majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that it has been negligent or engaged in intentional misconduct and such negligence or misconduct contributed to its delay or failure to perform or carry out its duties and obligations under this Agreement. Mere economic hardship of a Party shall not constitute force majeure.

12.2 The Party claiming force majeure shall give notice to the other Party of the occurrence of force majeure no later than ten (10) business days after such occurrence and shall use due diligence to resume performance and/or the provision of service hereunder as soon as practicable.

                                  ARTICLE XIII
                                INDEMNIFICATION

13.1 Indemnification. Niagara Mohawk shall indemnify, defend and hold harmless the Producer, its directors, officers, employees, agents and Affiliates, and the Producer shall indemnify, defend and hold harmless Niagara Mohawk or its directors, officers, employees, agents and Affiliates, from and against all liabilities, expenses (including litigation costs and reasonable attorneys' fees), damages, losses, penalties, judgments, fines, claims, demands, actions, and proceedings of any nature whatsoever for events that arise out of or are in any manner connected with this Agreement and (i) occur or arise on the indemnifying Party's side of the Delivery Points, the Off-site Power Service Points, and/or any property owned by the indemnifying party, except to the extent that such events are attributable to the negligence or willful misconduct of the Party seeking to be indemnified, or (ii) are attributable to the negligence or willful misconduct of the Party from whom indemnity is being sought.

13.2 Indemnification Procedures. If a Party to this Agreement (the "Indemnified Party") intends to seek indemnification under this Article from any other Party (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party written notice of the Indemnified Party's indemnification claim within ninety (90) days of the day on which the manager of claims or counsel of the indemnified Party first has actual knowledge of facts giving rise to such indemnification claim. Such notice shall describe the indemnification claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the loss that has been, or may be sustained by, the Indemnified Party. The failure to give such notice shall relieve the Indemnifying Party of its obligation under this Article to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give notice.

13.3 Settlement. Neither the Indemnified Party, nor the Indemnifying Party, may settle or compromise any claim against the Indemnified Party without the prior written consent of the other Party; provided, however, that consent shall not be unreasonably withheld, conditioned or delayed.

13.4 Notice. Promptly after receipt by the Indemnified Party of any claim against it or of notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnities provided for in this Article may apply, the Indemnified Party shall give the Indemnifying Party written notice of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party in the Indemnified Party's reasonable discretion; provided, however. that if the defendants in any such action, proceeding or investigation include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and employ (at the expense of the Indemnifying Party) separate counsel to participate in the defense of such action, proceeding or investigation on behalf of the Indemnified Party.

13.5 Right to Assume Defense. Should the Indemnified Party be entitled to indemnification under this Article as a result of a claim by a third party, and the Indemnifying Party fails to assume the defense of such third-party claim, the Indemnified Party shall, at the expense of the Indemnifying Party, contest (or, with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) or settle such third-party claim, provided that no such contest need be made and settlement or full payment of any such third-party claim may be made without consent of the Indemnifying Party (with the Indemnifying Party remaining obligated to indemnify the Indemnified Party under this Article), if, in the written opinion of an independent counsel jointly chosen by the Indemnified and Indemnifying Parties, such claim is meritorious and the amount of the settlement or full payment is reasonable.

13.6 Enforcement and Other Costs. In all cases, the Indemnifying Party shall be liable to the Indemnified Party for all costs (including litigation costs and reasonable attorneys' fees) incurred by the Indemnified Party at any time in the course of the Indemnified Party's asserting, enforcing or giving effect to its right to indemnification under this Article. For purposes of this Agreement, the phrase "litigation costs and reasonable attorneys' fees" shall include litigation costs and reasonable attorneys' fees incurred by an Indemnified Party with respect to an action or proceeding (i) between the Indemnified Party and the Indemnifying Party or
     (ii) between the Indemnified Party and a third party.

13.7 Indemnification Amount. In the event that a Party is obligated to indemnify another Party under this Article, the amount owing to the Indemnified Party shall be the amount of the Indemnified Party's actual out-of-pocket loss net of any insurance proceeds received by, or other recovery by, the Indemnified Party.

13.8 Employees. Each Party shall comply with applicable workers' compensation laws, and the indemnities of this Article shall be fully applicable to all claims and payments arising under such laws.

13.9 Survival. The indemnification obligations of each Party under this Article shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated, canceled, suspended or completed, but only with respect to claims for indemnification based on acts or events that occurred prior to such expiration, termination, cancellation, suspension or completion.

                                   ARTICLE XIV
                           RELATIONSHIP OF THE PARTIES

14.1 Nothing contained in this Agreement shall be construed or deemed to cause, create, constitute, give effect to, or otherwise recognize Producer and Niagara Mohawk to be partners, joint venturers, employer and employee, principal and agent, or any other business association, with respect to any matter.

14.2 Except with the consent of all Parties, no Party shall have any authority to create or assume in the other Party's name or on its behalf any obligation, express or implied, or to act or purport to act as the other Party's agent or legally empowered representative for any purpose whatsoever.

14.3 No Party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation or for any negligent act or omission of the other Party. except as expressly provided for herein.

14.4 The rights and obligations of the Parties shall be limited to those expressly set forth herein.

                                   ARTICLE XV

15.1 No other person shall have any rights or interests, direct or indirect, in this Agreement, except the Parties, their successors and permitted assigns.

          The Parties specifically disclaim any intent to create any rights in any person as a third-party beneficiary to this Agreement except as stated in this Section 15.1.

15.2 Assignment. Except as provided for in this Section 15.2, no Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

     15.2.1 Producer Financing. Producer may, upon prior written notice to Niagara Mohawk assign, transfer, pledge, or otherwise dispose of its rights and interests under this Agreement to any lender or financial institution in connection with the financing or refinancing of the Generating Facility or property acquisition therefor.

     15.2.2 Niagara Mohawk Financing. Transmission Facilities and Niagara Mohawk may, upon prior written notice to the Producer, assign, transfer, pledge, or otherwise dispose of Niagara Mohawk's rights and interests under this Agreement to any lender or financial institution in connection with the financing or refinancing of the Transmission System or property acquisition therefor.

     15.2.3 Producer Assignment. Producer shall not have the right to assign this Agreement without Customer's prior written consent, provided that
                                                                   --------
          PRODUCER or its permitted assignee, without Customer's consent, may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate (an "Assignee Entity") of PRODUCER at least 68% of the equity securities of which are owned by Producer; provided, however, (i) any
                                          --------- -------
          minority owner of the Assignee Entity shall be that entity contemplated to become an equity owner of Producer's affiliated merchant energy group as set forth in that certain press release issued by Constellation Energy Group on October 23, 2000, (ii) no minority owner of the Assignee Entity may have any control or management or operational rights or role with respect to the Assignee Entity , and (iii) no such assignment shall relieve or discharge Producer from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the costs of the transactions contemplated by this Agreement. The Parties hereby acknowledge and agree that the continuing obligation provisions of Section 15.5 shall not apply to any assignment made pursuant to this Section 15.2.3, but rather the provisions of clause (iii) of this Section 15.2.3 shall apply to any such assignment.

15.3 Assignment Costs. Each Party agrees to reimburse the other Party for any costs and expenses (including reasonable attorneys' fees) reasonably incurred in connection with the other Party's review, execution and delivery of instruments, agreements or documents necessary in connection with the assigning Party's assignment, transfer, sale or other disposition of this Agreement or any interest in the Transmission System.

15.4 Violations. Any assignment in violation of Article XV may, at the non-assigning Party's option, be deemed null and void from its inception.

15.5 Continuing Obligations. Any authorized assignment shall not relieve the assigning Party of the responsibility of full compliance with the requirements of this Agreement, unless the other Party consents and the assignee agrees in writing to be bound by all of the obligations and duties of the assigning Party provided for in this Agreement and has provided written assurances to the other Party of continued performance and protection against liability upon assignment.

15.6 Indemnity. Any purported assignment contrary to the provisions of this Agreement shall make the assigning Party the indemnitor of the other Party and its successors against any liabilities and costs, including attorneys' fees as to which the assigning Party's transferee fails to indemnify, defend, and hold harmless the other Party, its agents, employees and its successors, from and against any loss, damage, liability, cost, suit, charge, expense (including reasonable attorneys' fees) or cause of action, incurred by the other Party as a result of the assignment or as a result of any dispute between the assigning Party and its transferees, or between any subsequent transferees. that arise from or relates to any assignment by the assigning Party.

15.7 Inurement. This Agreement shall bind and inure to the benefit of the Parties to this Agreement, their successors and permitted assigns.

                                   ARTICLE XVI
                                    APPROVAL

16.1 Niagara Mohawk shall file this Agreement with the appropriate regulatory authorities, if any such regulatory body materially modifies the terms and conditions of this Agreement and such modification(s) materially affect the benefits flowing to one or more of the Parties, the Parties agree to attempt in good faith to negotiate an amendment or amendments to this Agreement or take other appropriate action(s) so as to put each Party in effectively the same position in which the Parties would have been had such modification not been made. In the event that, within sixty (60) days or some other time period mutually agreed upon by the Parties after such modification has been made, the Parties are unable to reach agreement as to what, if any, amendments are necessary and fail to take other appropriate action to put each Party in effectively the same position in which the Parties would have been had such modification not been made, then any Party materially affected by the modification shall have the right to submit the matter for resolution pursuant to the dispute resolution procedures set forth in Article XX of this Agreement.

                                  ARTICLE XVII
                                     WAIVER

17.1 No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and signed by all Parties.

17.2 Any waiver that is not in writing and signed by all Parties shall be null and void from its inception.

17.3 No express waiver in any specific instance as provided in a required writing shall be construed as a waiver of future instances unless specifically so provided in the required writing.

17.4 No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party.

17.5 The failure of a Party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right.

                                  ARTICLE XVIII
                           AMENDMENT AND MODIFICATION

18.1 This Agreement may be amended or modified only if the amendment or modification is in writing and executed by all Parties. Any amendment or modification that is not in writing and signed by all Parties shall be null and void from its inception.

18.2 No express amendment or modification in any specific instance as provided herein shall be construed as an amendment or modification of future instances, unless specifically so provided in the required writing.

18.3 Nothing in this Agreement shall be construed as affecting in any way the right a Party to this Agreement to unilaterally make application to FERC for a change in rates, terms and conditions, charges, classifications of service, rule or regulation under Section 205 or Section 206, as applicable, of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Parties shall, within ninety (90) days after each ten (10) year period this Agreement has been in effect, review this Agreement jointly and in good faith assess whether any modification is warranted.

                                   ARTICLE XIX
                                  GOVERNING LAW

19.1 This Agreement and the rights and obligations of the Parties to this Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of laws principles thereof.

19.2 The Parties agree to submit to the jurisdiction of the courts in the State of New York for the purposes of interpretation and enforcement of this Agreement.

19.3 The Parties waive personal service by manual delivery and agree that service of process on a Party in any action concerning or arising out of this Agreement may be made by registered or certified mail, return receipt requested, delivered to the Party's address as set forth in Section 10.1 of this Agreement.

                                   ARTICLE XX
                               DISPUTE RESOLUTION

20.1 Should a claim or dispute among the Parties arise under this Agreement, the Parties shall continue, in good faith, to perform their respective obligations hereunder. Notice of any claim or dispute that any Party may have against another Party, arising out of the Agreement shall be submitted in writing to the other Party in a manner that clearly identifies the nature of the claim or dispute and requests that the Parties engage in negotiations to resolve the claim or dispute.

20.2 Upon receipt of the notice of claim or dispute under Section 20.1, the Parties shall use Commercially Reasonable Efforts to resolve any such dispute without resorting to judicial resolution, through good faith negotiations between representatives with authority to resolve or settle the claim or dispute. The Parties agree to keep confidential any documents or materials exchanged and/or confidential information revealed in furtherance of resolving or settling the claim or dispute under Article XX of this Agreement and that such documents, materials, or information shall be considered confidential settlement information and that, pursuant to Rule 408 of the Federal Rules of Evidence and parallel doctrines of state law, shall not be admissible as evidence in any subsequent judicial or regulatory proceeding.

20.3 If the dispute remains unresolved for more than sixty (60) days after receipt of the notice of claim or dispute under Section 20.1, any Party may submit the dispute to binding arbitration in New York, NY by three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.

20.4 Only the Parties hereto and their designated representatives shall be permitted to participate in any arbitration initiated pursuant to this Agreement. The arbitration process shall be concluded not later than six
     (6) months after the date that it is initiated. The award of the arbitrators shall be accompanied by a reasoned opinion if requested by either Party. The award rendered in such a proceeding shall be final. The Parties shall keep the award, and any opinion issued by the arbitrators, confidential unless the Parties agree otherwise. Any award of amounts due shall include interest accrued until the date paid. Judgment may be entered upon the arbitration opinion and award in any court having jurisdiction.

20.5 The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of a dispute. All negotiations pursuant to these procedures for the resolution of disputes will be confidential, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence and similarly applicable rules or regulations of any state or federal regulatory agency with jurisdiction over a Party.

                                   ARTICLE XXI
                             LIMITATION OF LIABILITY

21.1 Liability. With the exception of indemnification under the provisions of
     Article 13 for claims asserted against an indemnified Party by a third party under no circumstances shall

     Niagara Mohawk or the Producer be liable to each other, their respective directors, officers, employees, agents and Affiliates, as the context may require, for consequential, incidental, punitive, special, exemplary, indirect, treble or multiple damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Generating Facility, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) arising out of or in any manner connected with this Agreement, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability; provided, however, that: (i) in the event of curtailments or interruptions of deliveries of Electricity over the Transmission System due to Niagara Mohawk's gross negligence or intentional misconduct, Niagara Mohawk may be liable to the Producer for lost profits directly resulting from such curtailment or interruption; and/or (ii) in the event of curtailments or interruptions of deliveries of Electricity to the Transmission System due to the Producer's gross negligence or intentional misconduct, the Producer may be liable to Niagara Mohawk for lost profits directly resulting from such curtailment or interruption. Unless otherwise provided in this Agreement, this provision shall apply regardless of any remedy otherwise available at law or in equity and which is not otherwise excluded by this Agreement.

21.2 Third-Party Claims Against the Producer. Notwithstanding the provisions of this Article as they may apply with respect to an indemnifying Party's responsibility for claims asserted against an indemnified Party by a third-party, and except where such claims arise from gross negligence or intentional misconduct on the part of Niagara Mohawk or its agents or representatives, neither Niagara Mohawk nor its directors, officers, employees, agents and Affiliates, shall be liable to the Producer, its directors, officers, employees, agents or Affiliates, for third-party claims, actions or causes of action for incidental, punitive, special, exemplary, indirect, treble, multiple or consequential damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Generating Facility, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) resulting from or related to curtailments or interruptions of deliveries of Electricity over the Transmission System, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

21.3 Third-Party Claims Against Niagara Mohawk. Notwithstanding the provisions of this Article as they may apply with respect to an indemnifying Party's responsibility for claims asserted against an indemnified Party by a third-party, and except where such claims arise from gross negligence or intentional misconduct on the part of the Producer or its agents or representatives, neither the Producer, nor its directors, officers, employees, agents and Affiliates, shall be liable to Niagara Mohawk, its directors, officers, employees, agents or Affiliates, for third-party claims, actions or causes of action for incidental, punitive, special, exemplary, indirect, treble, multiple or consequential damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Transmission System, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) resulting from or related to curtailments or interruptions of deliveries of Electricity from the Generating Facility, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

21.4 Survival. The provisions of this Article shall apply and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                                  ARTICLE XXII
                                  SEVERABILITY

22.1 If any term of this Agreement, or the interpretation or application of any term or provision to any prior circumstance, is held to be unenforceable, illegal, or invalid by any governmental agency or court of competent jurisdiction, the remainder of this Agreement, or the interpretation or application of all other terms or provisions to persons or circumstances other than those that are unenforceable, illegal, or invalid, shall not be affected thereby and each term and provision shall be valid and may be enforced to the fullest extent permitted by law.

                                  ARTICLE XXIII
                                    HEADINGS

23.1 The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or limit or be used as an aid in construing the provisions of this Agreement.

                                  ARTICLE XXIV
                        INTEGRATION/MERGER/SURVIVABILITY

24.1 This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement. This Agreement merges and supersedes all prior agreements, commitments, representations, writings and discussions between the Parties with respect to the subject matter of this Agreement.

                                   ARTICLE XXV
                      COMPLIANCE WITH GOOD UTILITY PRACTICE

25.1 The Parties shall comply with Good Utility Practice.

     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed as of the day and year first above written.

       Niagara Mohawk Power Corporation
       FERC Electric Rate Schedule No. [___]


       For the Producer:
       ----------------


       CONSTELLATION NUCLEAR, LLC

       /s/
       -----------------
       President and CEO
       -----------------


       For Niagara Mohawk:
       -------------------

       NIAGARA MOHAWK POWER CORPORATION


       -----------------


       -----------------


Issued by: [____]                                          Effective [___], 2000
           [Title]
Issued on: [___] 2000


                                       42A

       Niagara Mohawk Power Corporation
       FERC Electric Rate Schedule No. [___]


       For the Producer:
       ----------------


       CONSTELLATION NUCLEAR, LLC


       -----------------

       -----------------


       For Niagara Mohawk:
       -------------------

       NIAGARA MOHAWK POWER CORPORATION

       /s/ Clement Nadeau
       ------------------
       Clement Nadeau
       Vice President - Electric Delivery
       -----------------


Issued by: [____]                                          Effective [___], 2000
           [Title]
Issued on: [___] 2000


                                       42B

                                   SCHEDULE A


                            NINE MILE POINT - UNIT 1




                                [GRAPHIC OMITED]

                                   SCHEDULE A


                            NINE MILE POINT - UNIT 1
                              115KV OFF-STIE POWER




                                [GRAPHIC OMITTED]

                                   SCHEDULE B
                              JOINT USE FACILITIES


345 kV Facilities at NMPI
-------------------------
-     345 kV station bus
-     ground switch 8G
-     disconnect 83
-     circuit breaker R915
-     disconnect 917
-     disconnect 926
-     circuit breaker R925
-     disconnect 927
-     disconnect 93
-     ground switch 9G
-     disconnect 18
-     Tap from disconnect 83 to Clay No. 8, 345 kV Line at the Delivery Point
-     Tap from disconnect 93 to Scriba No. 9, 345 kV Line at the Delivery Point
- All interconnecting conductor and all associated support equipment to the above

115 kV Facilities at NMP1
-------------------------
-     disconnect 13
-     circuit breaker R10
-     disconnect 11
-     115 kV station supply bus
-     disconnect 8106
-     disconnect 41
-     circuit breaker R40
-     disconnect 43
-     disconnect 168
-     disconnect 178
-     Fitzpatrick No. 4, 115 kV Line from station supply bus to OSP Supply Point
-     S. Oswego No. 1, 115 kV Line from station supply bus to OSP Supply Point
- All interconnecting conductor and all associated support equipment to the above

                                   SCHEDULE C

                             INSURANCE REQUIREMENTS

     From the effective date of this Agreement, through the termination of all of the easements and other rights granted under this Agreement, or longer where specified below, each Party shall provide and maintain, at its own expense, insurance policies, issued by reputable insurance companies with an A. M. Best rating of at least B+, which meet or exceed the following requirements:

- POLICY OF WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE, with respect to all work and activities performed with respect to this Agreement by or on behalf of the Party, as required by the State of New York. Coverage shall include the Longshore and Harbor Workers' Compensation Act and the Jones Act;

- POLICY OF GENERAL LIABILITY INSURANCE, with respect to all work and activities performed with respect to this Agreement by or on behalf of the Party, with MINIMUM limits of:
                 -------


               Bodily Injury     - $1,000,000.00 per Occurrence

               Property Damage   - $1,000,000.00 per Occurrence.

     This policy shall include Contractual Liability and Products/Completed Operations coverage. If the Products/Completed Operations coverage is written on a claims-made basis, the coverage shall be maintained continuously for at least two years after termination of all of the easements and other rights granted under this Agreement.

- AUTOMOBILE LIABILITY INSURANCE, covering owned, non-owned and hired vehicles used in connection with work and activities performed with respect to this Agreement by or on behalf of the Party, with MINIMUM limits of:
                                                         -------

               Bodily Injury & Property Damage - $1,000,000.00 per occurrence.

-    UMBRELLA OR EXCESS LIABILITY INSURANCE, with a MINIMUM limit of
                                                    -------
     $ 10,000,000.00.

- WATERCRAFT LIABILITY INSURANCE, covering all work and activities performed with respect to this Agreement by or on behalf of the Party and involving the use of watercraft, with MINIMUM limits of:
                                 -------

              Bodily Injury     - $1,000,000.00 per occurrence

              Property Damage   - $1,000,000.00 per occurrence.

- AIRCRAFT LIABILITY INSURANCE, covering all work and activities performed with respect to this Agreement by or on behalf of the Party and involving the use of aircraft, with MINIMUM limits of:
                               -------

              Bodily Injury & Property Damage - $1,000,000.00 per occurrence.


- ALL RISK PROPERTY INSURANCE, covering each Party's real and personal property against all loss or damage by fire and other casualty, with limits, deductibles, and coverage as each Party shall deem appropriate. The policy shall contain a waiver of subrogation in favor of each other Party.

     Each Party may elect to self-insure various portions of the above insurance requirements provided that such Party meets and complies with all of the requirements of self-insurance.

     Each Party's liability insurance contracts with respect to this Agreement that have an annual aggregate limit of liability shall be issued so as to provide that, or shall be amended so as to provide that, the annual aggregate limit applies on a per location basis. Each Party shall be included as an additional insured on each other Party's General Liability, Umbrella and Excess liability insurance policies with respect to this Agreement.

     CONSTELLATION COVENANTS, REPRESENTS AND WARRANTS:

A. That it has entered into an agreement of indemnification with the United States Atomic Energy Commission as provided under Section 170 of the Atomic Energy Act of 1954, as amended;

B. That it shall provide and maintain nuclear liability insurance in such amounts and form as required by Section 170 of the Atomic Energy Act of 1954, as amended;

C. That it shall provide and maintain nuclear property insurance in an amount satisfactory to the NRC;

D. That it shall extend protection against a nuclear incident, as provided for in (B) and (C) above, for the benefit of Niagara Mohawk, its respective consultants, contractors, subcontractors, agents, invitees and employees; and

E. That it shall indemnify and hold harmless Niagara Mohawk, its respective consultants, contractors, subcontractors, agents, invitees and employees, from and against all losses, penalties, claims, demands, actions, proceedings, damages, expenses (including litigation costs and reasonable attorneys' fees) and liabilities resulting from any nuclear incident.

     In addition, Constellation covenants, represents and warrants that if the nuclear liability protection system in effect on the effective date of this Agreement expires or is repealed, changed, or modified, it shall, without cost to Niagara Mohawk, maintain nuclear liability protection, to the extent that it is reasonably available, for the protection of Niagara Mohawk, through governmental indemnity, limitation of liability and/or insurance.

                                   SCHEDULE D
                              SUBSTATION COMPONENTS




None

New York Independent System Operator, Inc.             Service Agreement No. 309
FERC Electric Tariff
Original Volume No. 1


                            INTERCONNECTION AGREEMENT

                                     BETWEEN

                        NIAGARA MOHAWK POWER CORPORATION,
                   NEW YORK STATE ELECTRIC & GAS CORPORATION,
                     LONG ISLAND LIGHTING COMPANY d/b/a LIPA






                                       AND



                           CONSTELLATION NUCLEAR, LLC



                                     for the

                             NINE MILE POINT UNIT 2

                           NUCLEAR GENERATING STATION








                                                 Effective: Closing Date
Filed to comply with the order of the Federal Energy Regulatory Commission issued in Docket No. ER01-___-000 on ____, 2001

                                TABLE OF CONTENTS
                                -----------------

                                                                    PAGE
                                                                    ----

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .     5
ARTICLE II AGREEMENT TO INTERCONNECT DESCRIPTION OF FACILITIES . .     9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARTIES. . . . . . .    10
ARTICLE IV ACCESS RIGHTS . . . . . . . . . . . . . . . . . . . . .    12
ARTICLE V OPERATION, MAINTENANCE, MODIFICATION AND DECOMMISSIONING    12
ARTICLE VI POWER DELIVERIES. . . . . . . . . . . . . . . . . . . .    20
ARTICLE VII INSURANCE PROVISIONS . . . . . . . . . . . . . . . . .    23
ARTICLE VIII COMPLIANCE WITH LAWS AND SAFETY . . . . . . . . . . .    24
ARTICLE IX COST PAYMENTS . . . . . . . . . . . . . . . . . . . . .    27
ARTICLE X NOTICES. . . . . . . . . . . . . . . . . . . . . . . . .    30
ARTICLE XI TERM AND TERMINATION. . . . . . . . . . . . . . . . . .    34
ARTICLE XII FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . .    37
ARTICLE XIII INDEMNIFICATION . . . . . . . . . . . . . . . . . . .    37
ARTICLE XIV RELATIONSHIP OF THE PARTIES. . . . . . . . . . . . . .    39
ARTICLE XV THIRD PARTY BENEFICIARY/ASSIGNMENT. . . . . . . . . . .    40
ARTICLE XVI APPROVAL . . . . . . . . . . . . . . . . . . . . . . .    42
ARTICLE XVII WAIVER. . . . . . . . . . . . . . . . . . . . . . . .    42
ARTICLE XVIII AMENDMENT AND MODIFICATION . . . . . . . . . . . . .    43
ARTICLE XIX GOVERNING LAW. . . . . . . . . . . . . . . . . . . . .    43

ARTICLE XX DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . .    43
ARTICLE XXI LIMITATION OF LIABILITY. . . . . . . . . . . . . . . .    44
ARTICLE XXII SEVERABILITY. . . . . . . . . . . . . . . . . . . . .    46
ARTICLE XXIII HEADINGS . . . . . . . . . . . . . . . . . . . . . .    46
ARTICLE XXIV INTEGRATION/MERGER/SURVIVABILITY. . . . . . . . . . .    46
ARTICLE XXV COMPLIANCE WITH GOOD UTILITY PRACTICE. . . . . . . . .    47
SCHEDULE A . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
SCHEDULE B . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
SCHEDULE C . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
SCHEDULE D . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58

     This INTERCONNECTION AGREEMENT (the "Agreement") is made as of December 8, 2000, between Niagara Mohawk Power Corporation ("Niagara Mohawk"), New York State Electric & Gas Corporation ("NYSEG"), Long Island Lighting Company d/b/a LIPA ("LIPA"), and Constellation Nuclear, LLC ("Constellation" or the "Producer"). Collectively, Niagara Mohawk, NYSEG, and LIPA may be referred to as the "Companies." Collectively, Companies and the Producer may be referred to as the "Parties", or individually, as a "Party."


                                  WITNESSETH:
                                   ----------

     WHEREAS, Niagara Mohawk, NYSEG, Rochester Gas and Electric Corporation and Central Hudson Gas & Electric Corporation ("Sellers") and Constellation have entered into an Asset Purchase Agreement, dated as of December 11, 2000, pursuant to which the Sellers have agreed to sell to Constellation and Constellation has agreed to purchase from the Sellers, the undivided interests of the Sellers in certain assets identified therein with respect to an electric energy generation station which is commonly known as Nine Mile Point Nuclear Generating Station Unit 2 (the "NMP-2 APA") (such assets being collectively referred to herein as the "Generating Facility", which term is defined below in greater detail);

     WHEREAS, pursuant to The Agreement of Purchase And Sale dated September 28, 2000 (the "TAPA") Niagara Mohawk has agreed to purchase and Long Island Lighting Company (d/b/a LIPA), Rochester Gas and Electric Corporation, and Central Hudson Gas & Electric Corporation have agreed to sell their respective interests in the Co-owned Transmission Facilities (as defined below);

     WHEREAS, Constellation, Niagara Mohawk, NYSEG, and LIPA have entered into a Reciprocal Easement Agreement for the Generating Facility dated December 11, 2000, as amended;

     WHEREAS, after the Closing Date, Constellation will operate the Generating Facility as the holder of the NRC licenses for the Generating Facility and in accordance with the terms of the Nine Mile Point Nuclear Station Unit 2 Operating Agreement, as amended and assigned;

     WHEREAS, the Generating Facility is interconnected with the Transmission System (as defined below) through the Co-owned Transmission Facilities (as defined below) and the Parties desire to continue interconnection on the terms set forth herein;

     WHEREAS, the Producer's ability to deliver and sell Electricity, as defined below, from the Generating Facility is contingent on the Generating Facility remaining interconnected to the Transmission System through the Co-owned Transmission Facilities; and

     WHEREAS, the Parties have agreed to execute this Agreement in order to establish the requirements, terms, and conditions for the continuing interconnection of the Generating Facility with the Transmission System through the Co-owned Transmission Facilities.

     NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
1.1  Definitions

     1.1.1 The following terms, when used herein with initial capitalization, shall have the meanings specified in this section.

     "Affiliate" means, with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

     "Agreement" means this Interconnection Agreement, including all schedules attached hereto and any amendments hereto.

     "Bulletin No. 756" means that certain internal Niagara Mohawk document dated December 1997, titled "Supplement to Specifications for Electrical Installations; Parallel Generation Requirements" and designated Electric System Bulletin No. 756 and its Appendix C, as amended or superseded.

     "Closing Date" means the date on which the Sellers' respective undivided interests in the Generating Facility are transferred from the Sellers to Constellation pursuant to the NMP-2 APA.

     "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to satisfy expeditiously a condition to, or otherwise assist in the consummation of, the actions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in transactions of the kind and nature contemplated by this Agreement.

     "Confidential Information" means any plan, specification, pattern, procedure, design, device, list, concept, policy or compilation relating to the present or planned business of a Party which has not been released publicly by its authorized representatives and which has been designated as "Confidential" by the Party asserting a claim of confidentiality, whether such Confidential Information is conveyed orally, electronically, in writing, through inspection, or otherwise. Confidential Information as used herein also includes Confidential Information supplied by any Party to another Party prior to the execution of this Agreement, and such Confidential Information shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. Confidential Information shall also include Confidential Information observed by any Party while visiting the premises of another Party.

     "Co-owned Transmission Facilities" means the properties, structures, facilities, equipment, devices, and apparatus wholly or partly owned or leased by, or under contract to, or under the control of the Companies or their affiliates on Companies' side of the Delivery Points and the Off-site Power Supply Points, as indicated on the one-line diagram attached hereto as Schedule A, which are necessary to interconnect the Generating Facility to the transmission system, or are necessary for purposes of providing transmission and Retail Tariff services, including services under the NYISO Tariff.

     "Decommission" shall have the same meaning as in the NMP-2 APA.

     "Delivery Points" means the points at which Electricity is delivered from the Generating Facility to the Transmission System, as indicated on a one-line diagram attached hereto as Schedule A.

     "Electricity" means electric capacity as measured in MW or kW, energy as measured in MWh or kWh, and ancillary services.

     "Emergency" means a condition or situation which is deemed imminently likely to (i) endanger life, property, or public health; or (ii) adversely affect or impair the Co-owned Transmission Facilities, the Transmission System, the Generating Facility, or the electrical or transmission systems of others to which Niagara Mohawk's electrical systems are directly or indirectly connected.

     "FERC" means the Federal Energy Regulatory Commission, or its successor.

     "Generating Facility" means the Nine Mile Point Nuclear Generating Station Unit 2 and all Modifications, as defined below, with respect thereto, including, without limitation, facilities, appurtenances, equipment, property and other improvements on the Producer's side of the Delivery Points and the Off-site Power Supply Points, as indicated on a one-line diagram attached hereto as Schedule A.

     "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition and compliance with applicable laws and regulations. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the electric utility industry. Good Utility Practice shall include, but not be limited to, NERC (defined below) criteria, rules, guidelines and standards, NPCC (defined below) criteria, rules, guidelines and standards, NYSRC (defined below) criteria, rules, guidelines and standards, and NYISO (defined below) criteria, rules, guidelines and standards, where applicable, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities. When applied to the Producer, the term Good Utility Practice shall also include standards applicable to a utility generator connecting to the distribution or transmission facilities or system of another utility.

     "Hazardous Substances" means petroleum, petroleum products, asbestos, lead and those substances, materials, products or wastes which are classified as hazardous or toxic under any applicable federal, state or local law, or any regulations promulgated thereunder.

     "Interconnection Service" means the services provided by the Companies for the continued interconnection of the Generating Facility with the Co-owned Transmission Facilities and the Transmission System pursuant to the terms of this Agreement.

     "Joint Use Facilities" means facilities and equipment which are identified as Joint Use Facilities in Schedule B hereto, as amended from time to time, which are owned by either Niagara Mohawk or the Producer and which contribute to the operational reliability of the Transmission System and are, therefore, operated jointly by Niagara Mohawk and the Producer.

     "Modification" means any new construction, new facilities, additions, reinforcements, alterations, improvements, appurtenances, replacements or upgrades made to the Co-owned Transmission Facilities, the Transmission System or the Generating Facility by a Party which may impact the operations of the other Party.

     "NERC" means North American Electric Reliability Council, or any successor thereto.

     "New York Control Area" shall have the same meaning as in the Independent System Operator Agreement establishing the New York ISO (as defined below).

     "NMP-2 APA" is defined in the recitals to this Agreement.

     "NPCC" means the Northeast Power Coordination Council (a reliability council under Section 202 of the Federal Power Act), or any successor thereto.

     "NRC" means the Nuclear Regulatory Commission, or any successor thereto.

     "NRC Maintenance Rule" means the NRC rules and regulations governing the maintenance of the Co-owned Transmission Facilities (as applicable) and the Generating Facility, at 10 C.F.R. sec. 50.65, as amended or superseded.

     "NRC Requirements and Commitments" means all the requirements, obligations, duties, and commitments required to be followed and honored by the Producer pursuant to the Atomic Energy Act of 1954, the regulations of the NRC, the Generating Facility's operating license and nuclear materials licenses, and all other laws, regulations, licenses, and commitments to which the Producer is or may become subject from time to time, as amended or superseded.

     "NYPSC" means the New York Public Service Commission, or any successor thereto.

     "NYISO" or "New York ISO," means the organization formed as an Independent System Operator for the New York State transmission system in accordance with FERC order(s) in Docket Nos. ER97-1523-000, et al., or any successor thereto.
                                            ------

     "NYISO Tariff" means the FERC-approved Open Access Transmission Tariff for the NYISO and/or the FERC-approved services tariff for the NYISO, as applicable, and as amended or superseded.

     "NYSRC" mean the New York State Reliability Council, or any successor thereto.

     "Off-site Power Service" means all the services necessary to permit the continued supply of Electricity to and from the Generating Facility in accordance with the terms of this Agreement.

     "Off-site Power Supply Points" means the points at which Off-site Power Service is supplied by Niagara Mohawk to the Producer as indicated on a one-line diagram attached hereto as Schedule A.

     "Reciprocal Easement Agreement" means the Reciprocal Easement Agreement for the Generating Facility, dated as of December 11, 2000, by and among Constellation, Niagara Mohawk, NYSEG, and LIPA, as amended.

     "Release" means release, spill, leak, discharge, dispose of, pump, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

     "Retail Tariff" means Niagara Mohawk's Retail Tariff, NYPSC No. 207 - Electricity as amended and accepted by the NYPSC, as amended or superseded.

     "Revenue Meters" means all MWh, MV ARh meters, pulse isolation relays, pulse conversion relays, and transducers used by the NYISO or Niagara Mohawk for billing purposes, and associated totalizing equipment and appurtenances (including voltage transformers and current transformers) used to measure the transfer of energy as indicated on a one-line diagram attached hereto as Schedule A.

     "Switching, Tagging, and Mark-Up Rules" means Niagara Mohawk's and the Producer's switching, tagging and mark-up rules and procedures as adopted and implemented in accordance with OSHA standards, at 29 C.F.R. sec. 1910.269(d), as amended or superseded.

     "Transmission System" means the properties, structures, facilities, equipment, devices, and apparatus (other than the Co-owned Transmission Facilities) wholly or partly owned or leased by, or under contract to, or under the control of Niagara Mohawk on Niagara Mohawk's side of the Delivery Points and the Off-site Power Supply Points, as indicated on the one-line diagram attached hereto as Schedule A, which are necessary to interconnect the Generating Facility to the transmission system, or are necessary for purposes of providing transmission and Retail Tariff services, including services under the NYISO Tariff.

1.2  Interpretation

     The following rules shall govern the interpretation of this Agreement, including its definitions. The terms "includes" or "including" shall not be limiting, whether or not followed by the words "without limitation." References to an article or section shall mean an article or section of this Agreement unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE II
                            AGREEMENT TO INTERCONNECT
                            DESCRIPTION OF FACILITIES

2.1 The Parties agree to interconnect the Generating Facility to the Transmission System in accordance with the terms of this Agreement.

2.2 The Generating Facility shall include all facilities and equipment up to the Delivery Points and Off-site Power Supply Points as indicated on Schedule A. The Producer agrees that the installation of the electrical equipment and the operation of the Generating Facility must meet or exceed the standards of Good Utility Practice, NRC Requirements and Commitments, all requirements of Bulletin No. 756, the Retail Tariff and the requirements, rules and regulations of the NYISO; provided, however, that in the event of a conflict between the requirements, rules and regulations of the NYISO and the requirements of Bulletin No. 756, the requirements, rules and regulations of the NYISO shall govern.

2.3 The Producer recognizes that, except as provided hereunder, nothing in this Agreement confers upon the Producer any right to transmit Electricity over the Co-owned Transmission Facilities or Transmission System.

2.4 The Companies shall use Good Utility Practice to own, operate and maintain the Co-owned Transmission Facilities. The Companies, however, do not guarantee or warrant uninterrupted availability of the Co-owned Transmission Facilities. Niagara Mohawk shall use Good Utility Practice to own, operate and maintain the Transmission System. Niagara Mohawk, however, does not guarantee or warrant uninterrupted availability of the Transmission System.

2.5 Niagara Mohawk shall provide the Producer with Electricity to the Off-site Power Supply Points in accordance with the rates, terms and conditions set forth in the Retail Tariff. In connection with the execution of this Agreement, the Producer has completed and submitted to Niagara Mohawk all applications and forms as required by the Retail Tariff.

2.6 Without limiting any of their rights hereunder, the Companies shall have the right to operate the Joint Use Facilities on the Producer's side of the Delivery Points and the Off-site Power Supply Points (a) in the event of an Emergency, or (b) during coordinated maintenance of the Co-owned Transmission Facilities or the Transmission System. The

     Companies shall exercise such right in a non-discriminatory manner and in accordance with Good Utility Practice, and after giving the Producer reasonable notice under the circumstances.

2.7 If the Producer relies on the Companies' system protection equipment and practices for protection of the Generating Facility or if the Producer relies on any other of the Companies' equipment for support of its operations, the Producer agrees to indemnify, defend, and save harmless the Companies, their agents and employees, against any and all penalties, judgments, fines (civil or criminal), or other costs arising from any damage or loss to the Generating Facility as a result of such reliance, except where such costs arise from gross negligence or intentional misconduct on the part of the Companies or their agents or representatives. If the Producer relies on Niagara Mohawk's system protection equipment and practices for protection of the Generating Facility or if the Producer relies on any other of Niagara Mohawk's equipment for support of its operations, the Producer agrees to indemnify, defend, and save harmless Niagara Mohawk, its agents and employees, against any and all penalties, judgments, fines (civil or criminal), or other costs arising from any damage or loss to the Generating Facility as a result of such reliance, except where such costs arise from gross negligence or intentional misconduct on the part of Niagara Mohawk or its agents or representatives.

2.8 This Agreement does not waive, alter or impair the rights or obligations of any party under any other agreement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1 Constellation is a limited liability company duly organized and validly existing under the laws of the State of Maryland. Constellation is qualified to do business under the laws of the State of New York, is in good standing under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.2 NYSEG is a corporation duly organized and validly existing under the laws of the State of New York. NYSEG is qualified to do business under the laws of the State of New York, is in good standing under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.3 Niagara Mohawk is a corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, has the corporate authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.4 LIPA is a corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, has the corporate authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

3.5 The Producer and each of the entities comprising the Companies represents that: (a) it is not prohibited from entering into this Agreement and discharging and performing all covenants and obligations on its part to be performed under and pursuant to this Agreement; (b) upon the acceptance of the terms of this Agreement by FERC, the execution and delivery of this Agreement, the consummation of the transactions contemplated herein including the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or other agency of government, or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which it is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing; and
     (c) unless this Agreement is materially modified by any court or appropriate regulatory authority having jurisdiction and subsequently terminated, this Agreement shall be a legal, valid and binding obligation enforceable in accordance with its terms, except as limited by any subsequent order of any court or appropriate regulatory authority having jurisdiction, or by any applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of a reorganization, insolvency, liquidation, readjustment of debt or other similar proceeding of or moratorium applicable to the Party and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.)

                                   ARTICLE IV
                                  ACCESS RIGHTS

4.1 The Parties' rights and obligations of access are governed by the Reciprocal Easement Agreement and by subsection 6.1.8 of this Agreement.

                                    ARTICLE V

OPERATION, MAINTENANCE, MODIFICATION AND DECOMMISSIONING

5.1  Operation, Maintenance and Repair.

     5.1.1 Except as otherwise provided in this Agreement, the Companies, at their own expense, will operate, maintain and repair (repair includes, but is not limited to, replacement of existing equipment when required due to failure) the Co-owned Transmission Facilities in accordance with Good Utility Practice and, to the extent applicable, NRC Requirements and Commitments.

     5.1.2 Except as otherwise provided in this Agreement, Niagara Mohawk, at its own expense, will operate, maintain and repair (repair includes, but is not limited to, replacement of existing equipment when required due to failure) the Transmission System in accordance with Good Utility Practice and, to the extent applicable, NRC Requirements and Commitments.

     5.1.3 Except as otherwise provided in this Agreement, the Producer, at its own expense, will operate, maintain and repair (repair includes, but is not limited to, replacement of existing equipment when required due to failure) the Generating Facility in accordance with Good Utility Practice, and the NRC Requirements and Commitments.

     5.1.4 The Producer will give reasonable notice to the Companies of the schedule for scheduled outages of the Generating Facility promptly after such schedule is established in accordance with NRC Requirements and Commitments, Bulletin No. 756, Good Utility Practice, the Retail Tariff, NYISO practices and, upon making any changes to such schedules thereafter, shall promptly notify the Companies of any such changes.

     5.1.5 The Companies will give reasonable notice to the Producer of the schedule for maintenance of the Co-owned Transmission Facilities and the Transmission System promptly after such schedule is established in accordance with Good Utility Practice and applicable tariffs, and, upon making any changes to such schedules thereafter, shall promptly notify the Producer of any such changes.

     5.1.6 In furtherance of the Parties' mutual objective to preserve and maintain the reliability of the Co-owned Transmission Facilities, the Transmission System and the Generating Facility, the Producer agrees to confer with the Companies to coordinate the planning and scheduling of any outages and preventative and corrective maintenance and any changes thereto in a manner that will preserve and maintain the reliability of, and minimize the effect on, the Co-owned Transmission Facilities and the Transmission System. Likewise, the Companies agree to confer with the Producer to coordinate the planning and scheduling of outages and preventative and corrective maintenance to the Co-owned Transmission Facilities and the Transmission System to minimize their effect on the operation of the Generation Facility. Each Party will bear its own costs in connection with the coordination activities called for in this section.

     5.1.7 If the Producer requests that the Companies perform maintenance during a time period other than as scheduled by the Companies, the Companies will use Commercially Reasonable Efforts to meet the Producer's request as long as meeting the request would not be expected, as reasonably determined by the Companies, to have an adverse impact upon the Companies' operations or the operations of the Companies' customers. Notwithstanding the foregoing, should the Producer request to perform maintenance that the Companies in good faith determine may have an adverse impact on the Companies' operations or the operations of the Companies' customers during the period of June through September ("Peaking Period"), and if such maintenance may be delayed until after such period, the Companies may reject the Producer's scheduling request. Such Peaking Period may be modified from time to time to be in accord with the four month peaking period as identified in NYISO market data for the New York Control Area. If such maintenance may not be delayed until after such period, the maintenance shall be scheduled to minimize the risk of an adverse impact on the Companies' operations or the operations of the Companies' customers. The Producer shall reimburse the Companies for all reasonable costs incurred by the Companies related to satisfying the Producer's request.

5.2  Modifications.

     5.2.1 The Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, shall retain the discretion, consistent with Good Utility Practice and NRC Requirements and Commitments, to determine whether, when, and in what manner Modifications to the Co-owned Transmission Facilities or the Transmission System are to be made, and shall promptly notify the Producer of the schedule for making any such Modification. Such notification shall include information relating to and a good faith estimate of the anticipated impact of the Modification on the Generating Facility's operations, including whether performing the Modification, or the Modification itself, is expected to interrupt the flow of power over the Co-owned Transmission Facilities or the Transmission System. However, no liability shall arise in connection with the good faith estimate or information related to the anticipated impact of such Modification.

     5.2.2 The Producer shall retain the discretion, consistent with Good Utility Practice and NRC Requirements and Commitments, to determine whether, when, and in what manner Modifications to the Generating Facility are to be made, and shall promptly notify the Companies of the schedule for making any such Modification. Such notification shall include information relating to and a good faith estimate of the anticipated impact of the Modification on the Co-owned Transmission Facilities, the Transmission System or the Companies' electric operations. However, no liability shall arise in connection with the good faith estimate or information related to the anticipated impact of such Modification.

     5.2.3 Through the Operating Committee (as defined in Section 10.4), the Companies and the Producer shall use best efforts to mutually agree on the scheduling of a Modification to minimize any adverse impact on the Generating Facility, the Co-owned Transmission Facilities or the Transmission System. All Modifications planned by the Companies shall give due regard to the Producer's NRC Requirements and Commitments and duties and responsibilities as a nuclear operator.

     5.2.4 If a Modification to the Co-owned Transmission Facilities or the Transmission System is requested by the Producer or is solely required to support the operations of the Generating Facility, the Companies, with respect to the Co-owned Transmission Facilities or Niagara Mohawk, with respect to the Transmission System, shall make, operate, maintain and repair at the Producer's expense, any such Modification, and the Producer shall reimburse Niagara Mohawk and/or the Companies for all actual costs and expenses reasonably incurred in relation to making, operating, maintaining and repairing the Modification. If a Modification to the Co-owned Transmission Facilities or the Transmission System is required to support the operations of the Generating Facility, the Producer shall reimburse the Companies and/or Niagara Mohawk, as applicable, to the extent such Modification inures to the benefit of the Generating Facility or supports the Generating Facility. If a Modification to the Generating Facility is requested by the Companies or Niagara Mohawk or is solely required to support the operations of the Companies or Niagara Mohawk, the Producer shall make, operate, maintain and repair at the Companies' or Niagara Mohawk's expense (as the case may be), any such Modification, and the Companies or Niagara Mohawk shall reimburse the Producer for all actual costs and expenses reasonably incurred in relation to making, operating, maintaining and repairing the Modification.

     5.2.5 The notice provided under Section 5.2.2 shall include plans, specifications, information and operating instructions relating to the impact of planned Modifications on the Co-owned Transmission Facilities, the Transmission System or the Companies' electric operations. Notwithstanding Section 5.2.4, the Producer shall be responsible for all costs and expenses reasonably incurred by the Companies and/or Niagara Mohawk associated with ensuring that the Co-owned Transmission Facilities and/or the Transmission System would be compatible with a Modification implemented by the Producer.

     5.2.6 All Modifications to the Generating Facility, the Co-owned Transmission Facilities, or the Transmission System, and any resulting effects on the Co-owned Transmission Facilities or the Transmission System, shall meet the rules and requirements of NERC, NPCC, NYSRC, the NRC, and the NYISO or their respective successors, the standards of Good Utility Practice, the Retail Tariff and the requirements of Bulletin No. 756; provided, however, that in the event of a conflict between the rules and requirements of the NYISO and the requirements of Bulletin No. 756, the rules and requirements of the NYISO shall govern.

     5.2.7 If the Producer elects to construct, at its own expense, a Modification of the Co-owned Transmission Facilities subject to the terms of this Agreement, then the Producer shall transfer all rights, title and interest in such Modification to Niagara Mohawk upon completion of construction and shall execute all necessary documents to effectuate transfer of ownership thereof to Niagara Mohawk. Producer shall obtain any necessary permits, authorizations and rights-of-way for the Modification, in accordance with this Agreement, the costs thereof to be paid by the Producer. Producer shall transfer any such rights-of-way to Niagara Mohawk. Niagara Mohawk will accept transfer of ownership and energize the Modification, upon Producer's satisfaction, at Producer's expense, of the following: (a) the modification shall comply with Niagara Mohawk's engineering standards and all applicable laws, codes, rules and regulations; (b) the transfer of all rights of way necessary for the Modification shall be made in fee simple (by warranty deed free and clear of all liens and encumbrances) for consideration in the amount of One Dollar and (c) a land survey and title insurance for the Modification shall be provided to Niagara Mohawk by Producer in a form and amount acceptable to Niagara Mohawk. Regardless of whether Niagara Mohawk or the Producer constructs the Modification to the Co-owned Transmission Facilities, Niagara Mohawk shall own, operate, maintain and repair at Producer's expense, any such Modification, and Producer shall reimburse Niagara Mohawk for all costs in accordance with this Article and Article IX herein.

     5.2.8 If the Producer elects to construct, at its own expense, a Modification of the Transmission System subject to the terms of this Agreement, then the Producer shall transfer all rights, title and interest in such Modification to Niagara Mohawk upon completion of construction and shall execute all necessary documents to effectuate transfer of ownership thereof to Niagara Mohawk. Producer shall obtain any necessary permits, authorizations and rights-of-way for the Modification, in accordance with this Agreement, the costs thereof to be paid by the Producer. Producer shall transfer any such rights-of-way to Niagara Mohawk. Niagara Mohawk will accept transfer of ownership and energize the Modification, upon Producer's satisfaction, at Producer's expense, of the following: (a) the Modification shall comply with Niagara Mohawk's engineering standards and all applicable laws, codes, rules and regulations; (b) the transfer of all rights of way necessary for the Modification shall be made in fee simple (by warranty deed free and clear of all liens and encumbrances) for consideration in the amount of One Dollar and (c) a land survey and title insurance for the Modification shall be provided to Niagara Mohawk by Producer in a form and amount acceptable to Niagara Mohawk. Regardless of whether Niagara Mohawk or the Producer constructs the Modification to the Transmission System, Niagara Mohawk shall own, operate and maintain, at Producer's expense, any such Modification, and Producer shall reimburse Niagara Mohawk for all costs of operating and maintaining the Modification in accordance with this Article and
          Article IX herein.

5.3  Relocation, Rearrangement, Abandonment or Retirement.

     5.3.1 If, during the term of this Agreement, the Companies or Niagara Mohawk determine that they are required by Good Utility Practice to relocate, rearrange, abandon, or retire the Co-owned Transmission Facilities or the Transmission System, the Companies and/or Niagara Mohawk shall give the Producer no less than one (1) year advance written notice; provided, however, if the Companies or Niagara Mohawk are required or ordered by governmental authority or the NYISO to relocate, rearrange, abandon, or retire the Co-owned Transmission Facilities or the Transmission System, the Companies and/or Niagara Mohawk shall promptly give the Producer written notice of such requirement or order. Through the Operating Committee, the Companies and the Producer shall use best efforts to mutually agree on the scheduling of such relocation, rearrangement, abandonment or retirement to minimize any adverse impact on the Generating Facility or the Co-owned Transmission Facilities and the Transmission System. Any relocation, rearrangement, abandonment or retirement planned by the Companies shall give due regard to the Producer's NRC Requirements and Commitments and the Producer's duties and responsibilities as a nuclear operator.

     5.3.2 If relocation, rearrangement, abandonment, or retirement is required, the Companies, with respect to the Co-owned Transmission Facilities or Niagara Mohawk, with respect to the Transmission System, shall perform or have performed the studies necessary to identify any Modifications to the Co-owned Transmission Facilities and/or Transmission System necessary to the continued operation of the Generating Facility and shall inform the Producer of the estimated costs. The cost of any such studies shall be shared equally by the Parties. The Producer shall at its option either: (a) reimburse the Companies, with respect to the Co-owned Transmission Facilities or Niagara Mohawk, with respect to the Transmission System, for all actual costs and expenses of such Modification in accordance with Articles V and IX of this Agreement;
          (b) construct, at its own expense, a Modification subject to the terms of this Agreement; provided, however, that design, engineering, and construction activities relating to the existing Co-owned Transmission Facilities or

          Transmission System shall be performed by the Companies, with respect to the Co-owned Transmission Facilities or Niagara Mohawk, with respect to the Transmission System, or by a third party selected by the Companies or Niagara Mohawk at the Producer's expense; or (c) terminate this Agreement, upon no less than sixty (60) days advance written notice to the Companies and/or Niagara Mohawk. Nothing in this subsection, however, shall impair the Parties' obligations under
          Section 5.2 of this Agreement to the extent the relocation, rearrangement, abandonment, or retirement constitutes a Modification.

5.4  Decommissioning.

     5.4.1 The Producer, at its own expense, will Decommission the Generating Facility in accordance with NRC Requirements and Commitments and the NMP-2 APA.

     5.4.2 In furtherance of the Parties' mutual objective to preserve and maintain the reliability of the Co-owned Transmission Facilities and the Transmission System, the Producer and the Companies agree to coordinate the planning and scheduling of Decommissioning in a manner so as to maintain the reliability of, and to minimize the effect on, the Co-owned Transmission Facilities and Transmission System. Section
          5.2 of this Agreement shall apply to any Modification of the Co-owned Transmission Facilities or Transmission System necessitated by Decommissioning.

5.5  NRC Maintenance Rule.

     5.5.1 Producer's Obligations and Authority.

          5.5.1.1 In furtherance of Producer's obligation to comply with the NRC Maintenance Rule, the Companies agree that Producer has the authority, control and obligation to: (1) review and modify as appropriate the Companies' identification of all facilities, components and functions covered under the NRC Maintenance Rule, regardless of ownership, and require the Companies to modify as appropriate the scope of such facilities, components and functions so as to meet NRC requirements; (2) in cooperation with the Companies and in accordance with NRC guidance, to establish and approve availability and reliability performance criteria and improvement goals for all such facilities, components and functions, regardless of ownership, to permit Producer to comply with the NRC Maintenance Rule; and (3) in cooperation with the Companies and in accordance with NRC guidance, to approve all improvements, maintenance, inspections, monitoring, operational procedures, or any other activity affecting such facilities, components and functions, regardless of ownership, to permit Producer to comply with the NRC Maintenance Rule.

          5.5.1.2 The Companies agree that they will cooperate with the Producer to assure the Producer's compliance with the NRC Maintenance Rule as it applies to the facilities, components and functions of the Co-owned Transmission Facilities and the Transmission System. The Producer shall reimburse the Companies for the incremental costs to the companies of compliance with the NRC Maintenance Rule beyond those costs that otherwise are customary and reasonable for a non-nuclear facility.

          5.5.1.3 Any incremental costs or expenses of the Companies incurred as a result of a Producer's request to the Companies for additional or different action other than those required under Section
               5.5.1.2 above, or arising from such Producer's compliance with any amendment or modification to, or any change in interpretation of, the NRC Maintenance Rule after the Closing Date, shall be borne by Producer.

     5.5.2 Schedule of Components. Schedule D to this Agreement sets forth the substation components that, as of the Closing Date, are necessary to fulfill those functions covered by the NRC Maintenance Rule, together with the schedule, to be provided as of the Closing Date, for maintenance, inspection and testing of said components. All other substation components will be maintained, inspected and tested in accordance with the Companies' standard procedures for substation maintenance, inspection and testing. In the event the Parties agree that a component not identified in Schedule D should have been included in Schedule D the Parties may, by their mutual agreement, add substation components to Schedule D. In order to comply with the NRC Maintenance Rule, Producer may, in accordance with NRC Requirements and Commitments, add new substation components to Schedule D as appendices to Schedule D, and also may change schedules for maintenance, inspection and testing of such components, subject to the Producer's payment of additional costs or expenses in accordance with
          Section 5.5.1.3.

     5.5.3 Notice. To the extent the Companies become aware of any failure of any substation component identified in Schedule D, the Companies shall provide immediate notice thereof to the Producer.

     5.5.4 Analysis. As required by the NRC Maintenance Rule, the Producer may, at its discretion and with the Companies' reasonable cooperation, conduct an analysis of a failure of any substation component identified in Schedule D, and any personnel error leading to the failure of any such component. The Companies will cooperate with the Producer and promptly, upon Producer's request, provide Producer with all information under the Companies' control and consistent with Good Utility Practice necessary for Producer to: (1) determine whether the failure was a functional failure of equipment or the result of personnel error; (2) determine whether the failure, if a functional failure, was maintenance preventable; and (3) conduct root cause analyses of those failures as the Producer deems appropriate. At the request of Producer, and at Producer's expense, the Companies shall assist in the performance of a root cause analysis for any substation component failure identified in Schedule D, and any personnel error leading to the failure of any such component, as Producer deems necessary.

     5.5.5 Testing. As necessary, in accordance with Good Utility Practice, or at Producer's request, the Companies will arrange for independent testing of any failed component identified in Schedule D subject to the Producer's payment of additional costs or expenses in accordance with Section 5.5.1.3.

     5.5.6 Performance Improvement Plan. Producer shall analyze data supplied by the Companies concerning a failure of a substation component identified in Schedule D and any personnel error leading to the failure of any such component, and shall notify the Companies if a performance improvement plan is required in accordance with the NRC Maintenance Rule. The Producer and the Companies will cooperate to develop and implement any such performance plan, the cost of which shall be borne by Producer.

     5.5.7 Records. For the term of this Agreement, the Companies shall provide Producer with complete and accurate records concerning all preventative and corrective maintenance activities performed by the Companies on all the Companies substation components identified in Schedule D.

5.6  Emergency Procedure.

     5.6.1 The Companies shall provide Producer with prompt oral notification of any Emergency in the Co-owned Transmission Facilities or the Transmission System which may reasonably be expected to affect Producer's immediate operation of the Generating Facilities, and Producer shall provide the Companies prompt oral notification of any Emergency which may reasonably be expected to affect the Companies' operations. Such oral notification shall be followed within 24 hours by written notification. The written notification shall describe, to the extent reasonably ascertainable, the damage or deficiency, the anticipated length of outage and the corrective action. Provision of such notification shall be subject to the requirements of FERC Order 889 or any other applicable standards of conduct.

     5.6.2 If, in the good faith judgment of any Party, an Emergency endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, danger or loss. Either Party may, consistent with Good Utility Practice, request that NYISO take whatever actions it deems necessary during an Emergency to: (i) preserve public safety;
          (ii) preserve the integrity of the Co-owned Transmission Facilities and the Transmission System; (iii) limit or prevent damage; or (iv) expedite restoration of service.

5.7  Facility Voltage Limits.

     5.7.1 The Producer shall notify Niagara Mohawk of the Producer's required voltage limits at the Off-site Power Supply Points which are required to supply auxiliary power and to ensure that emergency equipment fed from the auxiliary bus has suitable voltage to function in accordance with applicable NRC Requirements and Commitments. Promptly upon receipt of such notification from the Producer, Niagara Mohawk shall communicate the Producer's required voltage limits at the substation to the NYISO as applicable.

     5.7.2 Niagara Mohawk or the Companies, as applicable, will control, or communicate and coordinate with NYISO or the NPCC, as applicable, in order to control the voltage levels at the Off-site Power Supply Points within the Producer's required limits.

     5.7.3 Niagara Mohawk, the Companies and the Producer shall abide by the following notification protocol with respect to the Producer's required voltage levels at any and all substations that are the source of off-site power to the Off-site Power Supply Points: Whenever the voltage at such substations goes outside of or approaches the Producer's high and low voltage limits, the Party making the determination that such a condition exists shall notify the other Party, and Niagara Mohawk will immediately notify the NYISO as applicable.

     5.7.4 Annually, the Producer shall contact Niagara Mohawk to determine from Niagara Mohawk if any changes have been made to the Transmission System that may or could affect minimum and maximum voltages at the Off-Site Power Supply Points. If necessary, Niagara Mohawk will provide the Producer with new voltage values of the off-site power sources for applicable single contingency conditions.

                                   ARTICLE VI
                                POWER DELIVERIES

6.1  Metering.

     6.1.1 Niagara Mohawk shall, at Producer's expense, provide, install, own, and maintain the Revenue Meters, which shall record the delivery and receipt of Electricity, including reactive power, in such a manner so as to measure total Generating Facility Electricity output and consumption. The Producer shall provide suitable space at the Producer's facilities for the installation of Revenue Meters.

     6.1.2 Niagara Mohawk, at Producer's expense, shall provide all necessary communication equipment and transmission mediums such as telephone lines and any necessary protection for such communication equipment and related equipment, and shall furthermore be responsible for all communication required by Bulletin No. 756, the NYPSC or the NYISO. At Producer's expense, Niagara

          Mohawk shall purchase, own and maintain all telemetering equipment located at the Producer's facilities. Producer shall provide, install and own Niagara Mohawk approved or specified test switches in the transducer circuits that have been approved or specified by Niagara Mohawk. Producer shall be responsible for any and all costs involved in the relocation of communication circuits and transmission mediums that may be required by Bulletin No. 756, the NYPSC, or the NYISO from time to time.

     6.1.3 All Revenue Meters and any telemetering equipment installed pursuant to this Agreement shall be routinely tested, at the Producer's expense, by Niagara Mohawk in accordance with Good Utility Practice and applicable Niagara Mohawk, NYPSC and NYISO criteria, rules and standards.

     6.1.4 Electricity delivered to the Delivery Points by the Producer hereunder shall be measured by electric watthour meters of a type approved by the NYPSC. These Revenue Meters will be installed, owned, and maintained by Niagara Mohawk and shall be sealed by Niagara Mohawk, with the seal broken only upon occasions when the Revenue Meters are to be inspected, tested or adjusted and representatives of both Niagara Mohawk and Producer are present. The metering and installation costs shall be borne by Producer. The Revenue Meters shall be maintained in accordance with the rules set forth in 16 NYCRR
          Part 92, as amended or superseded, and with Good Utility Practice.

     6.1.5 Niagara Mohawk will guarantee the installation of any new Revenue Meter and its accuracy for a period of one (1) year from the date the Revenue Meter is installed; provided, however, that this guarantee excludes any incidental or consequential damages that the Producer may suffer as a result of the failure of a meter to which this guarantee applies. Any repair or replacement required during the initial year will be at the expense of Niagara Mohawk. In the event that any Revenue Meter is found to be inaccurate after the initial year. Niagara Mohawk will repair or replace the same as soon as possible at the expense of Producer. Niagara Mohawk and the Producer shall have the right at all reasonable times, upon giving not less than ten (10) days notice to the other (for the purpose of permitting the other to be present at the inspection) to inspect, and test meters. If the Revenue Meters are found to be defective, Niagara Mohawk shall adjust, repair or replace the same at the expense of the Producer or, if within the initial year, by Niagara Mohawk. Any test or inspection requested in good faith by Niagara Mohawk or the Producer shall be at the expense of the requester.

     6.1.6 The Producer may elect to install its own Revenue Meters in addition to Niagara Mohawk Revenue Meters. Such Revenue Meters shall meet the requirements of 16 NYCRR Part 92, as amended or superseded. Should any Revenue Meters installed by Niagara Mohawk fail to register during the term of this Agreement, the Parties shall use Producer's Revenue Meters, if installed, for the period of the failure. On any day or days on which neither Party's Revenue Meters are in service, the quantity of energy delivered shall be determined in such manner as the Parties agree. Niagara Mohawk Revenue Meters shall be read on a schedule compatible with Niagara Mohawk's normal meter reading schedule with the costs of reading to be borne by the Producer.

     6.1.7 In the event the Producer desires access to meter information, the Producer, at its own expense, shall be responsible for purchasing and installing software, hardware and/or other technology that may be required to access such meter information. The software, hardware and/or other technology installed for this purpose shall be in compliance with any applicable NYPSC or Niagara Mohawk rules, requirements, or standards.

     6.1.8 The Producer grants to the employees and agents of Niagara Mohawk the right of access to Producer's premises at all reasonable times for such purposes of the reading of meters; inspection of meters, their wiring and related equipment; and installing, operating, maintaining, disconnecting and removing of any or all of the property belonging to Niagara Mohawk. If Producer refuses such access to the meters or other Niagara Mohawk equipment, or if access is obstructed or hazardous, Niagara Mohawk shall provide notice that the Producer shall have five
          (5) days in which to permit access, or remove any obstruction or hazard. If, after five (5) days from the receipt of the notice, the Producer does not permit access or remove any obstruction or hazard (except in an event of force majeure as defined in Article XII herein), the Producer shall pay Niagara Mohawk liquidated damages of $100,000 per day until access is permitted or such obstruction or hazard is removed. These liquidated damages will not be assessed to the extent that the Producer does not permit access or remove any obstruction or hazard due to an Extraordinary Nuclear Occurrence, as that term is defined by Part 140 of the regulations of the NRC.

6.2  Losses.

     If the Revenue Meters and the Delivery Points are not at the same location, the Revenue Meters shall record delivery of Electricity in a manner that accounts for losses occurring between the metering points and the Delivery Points, which shall be calculated by Niagara Mohawk using a method determined by Niagara Mohawk in accordance with Good Utility Practice. The metering point, the Delivery Points, associated equipment and distance between the metering point and the Delivery Points shall be as set forth in Schedule A. If the Metering Points are changed to another location, losses in accordance with this section will be recalculated. In addition, Producer will be responsible for all costs associated with the change in Metering Points.

6.3  Reactive Power Support.

     The Producer agrees to provide reactive capability to regulate and maintain system voltage at the Delivery Points in conformance with Bulletin No. 756, the Retail Tariff or any applicable NYISO tariff or agreement at no cost to Niagara Mohawk. The Producer may seek compensation for reactive power pursuant to the terms of any applicable NYISO tariff or agreement or in any market for reactive power.

6.4  Islanding.

     With reference to Bulletin No. 756, Niagara Mohawk reserves the right, consistent with applicable NRC Requirements and Commitments, to require, allow or prevent the islanding of the Generating Facility during an Emergency. This Agreement is not intended to impair or supersede any rights of the NYISO to allow or prevent the islanding of the Generating Facility.

6.5  Penalties.

     The Producer shall be solely responsible and liable for any penalties or charges imposed by the NYISO or by other regulatory bodies and payment thereof, for any products derived or failure to provide such products from the Generating Facility to the NYISO, or for any failure by the Producer to comply with the regulations, rules, or procedures of the NYISO or other regulatory bodies.

                                   ARTICLE VII
                              INSURANCE PROVISIONS

7.1 "Party". For purposes of this Article and Schedule C to this Agreement, "Party" or "Parties" shall mean, individually or collectively, as the context may require, Niagara Mohawk, the Companies or the Producer.

7.2 Obligations. The Producer and the Companies shall each maintain, at their own cost and expense, fire, liability, worker's compensation and such other forms of insurance, in such amounts and on such terms and conditions as is customary and reasonable in the electric utility industry and in conformance with Good Utility Practice. At a minimum, the Producer and the Companies shall comply with the insurance requirements set forth on Schedule C to this Agreement.

7.3 Proof of Coverage. Upon request, the Producer and the Companies shall promptly provide each other with either Certificate(s) of Insurance or an evidence of insurance letter for all coverages required herein. Such Certificate(s) or letter shall be provided to each address set out immediately below:

To NIAGARA MOHAWK:

Niagara Mohawk Power Corporation
Attn:  Risk Management Bldg. A-l
300 Erie Boulevard West
Syracuse, New York  13202

To NYSEG:

New York State Electric & Gas Corporation
Corporate Drive
Kirkwood Industrial Park
Binghamton, New York  13902-5225

To LIPA:

NAME
Long Island Power Authority
Address City, New York zip code

To Constellation Nuclear, LLC:

Risk Manager
Attn:  Gregory Powell
Constellation Energy Group
250 West Pratt Street
Baltimore, MD 21201

     Such Certificate(s) or letter, and any renewals or extensions thereof, shall provide that at least thirty (30) days advance written notice shall be given in the event of any cancellation or diminution of coverage and shall outline the amount of deductibles or self-insured retention that shall be for the account of the Party required to provide such Certificate(s) or letter.

7.4 Limitation. Nothing contained in this Article is to be construed as limiting the extent of any Party's responsibility for payment of damages, or as limiting, diminishing, or waiving any Party's obligations to indemnify, defend and save harmless another Party in accordance with this Agreement.

7.5 Exchange of Information. Unless bound by a duty of confidentiality, each Party shall promptly provide each other Party by certified or registered mail, return receipt requested and postage prepaid, to such other Party's address set forth in Section 7.3, with copies of any accident report(s) sent by the first Party to any insurance carrier with respect to any accident or incident arising out of or in any manner connected with this Agreement.

                                  ARTICLE VIII
                         COMPLIANCE WITH LAWS AND SAFETY

8.1 The Companies, with respect to the Co-owned Transmission Facilities, Niagara Mohawk, with respect to the Transmission System, and Producer agree to comply in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals, certificates, and requirements thereunder in connection with all activities performed pursuant to this Agreement, including, but not limited to all design, environmental, regulatory, engineering, construction, and property acquisition activities.

8.2 If the Companies or the Producer becomes aware that any requirement specified in this Agreement is at variance with any governing laws, ordinances, rules, regulations, permits, licenses, approvals, certificates and requirements thereunder, it shall promptly notify the other Parties in writing before incurring any further liability, expense or obligation. The Companies and Producer shall in good faith attempt to reform this Agreement to comply with the aforementioned laws, ordinances, rules, regulations, permits, licenses, approvals, or certificates.

8.3 The Companies and the Producer agree that all work performed by either Party, which might reasonably be expected to affect the other Party, shall be performed in accordance with all applicable laws, rules, and regulations pertaining to the safety of persons or property, and Good Utility Practice. Each Party shall be solely responsible for and shall assume all liability for the safety and supervision of its own employees, agents, representatives and subcontractors. All work performed by either Party that could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable laws, rules and regulations pertaining to the safety of persons or property, including, without limitation, compliance with the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970 (OSHA) as amended from time to time, the National Electrical Safety Code (NESC) as amended from time to time, applicable NRC Requirements and Commitments, and Good Utility Practice. The Parties shall cause their agents, representatives and subcontractors to perform their work in accordance with these standards.

8.4 Environmental Releases by Producer. The Producer shall inform the Companies first verbally, and then by written notice, of any Release of Hazardous Substances that impacts or, in the reasonable judgment of the informing party may impact, the Companies' or Niagara Mohawk's property, business or operations as soon as possible, but not later than forty-eight (48) hours after such Release, and shall promptly furnish to the Companies copies of any reports filed with any governmental agencies addressing such Release. If a Release of Hazardous Substances onto the Companies' or Niagara Mohawk's property is caused by the Producer, its employees, agents, contractors, consultants, invitees or subcontractors, (or if it is reasonable to believe that such a Release has occurred) the Producer, at its own expense, shall conduct, or cause to be conducted, sampling, soil testing, and any other methods of investigation which would disclose the presence of, and extent of contamination by, any Hazardous Substances which have been released onto the Companies' or Niagara Mohawk's property and shall notify the Companies or Niagara Mohawk, as the context may require, in writing as soon as reasonably practicable after learning of the presence of any such Hazardous Substances upon the Companies' or Niagara Mohawk's property. The Producer shall immediately notify the Companies or Niagara Mohawk, as the context may require, of any type of remediation activities necessitated by such Release and shall provide the Companies or Niagara Mohawk, as the context may require, with copies of any correspondence with, and of any reports filed with, any governmental agency pertaining to such remediation activities. The Producer shall provide the Companies or Niagara Mohawk, as the context may require, thirty (30) days written notice prior to conducting any asbestos or lead abatement activities, and shall promptly furnish to the Companies or Niagara Mohawk, as the context may require, (i) copies of any reports filed with any governmental or regulatory agencies pertaining to such abatement activities, (ii) copies of applications for permits to conduct abatement activities, and (iii) copies of all permits authorizing abatement activities. The Producer agrees to indemnify, defend, and save harmless the Companies and Niagara Mohawk, their respective Affiliates, officers, directors, agents and employees, from and against any loss, damage, liability (civil or criminal), cost, suit, charge (including litigation costs and reasonable attorneys' fees), expense or cause of action for the removal or management of any Hazardous Substances and/or relating to any damages to any person or property resulting from the presence of any such Hazardous Substances.

8.5 Environmental Releases by the Companies or Niagara Mohawk. The Companies or Niagara Mohawk, as the context may require, shall inform the Producer first verbally, and then by written notice, of any Release of Hazardous Substances that impacts or, in the reasonable judgment of the informing party may impact, the Producer's property, business or operations as soon as possible, but not later than forty-eight (48) hours after such Release, and shall promptly furnish to the Producer copies of any reports filed with any governmental agencies addressing such Release. If a Release of Hazardous Substances onto the Producer's property is caused by the Companies or Niagara Mohawk, their respective employees, agents, contractors, consultants, invitees or subcontractors, (or if it is reasonable to believe that such a Release has occurred) the Companies or Niagara Mohawk, as the context may require, at their own expense, shall conduct, or cause to be conducted, sampling, soil testing, and any other methods of investigation which would disclose the presence of, and extent of contamination by, any Hazardous Substances which have been released onto the Producer's property and shall notify the Producer in writing as soon as reasonably practicable after learning of the presence of any such Hazardous Substances upon the Producer's property. The Companies or Niagara Mohawk, as the context may require, shall immediately notify the Producer of any type of remediation activities necessitated by such Release and shall provide the Producer with copies of any correspondence with, and of any reports filed with, any governmental agency pertaining to such remediation activities. The Companies or Niagara Mohawk, as the context may require, shall provide the Producer thirty (30) days written notice prior to conducting any asbestos or lead abatement activities, and shall promptly furnish to the Producer (i) copies of any reports filed with any governmental or regulatory agencies pertaining to such abatement activities, (ii) copies of applications for permits to conduct abatement activities, and (iii) copies of all permits authorizing abatement activities. The Companies or Niagara Mohawk, as the context may require, agree to indemnify, defend, and save harmless the Producer, its Affiliates, officers, directors, agents and employees, from and against any loss, damage, liability (civil or criminal), cost, suit, charge (including litigation costs and reasonable attorneys' fees), expense or cause of action for the removal or management of any Hazardous

     Substances and/or relating to any damages to any person or property resulting from the presence of any such Hazardous Substances

8.6 UFSAR Documentation. The Producer will update common drawings and documents that are part of its Updated Final Safety Analysis Report ("UFSAR") or from which figures in the UFSAR are derived on a regular basis and provide those updated drawings and documents concerning the Companies and Niagara Mohawk as soon as practicable.

8.7 Information Reporting Obligations. The Producer shall promptly provide to the Companies and Niagara Mohawk all relevant information, documents, or data regarding the Generating Facility which may reasonably be expected to pertain to the safety, security or reliability of the Co-owned Transmission Facilities and/or the Transmission System. Subject to applicable laws, rules and regulations, the Companies shall promptly provide to the Producer all relevant information, documents, or data regarding the operation of the Companies or the Co-owned Transmission Facilities and/or the Transmission System which may reasonably be expected to pertain to the safety, security or reliability of the Generating Facility.

                                   ARTICLE IX
                                  COST PAYMENTS

9.1 The Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, shall invoice Producer at the start of each calendar quarter in an amount equal to the Companies' and Niagara Mohawk's actual costs and expenses for which the Companies and Niagara Mohawk are to be reimbursed under this Agreement.

9.2 The Producer shall pay the Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System or metering, telemetering, and communication medium, within thirty (30) calendar days of invoicing for all costs and expenses reasonably incurred by the Companies and/or Niagara Mohawk which are reimbursable under this Agreement. Such costs shall include, but not be limited to, capital costs, labor (direct and distributable); labor fringe benefits and payroll taxes; invoices for material, contractors, consultants, etc.; employee expenses; storeroom material and handling; any and all costs and expenses resulting from damage to Niagara Mohawk property not otherwise covered by insurance; sales and/or use taxes on invoices and material; transportation; AFUDC; administrative and general expenses (A&G) at the current rate applied to the total of all costs; and state, county, local sales and use taxes applied to the total of all costs and administrative and general and expenses associated with the acquisition, ownership, operation, repair, A&G, inspection, design review, engineering, surveying, project management and coordination, testing of electrical equipment and installation of energy management system remote terminal units and revenue meters, construction, construction monitoring, financing, maintenance, environmental and regulatory permitting and licensing of, taxes and transfer of title of any new facilities and Modifications.

     9.2.1 For any modification reimbursable pursuant to Article V, the estimated cost of which is in excess of $500,000, the Producer shall pay the Companies and/or Niagara Mohawk, if and as requested by the Companies and/or Niagara Mohawk, in advance of the Companies and/or Niagara Mohawk incurring the costs or expenses in accordance with a payment schedule mutually agreed to by the parties.

     9.2.2 The Producer shall be responsible for all legal fees, costs, liabilities, judgments, fines, penalties and other sanctions against the Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, arising out of the Producer's exercise of eminent domain powers, except to the extent that such fees, costs, liabilities, judgments, fines, penalties and other sanctions are attributable to the rightful exercise of such powers or the Companies' or Niagara Mohawk's gross negligence or intentional misconduct.

     9.2.3 The Producer shall be responsible for any and all federal, state, local, and foreign taxes levied or assessed upon the Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, for payments made to the Companies or Niagara Mohawk by Producer for reimbursable services provided under this Agreement including, but not limited to, the following: transfer tax, property tax, federal income tax, and New York State taxes, including New York income or gross receipts, sales and use taxes; provided, however, that the Companies or Niagara Mohawk shall pay any applicable interest or penalty incurred as a result of the Companies or Niagara Mohawk's respective delay in paying such taxes or seeking reimbursement from the Producer. If any form of tax, other than income or excess profits tax, under any present or future federal, state or other law different from or in addition to the taxes for which participation in or payment by Producer is provided herein or elsewhere in this Agreement, is required to be paid, levied or assessed against or incurred by the Companies and/or Niagara Mohawk with respect to any property, property right, commodity, or service involved in, resulting from or accruing from the Companies or Niagara Mohawk's performance under this Agreement, which such different or additional tax would not be required to be paid by the Companies or Niagara Mohawk in the absence of this Agreement and, with respect to such different or additional tax, no obligation of Producer to participate or pay would have attached under the provisions of this Agreement elsewhere than in this subsection, then in such event Producer shall fully reimburse the Companies and/or Niagara Mohawk for the full amount of such different or additional tax paid by the Companies and/or Niagara Mohawk.

          9.2.3.1 If the Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, receives a refund from the taxing authorities of any amounts paid by Producer, the Companies and/or Niagara Mohawk shall refund to Producer such amount refunded the Companies and/or Niagara Mohawk (net of expenses related to obtaining the refund) within thirty (30) days of receiving such refund.

          9.2.3.2 Notwithstanding the foregoing, Producer, at its own expense, shall have the right to require the Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, to seek a Private Letter Ruling from the Internal Revenue Service on whether any of the sums paid to the Companies and/or Niagara Mohawk by Producer under the terms of this Agreement for the construction of the facilities contemplated herein are subject to U.S. federal taxation. To the extent that the Private Letter Ruling concludes that any such sums are taxable to the Companies and/or Niagara Mohawk, Producer shall reimburse the Companies and/or Niagara Mohawk for all such taxes consequently imposed upon the Companies and/or Niagara Mohawk in accordance with the terms of this Agreement. Producer shall reimburse the Companies and/or Niagara Mohawk for all costs, including but not limited to legal fees, associated with seeking the Private Letter Ruling.

     9.2.4 Increased income tax to the Companies and/or Niagara Mohawk arising from Producer's payment or reimbursement of tax under the preceding provisions will be addressed in the following manner. Any net actual U.S. federal income tax or New York State tax (collectively, for this Section 9.2.4 "Tax"), if any, arising out of any payment or reimbursement of any tax by Producer under this Article shall be reimbursed to the Companies or Niagara Mohawk, as the context requires. The amount reimbursed to the Companies and/or Niagara Mohawk under this Section shall consist of (l) the Tax arising under this Section (the "First Amount"); plus (2) the net actual Tax imposed on the First Amount (the "Second Amount"); plus (3) the net actual Tax imposed on the Second Amount (the "Third Amount"); and plus (4) the net actual Tax imposed on the Third Amount and on each succeeding amount until the final amount is less than one dollar.

9.3 The Companies and Niagara Mohawk agree to cooperate with the Producer in attempting to minimize the Producer's costs under this Article, provided the Producer reimburses the Companies and/or Niagara Mohawk for all costs incurred by the Companies and/or Niagara Mohawk in connection with such cooperation, including reasonable attorneys' fees and expenses, and provided further that the Producer shall indemnify, defend, and save harmless the Companies and Niagara Mohawk, its agents and employees, against any and all penalties, judgments, fines (civil or criminal), or other costs that may be imposed by any governmental authority as a result hereof, but only to the extent that such penalties, judgments, fines, or other costs are not attributable to the Companies or Niagara Mohawk's respective gross negligence or intentional misconduct.

9.4 The Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System, shall include with each invoice documentation supporting the costs, expenses, and/or taxes incurred by the Companies and/or Niagara Mohawk in the previous quarter, or to be incurred in the next quarter, as provided for in Section 9.2. The Companies and Niagara Mohawk will provide such documentation from their standard accounting methods. Within thirty (30) days from date of the invoice, Producer shall pay the invoice and/or notify the Companies and/or Niagara Mohawk, as the context may require, that Producer disputes, in whole or in part, any of the costs, expenses, and/or taxes reflected in the invoice and shall specify with particularity the reasons for such dispute. If Producer disputes any invoice or portion thereof, the Producer shall immediately place into an independent escrow account an amount equal to the portion of the invoice it disputes. Such amount shall remain in escrow until the dispute between the Parties is resolved in accordance with Article XX of this Agreement. If any portion of any invoice the Producer has not disputed remains unpaid thirty (30) days from the invoice date, the Companies and/or Niagara Mohawk shall apply to the unpaid balance, and Producer shall pay, a finance charge at the rate of one and one-half percent (1.5%) per month, but in no event more than the maximum allowed by law.

                                    ARTICLE X
                                     NOTICES

10.1 Except as may be otherwise expressly provided herein, all notices, demands and requests required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered first-class mail (return receipt requested and postage prepaid), facsimile transmission, or overnight express mail or courier service addressed as follows:

To Producer:

Constellation Nuclear, LLC
39 West Lexington Street
18th Floor
Baltimore, MD 21201
Title:  President/CEO
Phone:  (410) 234-6149
Facsimile:  (410) 234-5323

To Niagara Mohawk:

Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, NY 13202
Title:  Manager, Transmission &
Delivery Services
Attn:  Susan Hodgson
Phone:  (315) 460-2575
Facsimile:  (315) 460-2660

To NYSEG:

New York State Electric & Gas Corporation
Corporate Drive
Kirkwood Industrial Park
Binghamton, New York 13902-5225
Title:  Senior Vice President
Attn:  Jeffrey K. Smith
Phone:  (607) 762-4440
Facsimile:  (609) 762-4345

To LIPA:

Long Island Power Authority
Address
City, New York zip code
Name
title
phone
fax

     10.1.1 All notices required for billing purposes and invoices under this Agreement shall be in writing and shall be delivered to the following address:

To Producer:

Constellation Nuclear, LLC:
39 West Lexington Street
18th Floor
Baltimore, MD 21201
Title:  President/CEO
Phone:  (410) 234-6149
Facsimile:  (410) 234-5323


Payments By Wire
----------------
ALLFIRST
Account #: 89573891
ABA Routing #: 052000113
Credit To: Constellation Nuclear LLC

To Niagara Mohawk:
Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, NY 13202
Title:  Manager, Transmission &
Delivery Services
Attn:  Susan Hodgson
Phone:  (315) 460-2575
Facsimile:  (315) 460-2660


Payments By Wire
----------------
Citibank New York
Account #: 00040475
ABA Routing #: 021000089
Credit To: Niagara Mohawk Power Corp.

To NYSEG:

New York State Electric & Gas Corporation
Corporate Drive
Kirkwood Industrial Park
Binghamton, New York 13902-5225
Title:  Senior Vice President
Attn:  Jeffrey K. Smith
Phone:  (607) 762-4440
Facsimile:  (607) 762-4345

Payments By Wire
----------------
[BANK]
Account #:
ABA Routing #:
Credit To:

TO LIPA:

Long Island Power Authority Address
City, New York zip code
Name
title
phone
fax

Payments By Wire
----------------
[BANK]
Account #:
ABA Routing #:
Credit To:

     10.1.2 Timing of notices: If given by electronic transmission (including telex, facsimile or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second business day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery.

10.2 Any Party may change its address for notices by notice to the other in the manner provided above.

10.3 Notwithstanding Section 10.1, any notice with respect to an Emergency or other occurrence requiring prompt attention shall be communicated in an expedited manner and may be made by telephone provided that such notice is confirmed in writing promptly thereafter.

10.4 Operating Committee.

     10.4.1 Producer and each of the Companies shall each appoint one representative and one alternate to an Operating Committee ("the Committee"). Each Party shall notify the other Parties of its appointment in writing. Such appointments may be changed at any time by similar notice. The Committee shall meet as necessary, but not less than once each calendar year, to carry out the duties set forth herein. The Committee shall hold a meeting within ten (10) calendar days of the request of either Party, at a time and place agreed upon by the representatives. Each representative and alternate shall be a responsible person working in the day-to-day operations of their respective electrical facilities. The Committee shall represent the Parties in all matters arising under this Agreement which may be delegated to it by mutual agreement of the Parties. The duties of the Committee shall include, but are not limited, to the following:

          a. Establish and maintain testing, control and operation procedures, including those pertaining to communication and information transfers between the Producer and the Companies.

          b. Establish data requirements in accordance with the terms and conditions of this Agreement.

          c. Review data acquisition equipment, protective equipment, and any other equipment or software requirements, standards, and procedures.

          d. Review forecast maintenance and availability schedules of Companies' and Producer's facilities.

          e. Ensure that appropriate information is being provided by each Party regarding equipment availability.

          f. Perform such other duties as specifically assigned under this Agreement or as may be conferred upon it by mutual agreement of the Parties.

     10.4.2 Each Party shall cooperate in providing to the Committee all information required for the performance of the Committee's duties. All decisions and agreements, if any, made by the Committee shall be evidenced in writing. The Committee shall have no power to amend or waive the provisions of this Agreement.

     10.4.3 Nothing in this Section shall be construed to require the amendment or modification of, or limitation in, the applicability of standards, practices and/or procedures of the Producer or the Companies.

                                   ARTICLE XI
                              TERM AND TERMINATION

11.1 This Agreement shall become effective upon execution by the Parties and shall continue in effect until a mutually agreeable termination date not to exceed the date on which the Producer no longer requires Off-site Power Service for the Generating Facility, subject to required regulatory authorizations required for termination, except that the obligations of the Companies to provide Interconnection Service and any other services described herein shall only become effective on the date of Closing from the moment that the NMP-2 APA is consummated. Notwithstanding any other provision of this Agreement, this Agreement shall become ineffective and shall terminate in the event the NMP-2 APA terminates.

11.2 The execution of the NMP-2 APA, as defined in this Agreement, shall be a condition precedent to this Agreement taking effect.

11.3 This Agreement shall not merge with, or be terminated or superseded by, any future agreement between the Parties that does not specifically so provide.

11.4 Breach, Cure and Default.

     11.4.1 Breach. A breach of this Agreement shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement as described in Section 11.4.2.

     11.4.2 Events of Breach. A breach of this Agreement shall include: (a) the failure to pay any amount when due, unless such amount is disputed in compliance with Section 9.4 of this Agreement; (b) the failure to comply with any material term or condition of this Agreement, including any breach of a representation, warranty or covenant made in this Agreement; (c) the appointment of a receiver, liquidator or trustee for a Party, or of any property of a Party, if such receiver, liquidator or trustee is not discharged within sixty (60) days; (d) the entry of a decree adjudicating a Party bankrupt or insolvent if such decree is continued undischarged and unstayed for a period of sixty (60) days; (e) the filing by a Party of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law; and (f) failure of the Producer to permit access to the Revenue Meters in accordance with Section 6.1.8.

     11.4.3 Cure and Default. Upon a Party's breach of its obligations under this Agreement, except for breaches described in (c), (d), (e), and
          (f) of Section 11.4.2, any other Party (hereinafter the "Non-Breaching Party") shall give such Party in breach (the "Breaching Party") a written notice specifying the nature of the breach, describing the breach in reasonable detail, and demanding that the Breaching Party cure such breach. The Breaching Party shall be deemed to be in default of its obligations under this Agreement if (i) the breach is such that it can be cured within thirty (30) days and the Breaching Party fails to cure the breach within thirty (30) days after its receipt of such notice, (ii) the breach is such that it cannot be cured within thirty
          (30) days, and the Breaching Party does not in good faith commence within thirty (30) days all such steps as are commercially reasonable, necessary, and/or appropriate to cure such breach and thereafter diligently pursue such steps to completion, or (iii) the breach cannot be cured within any commercially reasonable period of time.

     11.4.4 Right to Compel Performance. Upon the occurrence of any event of default, the non-defaulting Party shall be entitled to (i) commence an action to require the defaulting Party to remedy such default and specifically perform its obligations hereunder in accordance with the terms and conditions hereof, and (ii) exercise such other rights and remedies as it may have in equity, at law or under this Agreement.

     11.4.5 Waiver. No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and executed by each Party. Any waiver that is not in writing and executed by each Party shall be null and void from its inception. No express waiver in any specific instance as provided in a required writing shall be construed as a waiver in future instances unless specifically so provided in the required writing. No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party. The failure of any Party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right. Delay by any Party in enforcing its rights under this Agreement shall not be deemed a waiver of such rights.

11.5 Subject to the limitations set forth in Section 11.8, in the event of default by the Producer, the Companies may only terminate this Agreement upon the later of the following: (a) their giving written notice of termination to the Producer, the NRC and any other regulatory agency with jurisdiction over the operations of the Generation Facility; (b) the filing at FERC of a notice of termination for the Agreement, which filing must be accepted and approved by FERC; and (c) the receipt of applicable regulatory approvals for the termination of the Agreement.

11.6 Termination of this Agreement shall not relieve Producer, the Companies or Niagara Mohawk of any of their liabilities and obligations arising hereunder prior to the date termination becomes effective, and Producer, the Companies or Niagara Mohawk may take whatever judicial or administrative actions as appear necessary or desirable to enforce their rights or remedies hereunder. Unless otherwise provided herein, the rights or remedies specified herein are not exclusive and shall be in addition to all other rights and remedies available to any Party, either at law or in equity, for default or breach of any provision of this Agreement.

11.7 In the event of termination of this Agreement, the Companies may at their option physically disconnect the Generating Facilities from the Co-owned Transmission Facilities in accordance with Good Utility Practice and Niagara Mohawk may at its option physically disconnect the Generating Facility from the Transmission System in accordance with Good Utility Practice.

11.8 Where a default is disputed by the Producer in good faith, and the basis for the dispute is specified in writing, no termination of this Agreement may occur absent a final, binding and nonappealable decision by either an arbitrator or a court of competent authority having jurisdiction making a determination of said default and upon the satisfaction of all the conditions stated in Section 11.5 above. Where the default has occurred as a result of a billing dispute, the Producer shall
     (i) continue to make all payments not in dispute and (ii) pay into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

                                   ARTICLE XII
                                  FORCE MAJEURE

12.1 A Party to this Agreement shall not be considered to be in default or breach hereunder, and shall be excused from performance hereunder, if and to the extent that it shall be delayed in or prevented from performing or carrying out any provision of this Agreement by reason of force majeure, which for the purposes of this Agreement shall mean flood, ice, lightning strikes, earthquake, fire, epidemic, war, invasion, riot, civil disturbance, sabotage, explosion, insurrection, military or usurped power, strikes, stoppage of labor, labor dispute, failure of contractors or suppliers of material, action of any court or governmental authority, or any civil or military authority de facto or de jure, change in law, act of God or the public enemy, or any other event or cause beyond its reasonable control; provided, however, that a Party to this Agreement may not claim force majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that it has been negligent or engaged in intentional misconduct and such negligence or misconduct contributed to its delay or failure to perform or carry out its duties and obligations under this Agreement. Mere economic hardship of a Party shall not constitute force majeure.

12.2 The Party claiming force majeure shall give notice to the other Parties of the occurrence of force majeure no later than ten (10) business days after such occurrence and shall use due diligence to resume performance and/or the provision of service hereunder as soon as practicable.

                                  ARTICLE XIII
                                 INDEMNIFICATION

13.1 Indemnification. The Companies or Niagara Mohawk, as the context may require, shall indemnify, defend and hold harmless the Producer, its directors, officers, employees, agents and Affiliates, and the Producer shall indemnify, defend and hold harmless the Companies or Niagara Mohawk, as the context may require, or its directors, officers, employees, agents and Affiliates, from and against all liabilities, expenses (including litigation costs and reasonable attorneys' fees), damages, losses, penalties, judgments, fines, claims, demands, actions, and proceedings of any nature whatsoever for events that arise out of or are in any manner connected with this Agreement and (i) occur or arise on the indemnifying Party's side of the Delivery Points, the Off-site Power Service Points, and/or any property owned by the indemnifying party, except to the extent that such events are attributable to the negligence or willful misconduct of the Party seeking to be indemnified, or (ii) are attributable to the negligence or willful misconduct of the Party from whom indemnity is being sought.

13.2 Indemnification Procedures. If a Party to this Agreement (the "Indemnified Party") intends to seek indemnification under this Article from any other Party (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party written notice of the Indemnified Party's indemnification claim within ninety (90) days of the day on which the manager of claims or counsel of the Indemnified Party first has actual knowledge of facts giving rise to such indemnification claim. Such notice shall describe the indemnification claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the loss that has been, or may be sustained by, the Indemnified Party. The failure to give such notice shall relieve the Indemnifying Party of its obligation under this Article to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give notice.

13.3 Settlement. Neither the Indemnified Party, nor the Indemnifying Party, may settle or compromise any claim against the Indemnified Party without the prior written consent of the other Party; provided, however, that consent shall not be unreasonably withheld, conditioned or delayed.

13.4 Notice. Promptly after receipt by the Indemnified Party of any claim against it or of notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnities provided for in this Article may apply, the Indemnified Party shall give the Indemnifying Party written notice of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party in the Indemnified Party's reasonable discretion; provided, however, that if the defendants in any such action, proceeding or investigation include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and employ (at the expense of the Indemnifying Party) separate counsel to participate in the defense of such action, proceeding or investigation on behalf of the Indemnified Party.

13.5 Right to Assume Defense. Should the Indemnified Party be entitled to indemnification under this Article as a result of a claim by a third party, and the Indemnifying Party fails to assume the defense of such third-party claim, the Indemnified Party shall, at the expense of the Indemnifying Party, contest (or, with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) or settle such third-party claim, provided that no such contest need be made and settlement or full payment of any such third-party claim may be made without consent of the Indemnifying Party (with the Indemnifying Party remaining obligated to indemnify the Indemnified Party under this Article), if, in the written opinion of an independent counsel jointly chosen by the Indemnified and Indemnifying Parties, such claim is meritorious and the amount of the settlement or full payment is reasonable.

13.6 Enforcement and Other Costs. In all cases, the Indemnifying Party shall be liable to the Indemnified Party for all costs (including litigation costs and reasonable attorneys' fees) incurred by the Indemnified Party at any time in the course of the Indemnified Party's asserting, enforcing or giving effect to its right to indemnification under this Article. For purposes of this Agreement, the phrase "litigation costs and reasonable attorneys' fees" shall include litigation costs and reasonable attorneys' fees incurred by an indemnified Party with respect to an action or proceeding (i) between the Indemnified Party and the Indemnifying Party or
     (ii) between the Indemnified Party and a third party.

13.7 Indemnification Amount. In the event that a Party is obligated to indemnify another Party under this Article, the amount owing to the Indemnified Party shall be the amount of the Indemnified Party's actual out-of-pocket loss net of any insurance proceeds received by, or other recovery by, the Indemnified Party.

13.8 Employees. Each Party shall comply with applicable workers' compensation laws, and the indemnities of this Article shall be fully applicable to all claims and payments arising under such laws.

13.9 Survival. The indemnification obligations of each Party under this Article shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated, canceled, suspended or completed, but only with respect to claims for indemnification based on acts or events that occurred prior to such expiration, termination, cancellation, suspension or completion.

                                   ARTICLE XIV
                          RELATIONSHIP OF THE PARTIES

14.1 Nothing contained in this Agreement shall be construed or deemed to cause, create, constitute, give effect to, or otherwise recognize Producer and the entities comprising the Companies to be partners, joint venturers, employer and employee, principal and agent, or any other business association, with respect to any matter.

14.2 Except with the consent of all Parties, no Party shall have any authority to create or assume in the other Party's name or on its behalf any obligation, express or implied, or to act or purport to act as the other Party's agent or legally empowered representative for any purpose whatsoever.

14.3 No Party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation or for any negligent act or omission of the other Party, except as expressly provided for herein.

14.4 The rights and obligations of the Parties shall be limited to those expressly set forth herein.

                                   ARTICLE XV
                       THIRD PARTY BENEFICIARY/ASSIGNMENT

15.1 To the extent that LIPA has an ownership interest in the Generating Facility, LIPA shall be a third-party beneficiary of this Agreement. Other than L1PA, no other person shall have any rights or interests, direct or indirect, in this Agreement, except the Parties, their successors and permitted assigns. The Parties specifically disclaim any intent to create any rights in any person as a third-party beneficiary to this Agreement except as stated in this Section 15.1.

15.2 Assignment. Except as provided for in this Section 15.2, no Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

     15.2.1 Producer Financing. Producer may, upon prior written notice to the Companies, assign, transfer, pledge, or otherwise dispose of its rights and interests under this Agreement to any lender or financial institution in connection with the financing or refinancing of the Generating Facility or property acquisition therefor.

     15.2.2 Companies Financing. The Companies, with respect to the Co-owned Transmission Facilities and Niagara Mohawk, with respect to the Transmission System may, upon prior written notice to the Producer, assign, transfer, pledge, or otherwise dispose of the Companies or Niagara Mohawk's rights and interests under this Agreement to any lender or financial institution in connection with the financing or refinancing of the Co-owned Transmission Facilities or Transmission System or property acquisition therefor.

     15.2.3 NYSEG Assignment. In connection with a Niagara Mohawk and NYSEG agreement with respect to a transfer of the Co-owned Transmission Facilities, NYSEG, upon prior written notice to the Producer and LIPA, may assign its rights, title and obligations under this Agreement to Niagara Mohawk without the consent of the Producer or LIPA, and such assignment shall release NYSEG from liability under this Agreement from and after the date of such assignment provided all NYSEG liabilities from and after the date of the assignment under this Agreement are expressly assumed by the assignee.

     15.2.4 In the event that LIPA transfers, assigns, conveys, or disposes of its interests in the Co-owned Transmission Facilities as provided for by the TAPA as of the Closing Date, LIPA's rights and obligations under this Agreement shall not become effective and shall be a nullity (except to the extent LIPA has third-party beneficiary rights in the Generating Facility as provided in section 15.1 of this Agreement).

     15.2.5 In the event that LIPA transfers, assigns, conveys, or disposes of its interests in the Co-owned Transmission Facilities as provided for by the TAPA after the Closing Date, LIPA shall at the time of the closing of the sale of its interests in the

          Co-owned Transmission Facilities pursuant to the TAPA transfer and assign all of its rights and obligations in this Agreement to Niagara Mohawk (except to the extent LIPA has third-party beneficiary rights in the Generating Facility as provided in section 15.1 of this Agreement).


     15.2.6 Producer Assignment. Producer shall not have the right to assign this Agreement without Customer's prior written consent, provided that
                                                                   --------
          PRODUCER or its permitted assignee, without Customer's consent, may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate (an "Assignee Entity") of PRODUCER at least 68% of the equity securities of which are owned by Producer; provided, however, (i) any
                                          --------- -------
          minority owner of the Assignee Entity shall be that entity contemplated to become an equity owner of Producer's affiliated merchant energy group as set forth in that certain press release issued by Constellation Energy Group on October 23, 2000, (ii) no minority owner of the Assignee Entity may have any control or management or operational rights or role with respect to the Assignee Entity ,and (iii) no such assignment shall relieve or discharge Producer from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the costs of the transactions contemplated by this Agreement. The Parties hereby acknowledge and agree that the continuing obligation provisions of Section 15.5 shall not apply to any assignment made pursuant to this Section 15.2.4, but rather the provisions of clause (iii) of this Section 15.2.4 shall apply to any such assignment.

15.3 Assignment Costs. Each Party agrees to reimburse the other Parties for any costs and expenses (including reasonable attorneys' fees) reasonably incurred in connection with the other Parties' review, execution and delivery of instruments, agreements or documents necessary in connection with the assigning Party's assignment, transfer, sale or other disposition of this Agreement or any interest in the Co-owned Transmission Facilities or Transmission System.

15.4 Violations. Any assignment in violation of Article XV may, at the non-assigning Party's option, be deemed null and void from its inception.

15.5 Continuing Obligations. Any authorized assignment shall not relieve the assigning Party of the responsibility of full compliance with the requirements of this Agreement, unless the other Party consents and the assignee agrees in writing to be bound by all of the obligations and duties of the assigning Party provided for in this Agreement and has provided written assurances to the other Party of continued performance and protection against liability upon assignment.

15.6 Indemnity. Any purported assignment contrary to the provisions of this Agreement shall make the assigning Party the indemnitor of the other Parties and their successors against any liabilities and costs, including attorneys' fees as to which the assigning Party's transferee fails to indemnify', defend, and hold harmless the other Parties, their agents, employees and their successors, from and against any loss, damage, liability, cost, suit, charge, expense (including reasonable attorneys' fees) or cause of action, incurred by the other Parties as a result of the assignment or as a result of any dispute between the assigning Party and its transferees, or between any subsequent transferees, that arise from or relates to any assignment by the assigning Party.

15.7 Inurement. This Agreement shall bind and inure to the benefit of the Parties to this Agreement, their successors and permitted assigns.

                                   ARTICLE XVI
                                    APPROVAL

16.1 The Companies shall file this Agreement with the appropriate regulatory authorities. If any such regulatory body materially modifies the terms and conditions of this Agreement and such modification(s) materially affect the benefits flowing to one or more of the Parties, the Parties agree to attempt in good faith to negotiate an amendment or amendments to this Agreement or take other appropriate action(s) so as to put each Party in effectively the same position in which the Parties would have been had such modification not been made. In the event that, within sixty (60) days or some other time period mutually agreed upon by the Parties after such modification has been made, the Parties are unable to reach agreement as to what, if any, amendments are necessary and fail to take other appropriate action to put each Party in effectively the same position in which the Parties would have been had such modification not been made, then any Party materially affected by the modification shall have the right to submit the matter for resolution pursuant to the dispute resolution procedures set forth in Article XX of this Agreement.

                                  ARTICLE XVII
                                     WAIVER

17.1 No provision of this Agreement may be waived except by mutual agreement of the Parties as expressed in writing and signed by all Parties.

17.2 Any waiver that is not in writing and signed by all Parties shall be null and void from its inception.

17.3 No express waiver in any specific instance as provided in a required writing shall be construed as a waiver of future instances unless specifically so provided in the required writing.

17.4 No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a Party.

17.5 The failure of a Party to insist in any one or more instances upon the strict performance of any of the provisions of this Agreement, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right.

                                  ARTICLE XVIII
                           AMENDMENT AND MODIFICATION

18.1 This Agreement may be amended or modified only if the amendment or modification is in writing and executed by all Parties. Any amendment or modification that is not in writing and signed by all Parties shall be null and void from its inception.

18.2 No express amendment or modification in any specific instance as provided herein shall be construed as an amendment or modification of future instances, unless specifically so provided in the required writing.

18.3 Nothing in this Agreement shall be construed as affecting in any way the right a Party to this Agreement to unilaterally make application to FERC for a change in rates, terms and conditions, charges, classifications of service, rule or regulation under Section 205 or Section 206, as applicable, of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Parties shall, within ninety (90) days after each ten (10) year period this Agreement has been in effect, review this Agreement jointly and in good faith assess whether any modification is warranted.

                                   ARTICLE XIX
                                  GOVERNING LAW

19.1 This Agreement and the rights and obligations of the Parties to this Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of laws principles thereof.

19.2 The Parties agree to submit to the jurisdiction of the courts in the State of New York for the purposes of interpretation and enforcement of this Agreement.

19.3 The Parties waive personal service by manual delivery and agree that service of process on a Party in any action concerning or arising out of this Agreement may be made by registered or certified mail, return receipt requested, delivered to the Party's address as set forth in Section 10.1 of this Agreement.

                                   ARTICLE XX
                               DISPUTE RESOLUTION

20.1 Should a claim or dispute among the Parties arise under this Agreement, the Parties shall continue, in good faith, to perform their respective obligations hereunder. Notice of any claim or dispute that any Party may have against another Party, arising out of the

     Agreement shall be submitted in writing to the other Parties in a manner that clearly identifies the nature of the claim or dispute and requests that the Parties engage in negotiations to resolve the claim or dispute.

20.2 Upon receipt of the notice of claim or dispute under Section 20.1, the Parties shall use Commercially Reasonable Efforts to resolve any such dispute without resorting to judicial resolution, through good faith negotiations between representatives with authority to resolve or settle the claim or dispute. The Parties agree to keep confidential any documents or materials exchanged and/or confidential information revealed in furtherance of resolving or settling the claim or dispute under Article XX of this Agreement and that such documents, materials, or information shall be considered confidential settlement information and that, pursuant to Rule 408 of the Federal Rules of Evidence and parallel doctrines of state law, shall not be admissible as evidence in any subsequent judicial or regulatory proceeding.

20.3 If the dispute remains unresolved for more than sixty (60) days after receipt of the notice of claim or dispute under Section 20.1, any Party may submit the dispute to binding arbitration in New York, NY by three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association.

20.4 Only the Parties hereto and their designated representatives shall be permitted to participate in any arbitration initiated pursuant to this Agreement. The arbitration process shall be concluded not later than six
     (6) months after the date that it is initiated. The award of the arbitrators shall be accompanied by a reasoned opinion if requested by either Party. The award rendered in such a proceeding shall be final. The Parties shall keep the award, and any opinion issued by the arbitrators, confidential unless the Parties agree otherwise. Any award of amounts due shall include interest accrued until the date paid. Judgment may be entered upon the arbitration opinion and award in any court having jurisdiction.

20.5 The procedures for the resolution of disputes set forth herein shall be the sole and exclusive procedures for the resolution of disputes. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of a dispute. All negotiations pursuant to these procedures for the resolution of disputes will be confidential, and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence and similarly applicable rules or regulations of any state or federal regulatory agency with jurisdiction over a Party.

                                   ARTICLE XXI
                             LIMITATION OF LIABILITY

21.1 Liability. With the exception of indemnification under the provisions of
     Article 13 for claims asserted against an indemnified Party by a third party under no circumstances shall the Companies, Niagara Mohawk, or the Producer be liable to each other, their respective directors, officers, employees, agents and Affiliates, as the context may require, for consequential, incidental, punitive, special, exemplary, indirect, treble or multiple damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Generating Facility, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) arising out of or in any manner connected with this Agreement, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability; provided, however, that: (i) in the event of curtailments or interruptions of deliveries of Electricity over the Co-owned Transmission Facilities due to the Companies' gross negligence or intentional misconduct, the Companies may be liable to the Producer for lost profits directly resulting from such curtailment or interruption; (ii) in the event of curtailments or interruptions of deliveries of Electricity over the Transmission System due to Niagara Mohawk's gross negligence or intentional misconduct, Niagara Mohawk may be liable to the Producer for lost profits directly resulting from such curtailment or interruption; and/or (iii) in the event of curtailments or interruptions of deliveries of Electricity to the Co-owned Transmission Facilities or the Transmission System due to the Producer's gross negligence or intentional misconduct, the Producer may be liable to the Companies, with respect to the Co-owned Transmission Facilities and/or Niagara Mohawk, with respect to the Transmission System for lost profits directly resulting from such curtailment or interruption. Unless otherwise provided in this Agreement, this provision shall apply regardless of any remedy otherwise available at law or in equity and which is not otherwise excluded by this Agreement.

21.2 Third-Party Claims Against the Producer. Notwithstanding the provisions of this Article as they may apply with respect to an indemnifying Party's responsibility for claims asserted against an indemnified Party by a third-party, and except where such claims arise from gross negligence or intentional misconduct on the part of the Companies or their agents or representatives, neither the Companies, nor their directors, officers, employees, agents and Affiliates, shall be liable to the Producer, its directors, officers, employees, agents or Affiliates, for third-party claims, actions or causes of action for incidental, punitive, special, exemplary, indirect, treble, multiple or consequential damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Generating Facility, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) resulting from or related to curtailments or interruptions of deliveries of Electricity over the Co-owned Transmission Facilities or the Transmission System, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

21.3 Third-Party Claims Against the Companies. Notwithstanding the provisions of this Article as they may apply with respect to an indemnifying Party's responsibility for claims asserted against an indemnified Party by a third-party, and except where such claims arise from gross negligence or intentional misconduct on the part of the Producer or its agents or representatives, neither the Producer, nor its directors, officers, employees, agents and Affiliates, shall be liable to the Companies, their directors, officers, employees, agents or Affiliates, for third-party claims, actions or causes of action for incidental, punitive, special, exemplary, indirect, treble, multiple or consequential damages of any kind (including attorneys' fees, litigation costs, losses or damages caused by reason of the unavailability of the Co-owned Transmission Facilities or the Transmission System, plant shutdowns or service interruptions, losses of use, profits or revenue, inventory or use charges, costs of purchased or replacement power, interest charges or costs of capital) resulting from or related to curtailments or interruptions of deliveries of Electricity from the Generating Facility, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

21.4 Survival. The provisions of this Article shall apply and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

                                  ARTICLE XXII
                                  SEVERABILITY

22.1 If any term of this Agreement, or the interpretation or application of any term or provision to any prior circumstance, is held to be unenforceable, illegal, or invalid by any governmental agency or court of competent jurisdiction, the remainder of this Agreement, or the interpretation or application of all other terms or provisions to persons or circumstances other than those that are unenforceable, illegal, or invalid, shall not be affected thereby and each term and provision shall be valid and may be enforced to the fullest extent permitted by law.

                                  ARTICLE XXIII
                                    HEADINGS

23.1 The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or limit or be used as an aid in construing the provisions of this Agreement.

                                  ARTICLE XXIV
                        INTEGRATION/MERGER/SURVIVABILITY

24.1 This Agreement sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement. This Agreement merges and supersedes all prior agreements, commitments, representations, writings and discussions between the Parties with respect to the subject matter of this Agreement.

                                  ARTICLE XXV
                      COMPLIANCE WITH GOOD UTILITY PRACTICE

25.1  The Parties shall comply with Good Utility Practice.

     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed as of the day and year first above written.



For The Producer:
----------------

CONSTELLATION NUCLEAR, LLC

______________________

______________________



For Niagara Mohawk:
------------------

NIAGARA MOHAWK POWER CORPORATION

______________________

______________________



For NYSEG:
---------

NEW YORK STATE ELECTRIC & GAS CORPORATION

______________________

______________________



For LIPA:
--------

LONG ISLAND LIGHTING COMPANY d/b/a LIPA

______________________

______________________

                                  SCHEDULE  A

                                  NINE MILE 2




                                [GRAPHIC OMITED]

                                  SCHEDULE  A

                                 SCRIBA STATION




                                [GRAPHIC OMITED]

                                  SCHEDULE  A

                                 SCRIBA STATION




                                [GRAPHIC OMITED]

                                   SCHEDULE B

                              Joint Use Facilities

OFFSITE SOURCES 115KV

-     Disconnect switch 51 located in Scriba Substation.

-     Circuit breaker R50 located in Scriba Substation.

-     Disconnect switch 53 located in Scriba Substation.

-     Disconnect switch 33 located in Scriba Substation.

-     Disconnect switch 31 located in Scriba Substation.

-     115kV "C" Bus located in Scriba Substation.

- Three 115kV potential transformers collectively denominated J9993 located in Scriba Substation.

-     Three surge arresters located on "C" Bus located in Scriba Substation.

-     Disconnect switch 128 located in Scriba Substation.

-     Circuit breaker R115 located in Scriba Substation.

-     Disconnect switch 118 located in Scriba Substation.

- Transformer #1,345/115kV, 224MVA and tertiary fuse denominated J5058 located in Scriba Substation.

-     Disconnect switch 63 located in Scriba Substation.

-     Circuit breaker R60 located in Scriba Substation.

-     Disconnect switch 61 located in Scriba Substation.

-     Disconnect switch 21 located in Scriba Substation.

-     115kV "D" Bus located in Scriba Substation.

- Three 115kV potential transformers collectively denominated J9994 located in Scriba Substation.

-     Three surge arresters located on "D" Bus located in Scriba Substation.

-     Disconnect switch 228 located in Scriba Substation.

-     Circuit breaker R225 located in Scriba Substation.

-     Disconnect switch 218 located in Scriba Substation.

- Transformer #2,345/115kV, 224MVA and tertiary fuse denominated J5128 located in Scriba Substation.

- 115kV duplex switchboards #1 and #2 located in Control House #1 and 115kV duplex switchboards #3 and #4 located in Control House #2 all located in Scriba Substation.

- Associated grading, grounding, conduit, foundations, structures, conductor, junction boxes, cable and miscellaneous equipment located in Scriba Station.

#23 LINE POSITION

-     Ground switch 23G located in Scriba Substation.

-     Disconnect switch 233 located in Scriba Substation.

- Three capacitance coupling voltage transformers collectively denominated J8923 located in Scriba Substation.

-     Disconnect switch 232 located in Scriba Substation.

-     Circuit breaker R230 located in Scriba Substation.

-     Disconnect switch 231 located in Scriba Substation.

-     Disconnect switch 926 located in Scriba Substation.

-     Circuit breaker R925 located in Scriba Substation.

-     Disconnect switch 927 located in Scriba Substation.

-     Disconnect switch 991 located in Scriba Substation.

- Duplex switchboard panels 5 and 6 in 345kV switchboard #1 and duplex switchboard panel 3 in 345kV switchboard #2 located in Control House #1; and switchboard panels 3, 4 and 5 in 345kV switchboard #3 and panel SF in 345kV switchboard #4 located in Control House #2 all located in Scriba Substation.

- Associated grading, grounding, conduit, foundations, structures, conductor, junction boxes, cable and miscellaneous equipment located in Scriba Station.

                                   SCHEDULE C

                             INSURANCE REQUIREMENTS

     From the effective date of this Agreement, through the termination of all of the easements and other rights granted under this Agreement, or longer where specified below, each Party shall provide and maintain, at its own expense, insurance policies, issued by reputable insurance companies with an A. M. Best rating of at least B+, which meet or exceed the following requirements:

- POLICY OF WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE, with respect to all work and activities performed with respect to this Agreement by or on behalf of the Party, as required by the State of New York. Coverage shall include the Longshore and Harbor Workers' Compensation Act and the Jones Act;

- POLICY OF GENERAL LIABILITY INSURANCE, with respect to all work and activities performed with respect to this Agreement by or on behalf of the Party, with MINIMUM limits of:
                 -------

           Bodily Injury     - $1,000,000.00 per Occurrence

           Property Damage   - $1,000,000.00 per Occurrence.

     This policy shall include Contractual Liability and Products/Completed Operations coverage. lf the Products/Completed Operations coverage is written on a claims-made basis, the coverage shall be maintained continuously for at least two years after termination of all of the easements and other rights granted under this Agreement.


- AUTOMOBILE LIABILITY INSURANCE, covering owned, non-owned and hired vehicles used in connection with work and activities performed with respect to this Agreement by or on behalf of the Party, with MINIMUM limits of:
                                                          -------

          Bodily Injury & Property Damage - $1,000,000.00 per occurrence.

-    UMBRELLA OR EXCESS LIABILITY INSURANCE, with a MINIMUM limit of
                                                    -------
     $10,000,000.00.
- WATERCRAFT LIABILITY INSURANCE, covering all work and activities performed with respect to this Agreement by or on behalf of the Party and involving the use of watercraft, with MINIMUM limits of:
                                 -------

          Bodily Injury     - $1,000,000.00 per occurrence
          Property Damage   - $1,000,000.00 per occurrence.

- Aircraft Liability Insurance, covering all work and activities performed with respect to this Agreement by or on behalf of the Party and involving the use of aircraft, with MINIMUM limits of:
                               -------

          Bodily Injury & Property Damage - $1,000,000.00 per occurrence.


- ALL RISK PROPERTY INSURANCE, covering each Party's real and personal property against all loss or damage by fire and other casualty, with limits, deductibles, and coverage as each Party shall deem appropriate. The policy shall contain a waiver of subrogation in favor of each other Party.

     Each Party may elect to self-insure various portions of the above insurance requirements provided that such Party meets and complies with all of the requirements of self-insurance.


     Each Party's liability insurance contracts with respect to this Agreement that have an annual aggregate limit of liability shall be issued so as to provide that, or shall be amended so as to provide that, the annual aggregate limit applies on a per location basis.


     Each Party shall be included as an additional insured on each other Party's General Liability, Umbrella and Excess liability insurance policies with respect to this Agreement.

CONSTELLATION COVENANTS, REPRESENTS AND WARRANTS:

A. That it has entered into an agreement of indemnification with the United States Atomic Energy Commission as provided under Section 170 of the Atomic Energy Act of 1954, as amended;

B. That it shall provide and maintain nuclear liability insurance in such amounts and form as required by Section 170 of the Atomic Energy Act of 1954, as amended;

C. That it shall provide and maintain nuclear property insurance in an amount satisfactory to the NRC;

D. That it shall extend protection against a nuclear incident, as provided for in (B) and (C) above, for the benefit of LIPA, NYSEG and Niagara Mohawk, their respective consultants, contractors, subcontractors, agents, invitees and employees; and

E. That it shall indemnify and hold harmless LIPA, NYSEG and Niagara Mohawk, their respective consultants, contractors, subcontractors, agents, invitees and employees, from and against all losses, penalties, claims, demands, actions, proceedings, damages, expenses (including litigation costs and reasonable attorneys' fees) and liabilities resulting from any nuclear incident.

     In addition, Constellation covenants, represents and warrants that if the nuclear liability protection system in effect on the effective date of this Agreement expires or is repealed, changed, or modified, it shall, without cost to LIPA, NYSEG or Niagara Mohawk, maintain nuclear liability protection, to the extent that it is reasonably available, for the protection of LIPA, NYSEG and Niagara Mohawk, through governmental indemnity, limitation of liability and/or insurance.

                                   SCHEDULE D

                              SUBSTATION COMPONENTS

None

Niagara Mohawk Power Corporation
FERC Electric Rate Schedule No. 300



                          TRANSMISSION OWNERS AGREEMENT

                                     BETWEEN

                        NIAGARA MOHAWK POWER CORPORATION,

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                                       AND

                     LONG ISLAND LIGHTING COMPANY d/b/a LIPA



Issued By: Susan L. Hodgson                              Effective: Closing Date
Manager - Transmission & Delivery Services


Filed to comply with the order of the Federal Energy Regulatory Commission issued in Docket No. ER01-___-000, on ___, 200l

                                TABLE OF CONTENTS
                                -----------------

                                                             ORIGINAL SHEET
                                                             --------------

ARTICLE 1      DEFINITIONS. . . . . . . . . . . . . . . . .        4
ARTICLE 2      TERM . . . . . . . . . . . . . . . . . . . .        7
ARTICLE 3      SERVICES . . . . . . . . . . . . . . . . . .        9
ARTICLE 4      OPERATING COMMITTEE. . . . . . . . . . . . .        12
ARTICLE 5      COST RESPONSIBILITIES AND BILLING PROCEDURES        13
ARTICLE 6      COMPLIANCE WITH PROVISIONS OF PERMITS AND
               REQUIREMENTS OF GOVERNMENTAL AGENCIES. . . .        16
ARTICLE 7      CONFIDENTIALITY. . . . . . . . . . . . . . .        16
ARTICLE 8      BREACH AND TERMINATION . . . . . . . . . . .        17
ARTICLE 9      INSURANCE AND DAMAGE TO PERSONS OR
               PROPERTY . . . . . . . . . . . . . . . . . .        18
ARTICLE 10     INDEMNIFICATION. . . . . . . . . . . . . . .        20
ARTICLE 11     LIMITATION OF LIABILITY. . . . . . . . . . .        23
ARTICLE 12     ASSIGNMENT . . . . . . . . . . . . . . . . .        23
ARTICLE 13     LABOR RELATIONS. . . . . . . . . . . . . . .        24
ARTICLE 14     NOTICES. . . . . . . . . . . . . . . . . . .        24
ARTICLE 15     HEADINGS . . . . . . . . . . . . . . . . . .        27
ARTICLE 16     WAIVER . . . . . . . . . . . . . . . . . . .        27
ARTICLE 17     COUNTERPARTS . . . . . . . . . . . . . . . .        27
ARTICLE 18     AMENDMENTS . . . . . . . . . . . . . . . . .        27
ARTICLE 19     DISPUTES . . . . . . . . . . . . . . . . . .        28
ARTICLE 20     GOVERNING LAW AND CONSTRUCTION . . . . . . .        28
ARTICLE 21     SEVERABILITY . . . . . . . . . . . . . . . .        29
ARTICLE 22     INTEGRATION. . . . . . . . . . . . . . . . .        29
ARTICLE 23     INTERPRETATION . . . . . . . . . . . . . . .        29

SCHEDULE A     RESPECTIVE PERCENTAGES FOR TRANSMISSION
               ASSETS . . . . . . . . . . . . . . . . . . .        31
SCHEDULE B     RESPECTIVE PERCENTAGES FOR SUBSTATION. . . .        32
SCHEDULE C     DESCRIPTION OF TRANSMISSION ASSETS . . . . .        33
SCHEDULE D     DESCRIPTION OF SUBSTATION. . . . . . . . . .        34

                          TRANSMISSION OWNERS AGREEMENT



     This Agreement (the "Agreement") dated as of February 21, 2001 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), New York State Electric & Gas Corporation ("NYSEG") and Long Island Lighting Company d/b/a LIPA ("LIPA"). Niagara Mohawk, NYSEG, and LIPA are collectively referred to herein as the "Owners" or the "Parties," and individually as an "Owner" or a "Party."

                                  WITNESSETH:

     WHEREAS, Niagara Mohawk, NYSEG, Rochester Gas and Electric Corporation, and Central Hudson Gas & Electric Corporation ("Sellers") and Constellation Nuclear, LLC ("Constellation") and Constellation Energy Group, Inc. (together, "Buyer") have entered into an Asset Purchase Agreement (the "APA"), dated as of December 11, 2000, pursuant to which the Sellers have agreed, among other things, to sell their undivided interests in certain assets identified therein, and which are commonly referred to as Nine Mile Point Unit 2 (the "Generating Facility," as hereinafter defined), to Buyer and Buyer has agreed to purchase such interests, and, upon Closing, Constellation will own the Generating Facility;

     WHEREAS, the Parties own as tenants in common undivided interests in a portion of the Substation commonly referred to as the Scriba Substation (the "Substation") and certain transmission facilities (collectively, the "Transmission Assets");

     WHEREAS, pursuant to The Agreement of Purchase And Sale dated September 28, 2000 (the "TAPA") Niagara Mohawk has agreed to purchase and Long Island Lighting Company (d/b/a LIPA), Rochester Gas and Electric Corporation, and Central Hudson Gas & Electric Corporation have agreed to sell their respective interests in the Substation and the Transmission Assets;

     WHEREAS, Niagara Mohawk has operated and maintained the Generating Facility, the Substation and the Transmission Assets on behalf of the Sellers and Long Island Lighting Company (d/b/a LIPA) pursuant to the Basic Agreement, dated September 22, 1975, and the Nine Mile Point Nuclear Station Unit 2 Operating Agreement, dated December 22, 1992, as amended effective January 1, 1995 (collectively the "Operating Agreements"), which agreements, and the Seller's rights and obligations are to be assigned to and assumed by Constellation pursuant to the APA upon its Closing; and

     WHEREAS, the Owners have determined that it is desirable, and to the mutual advantage of the Owners, that Niagara Mohawk continue to operate and maintain the Substation and the Transmission Assets in accordance with the terms and conditions of this Agreement upon Closing.

     NOW, THEREFORE, in consideration of the mutual representations, covenants, and agreements hereinafter set forth, and intending to be legally bound thereby, the Parties hereto agree as follows:

                             ARTICLE I -DEFINITIONS

     1.1  Defined Terms

     1.1.1 Definitions

     The following terms, when used herein with initial capitalization, shall have the meanings specified in this section. Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Interconnection Agreement, as herein defined

     "Affiliate" means, with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

     "Agreement" means this Transmission Owners Agreement, including all schedules attached hereto and any amendments hereto.

     "Closing" means the moment at which the Sellers' respective interests in the Generating Facility are transferred to Constellation pursuant to the APA.

     "Commercia1ly Reasonable Efforts" means efforts which are designed to enable an Owner directly or indirectly, to satisfy expeditiously a condition to, or otherwise assist in the consummation of, the actions contemplated by this Agreement and which do not require the performing Owner to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the actions contemplated by this Agreement.

     "Emergency" means a condition or situation which is likely to (i) endanger life, property, or public health or the continuity of electric service to the Generating Facility; or (ii) adversely affect or impair the Substation, the Transmission Assets, the Transmission System, the Generating Facility, or the electrical or transmission systems of others to which the Substation and/or Transmission Assets are directly or indirectly connected.

     "FERC" means the Federal Energy Regulatory Commission, or its successor.

     "FPA" means the Federal Power Act (16 USCA Sec. 791(a) et seq.), as
                                                            ------
amended.

     "Generating Facility" shall mean the Nine Mile Point Nuclear Generating Station Unit 2 and all Modifications (defined below) with respect thereto, including all facilities, appurtenances, equipment, property and other improvements on Constellation's side of the Delivery Points and the Off-Site Power Supply Points, as those terms are defined in the Interconnection Agreement and as indicated on a one-line diagram attached as Schedule A to the Interconnection Agreement.

     "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region in which the Substation and Transmission Assets are located. Good Utility Practice shall include, but not be limited to, the criteria, rules, guidelines, and standards, as amended, of the NERC (defined below), NPCC (defined below), NYSRC (defined below), NRC (defined below), and NYISO (defined below), or of any successor organization to the foregoing entities.

     "Governmental Body" shall mean any federal, state, regional, local, or other government; any governmental, regulatory or administrative agency, commission, body or other authority having jurisdiction to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power affecting the Substation (defined below) and/or the Transmission Assets (defined below); and any court or governmental tribunal.

     "Interconnection Agreement" means the NMP-2 Interconnection Agreement dated as of MAY ____, 2001.

     "Modification" means any new construction, new facilities, additions, reinforcements, alterations, improvements, appurtenances, replacements or upgrades made to the Substation, the Transmission Assets, or the Generating Facility.

     "NERC" means the North American Electric Reliability Council, or any successor thereto.

     "New York Control Area" or "NYCA" shall have the same meaning as in the Independent System Operator Agreement establishing the New York ISO (as defined below).

     "NPCC" means the Northeast Power Coordination Council (a reliability council under Section 202 of the Federal Power Act), or any successor thereto.

     "NRC" means the Nuclear Regulatory Commission, or any successor thereto.

     "NYISO" or "New York ISO" means the organization formed as an Independent System Operator for the New York State Transmission System in accordance with FERC order(s) in Docket Nos. ER97-1523-000. et al., or any successor thereto.
                                            ------

     "NYISO Tariff" means the FERC-approved Open Access Transmission Tariff for the NYISO and/or the FERC-approved services tariff for the NYISO, as applicable, and as amended or superseded.

     "NYPSC" means the New York State Public Service Commission, or any successor thereof.

     "NYSRC" means the New York State Reliability Council, or any successor thereto.

     "Operating Committee" means the committee described in Article 4.

     "OSHA" means the Occupational Safety and Health Administration.

     "Respective Percentages" means the ownership interest of each Owner as set forth in Schedules A and B.

     "Service Costs" means the actual costs and expenses reasonably incurred by Niagara Mohawk pursuant to the provisions of this Agreement in connection with and in furtherance of the Services.

     "Services" shall be those services described in Article 3.

     "Substation" means the portion of the Scriba Substation co-owned by the Parties in the ownership percentages set forth in Schedule B, which Scriba Substation is a 115/345 kV electric transmission substation located in the Town of Scriba, County of Oswego, New York, as described in its entirety in Schedule D.

     "Transmission Assets" means the properties, structures, and related facilities described in Schedule C and co-owned by the Parties in the ownership percentages set forth in Schedule A.

     "Transmission System" means the facilities, other than the Substation and Transmission Assets, owned, controlled, or operated by Niagara Mohawk for purposes of providing transmission service, including services under the NYISO Tariff.

     1.1.2 INTERPRETATION

     The following rules shall govern the interpretation of this Agreement, including its definitions. The terms "includes" or "including" shall not be limiting, whether or not followed by the words "without limitation." References to an article or section shall mean an article or section of this Agreement unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented, superseded, or restated through the date as of which such reference is made.



                                 ARTICLE 2- TERM

2.1  TERM

     2.1.1 Subject to section 2.1.2, this Agreement shall become effective when executed by the Parties to the Agreement. The Parties shall commence operating under this Agreement as of its effective date as established upon its approval or acceptance for filing by the FERC. Unless otherwise provided herein, the obligation of Niagara Mohawk to provide Services and the Parties' related obligations, however, shall not become effective until Closing. This Agreement shall remain in effect for the period during which NYSEG or LIPA retains an ownership interest in the Substation and/or Transmission Assets, unless terminated under the terms of this Agreement. Any Party may terminate this Agreement by providing written notice to the other Parties of such termination not less than one (1) year prior to the date on which such termination is to become effective. This Agreement also may be terminated by mutual agreement of the Owners. Notwithstanding the giving of written notice of termination by any Party, the notifying Party shall continue its performance of this Agreement until alternate performance thereof has been agreed upon by the Parties as provided in this section 2.1.1. The notifying Party shall promptly propose appropriate and like performance of its obligations for consent by the other Parties, such consent not to be unreasonably withheld. Should the notifying Party fail to propose suitable substitute performance within 180 days, after providing such notice to the other Parties, any other Party may, at its option, propose a substitute for the notifying Party's performance. If Niagara Mohawk is the notifying Party, it shall be reasonable for NYSEG and LIPA to deny a proposed substitute on the basis that the cost of Services by the substitute would be materially higher than the cost if such Services were performed by Niagara Mohawk under the terms set forth herein.

     2.1.2 The execution of the Interconnection Agreement and the Closing of the APA shall be a condition precedent to this Agreement taking effect.

     2.1.3 The applicable provisions of this Agreement shall continue in effect after the expiration, cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

     2.1.4 Upon Closing, as among the Parties and as it pertains to the Substation and Transmission Assets, this Agreement shall replace and supersede the Operating Agreements, provided however that any pre-Closing obligations or liabilities arising under the Operating Agreements shall survive until the obligations or liabilities are discharged.

     2.1.5 Except as expressly provided herein, nothing in this Agreement waives, alters or impairs the rights or obligations of the parties under any other Agreement, including any right that may exist to use the Substation or the Transmission Assets.

     2.1.6 If at any time during the term of this Agreement, there is a material change in the benefits or obligations of a Party under or related to this Agreement, then the Parties shall engage in good-faith negotiations for a period of sixty (60) days to attempt to modify this Agreement to establish a different method for allocating the rights and obligations of the Parties under this Agreement that is equitable to both Parties. If the Parties fail to modify this Agreement in accordance with this section 2.1.6, each Party reserves its rights under the FPA and related regulations.

     2.1.7 Consistent with section 12.1.3 of this Agreement, in the event that LIPA transfers, assigns, conveys, or disposes of its interests in the Substation and the Transmission Assets as provided for by the TAPA as of the date of the Closing, LIPA's rights and obligations under this Agreement shall be voided and a nullity as of the date of the Closing without any further action by any Party and the respective percentages attributed to LIPA on Schedules A and B hereto shall be added to the respective percentages attributed to Niagara Mohawk.

     2.1.8 Consistent with section 12.1.4 of this Agreement, in the event that LIPA transfers, assigns, conveys, or disposes of its interests in the Substation and the Transmission Assets as provided by the TAPA after the Closing, LIPA shall at the time of the closing of its sale of its interests in the Substation and the Transmission Assets pursuant to the TAPA transfer and assign all of its rights and interests in this Agreement to Niagara Mohawk. Upon effectuation of such transfer and assignment to Niagara Mohawk, LIPA's rights and obligations under this Agreement shall terminate.

                              ARTICLE 3 - SERVICES

3.1  SERVICES TO BE PROVIDED

     3.1.1 In accordance with Good Utility Practice and the terms of this Agreement, Niagara Mohawk, on behalf of the Parties, shall perform the following services ("Services"): (a) operate and maintain the Substation and Transmission Assets; (b) provide for all services necessary for the operation and maintenance of the Substation and Transmission Assets in a safe, reliable, and efficient manner; (c) develop and submit to the Operating Committee for review and approval proposed budgets for the performance of Services; and (d) make necessary capital additions and Modifications to, and retirements from, the Substation and Transmission Assets, including the relocation and rearrangement of the Transmission Assets.

     3.1.2 In furtherance of providing the Services described in the preceding subsection, Niagara Mohawk shall:


          a. develop and submit to the Operating Committee for approval, annually (which Niagara Mohawk shall endeavor to do by September 1) or as otherwise required by this Agreement, proposed budgets, plans, work scopes, specifications, cost estimates, procedures for time reporting and accounting, and schedules for the performance of the Services, including Modifications;

          b. provide the Operating Committee with a quarterly status report containing, at minimum, the following information:

               (i) the status of current and projected spending in relation to the budgets approved by the Operating Committee and a detailed budget variance and forecast analysis, including an explanation for each budget item exhibiting significant variance;

               (ii) a description of all Services, including operation and maintenance, inspections, tests, and capital work performed during the preceding quarter and a forecast of planned activities for the current quarter;

               (iii) such other documentation in support of 3.1.2(b)(i) and
                    (ii); and

               (iv) test schedules as described in subsection 3.2.1, to the extent known;

          c. perform all necessary work and services, and purchase equipment, materials and supplies as appropriate in furtherance of its obligations under this Agreement;

          d.   engage legal, engineering, and auditing or other services;

          e. place orders and enter into contracts on behalf of the Parties in furtherance of its obligations pursuant to this Agreement;

          f.   secure insurance in accordance with Article 9;

          g. keep all necessary books of record, books of account, cost information, and memoranda of all transactions, and furnish reports with respect thereto to NYSEG and LIPA in such a manner as to enable each Owner to meet its accounting and statistical requirements and to conform to the rules, regulations and requirements of all regulatory bodies having jurisdiction over the Owners;

          h. relative to the Substation and Transmission Assets, assist NYSEG and LIPA, at NYSEG's and LIPA's respective individual cost and expense, in regulatory proceedings and other contested matters including the provision of witnesses and accurate data;

          i. conduct tests and studies relating to the operation, maintenance, and Modification of the Substation and Transmission Assets; and

          j. review and evaluate Modifications proposed by Constellation and recommend to the Operating Committee a response or action.

     3.1.3 The Services may be provided by Niagara Mohawk through its own personnel, by any Affiliate of Niagara Mohawk, or by others under contractual or other arrangements. The cost of Services provided by Affiliates of Niagara Mohawk and by employees of such Affiliates, or through contractual or other arrangements, shall be determined in the same manner and on the same basis as the cost would be determined if such Services had been performed by Niagara Mohawk and such employees were employees of Niagara Mohawk.

     3.1.4 Niagara Mohawk shall provide copies of any and all records and all such other information (including contracts and purchase orders) and reports to NYSEG and LIPA as may be reasonably requested by NYSEG or LIPA in writing; provided however, that the costs of preparing and providing such copies, records, information and reports that are not required to be provided to the Operating Committee or that are not otherwise required to be provided under this Agreement shall not be Service Costs and shall be paid in full by the Owner requesting such copies, records, information and reports.

     3.1.5 Except as set forth in this subsection, Niagara Mohawk shall obtain the advance written approval of the Operating Committee for all Services which are not specified in the annual budgets or workplans approved by the Operating Committee and which would exceed the amount allocated for that budget year by fifteen (15) percent, exclusive of amounts expended under subsection 3.1.5.2.

          3.1.5.1 Niagara Mohawk shall obtain the advance written approval of the Operating Committee for contracts or agreements that provide for retirements of items of fixed capital having an original cost of $40,000 or more, regardless of the estimated cost or expense of such retirement.

          3.1.5.2 Niagara Mohawk shall not be required to obtain Operating Committee approval to provide Services in response to an Emergency. Niagara Mohawk shall notify each Representative of the Operating Committee orally of any Emergency as soon as practicable, and promptly follow with a written notification to those Representatives.

3.2  METERING, LOSS COMPENSATION, RELAYING AND CONTROL

     3.2.1 Settings, calculations, test procedures and test intervals for all Substation and Transmission Assets equipment, including, without limitation, meters, relays, telemetering and associated control equipment in the Substation and Transmission Assets, shall be determined by Niagara Mohawk in accordance with Good Utility Practice or as may be required by NPCC, NYISO or NYPSC. Test schedules for all metering, relaying, telemetering and associated control equipment in the Substation and Transmission Assets shall be determined by Niagara Mohawk in accordance with Good Utility Practice.


3.3  ACCESS RIGHTS

     3.3.1 NYSEG, LIPA, and their designated representatives shall have access to, and shall have the right to enter, at reasonable times and upon prior written notice to Niagara Mohawk, the Substation and Transmission Assets, as may be reasonably necessary, for the purposes of conducting studies and investigations, surveying, auditing, reviewing, and observing the Services, or as otherwise necessary to exercise NYSEG's and LIPA's rights under this Agreement.


3.4  REGULATORY PROCEEDINGS

     3.4.1 Niagara Mohawk shall notify the Operating Committee of regulatory proceedings involving operation of the Substation and Transmission Assets, especially those which may result in any penalty, fine, or assessment being imposed on any of the Parties. With respect to State regulatory proceedings involving a potential penalty, fine, or assessment for imprudent management, Niagara Mohawk, LIPA and NYSEG shall decide whether to defend against such imposition and the overall defense to be mounted and any settlement thereof. However, it is the intent of the Parties that Niagara Mohawk shall have the primary responsibility for the conduct of all such regulatory proceedings. Representation by counsel of any Party in any regulatory proceeding involving the Substation and Transmission Assets will not be used by any Party as a basis to seek disqualification of that counsel in any action brought by one Party against the other.



                         ARTICLE 4- OPERATING COMMITTEE

4.1  OPERATING COMMITTEE

     4.1.1 To assist the Owners in implementing this Agreement, there will be an Operating Committee, consisting of one representative designated by each Owner ("Representative"). Designations shall continue in effect unless and until the Owner designating the Representative revokes the same by giving written notice to the other Owner of the designation of a successor Representative to the Operating Committee. A Representative may from time to time designate an alternate to act on his or her behalf. Designations or alternate designations shall be in writing. The Operating Committee's responsibilities will include, but are not limited to, the following:


          a. reviewing, modifying, and approving annual budgets, plans, work scopes, cost estimates, and schedules;

          b. reviewing and approving Modifications proposed pursuant to the Interconnection Agreement, or retirements, relating to the Substation or Transmission Assets; and

          c. considering such other matters as may arise in connection with the Substation and Transmission Assets, the provision of Services, or this Agreement.

     4.1.2 The Operating Committee shall meet at least once annually. The Operating Committee members shall confer in selecting a mutually convenient meeting date, and Niagara Mohawk shall then provide notice of the meeting to NYSEG's and LIPA's Representative. Any Party may, for good cause, call a meeting to convene sooner than the next regularly-scheduled meeting by providing notice of the meeting to the other Owner's Representatives. Meetings may be in person or by electronic means.

     4.1.3 The Operating Committee shall use Commercially Reasonable Efforts to conduct its business upon unanimous consent, acting in good faith and in accordance with Good Utility Practice. Any disputes between the Owners' Representatives on the Operating Committee will be resolved in accordance with Article 19.


     4.1.4 The Operating Committee established pursuant this Article 4 shall coordinate with the "Operating Committee" established pursuant to section 10.1.4 of the Interconnection Agreement (the "IA Operating Committee"). The Operating Committee shall use Commercially Reasonable Efforts to conduct its business in a manner consistent with the activities of the IA Operating Committee. In the event that the Operating Committee determines that it cannot act consistently with the activities of the IA Operating Committee, the Parties may exercise their rights under the FPA and under other laws and regulations to address and seek resolution of such an event.

     4.1.5 The Operating Committee shall provide for the preparation of minutes of its meetings and the retention of any records, as appropriate.

             ARTICLE 5- COST RESPONSIBILITIES AND BILLING PROCEDURES

5.1  COST RESPONSIBILITY FOR SERVICES

     5.1.1 Except as provided in Article 10 of this Agreement, the Parties will share and be allocated the cost responsibility for Services based on their Respective Percentages in the following manner:

          5.1.1.1 Service Costs related to the Transmission Assets shall be shared between the Parties in accordance with their Respective Percentages as set forth in Schedule A.

          5.1.1.2 Service Costs related to the Substation shall be shared between the Parties in accordance with their Respective Percentages as set forth in Schedule B.

          5.1.1.3 Service Costs related to both the Substation and the Transmission Assets shall be shared between the Parties in accordance with the Respective Percentages as stated in Schedules A and B, and pro-rated according to the percentage of the costs that are reasonably allocable to the Services provided to each of the Substation and the Transmission Assets.

     5.1.2 Cost Accounting. All Service Costs and expenses (a) will be determined in accordance with sound accounting practices, and (b) will include reasonable and appropriate direct, overhead and indirect costs charged in accordance with Niagara Mohawk's practices and procedures in effect from time to time. Such overhead and indirect costs shall be no greater than the overhead and indirect costs that Niagara Mohawk charges itself for similar work, such that no direct, indirect, overhead or other cost or expenses billed hereunder shall include any mark-up for profit.

     5.1.3 Niagara Mohawk shall pay all invoices, charges, and expenses incurred in the performance of this Agreement. NYSEG and LIPA shall reimburse Niagara Mohawk for their respective share of such Service Costs.


5.2  OPERATING ACCOUNT

     Niagara Mohawk shall establish and maintain for purposes of this Agreement a special bank account (the "Transmission Operating Account") in a New York State bank designated by Niagara Mohawk, entitled "Niagara Mohawk Power Corporation, as Agent - Transmission Operating Account," with funds supplied by the Parties in accordance with their Respective Percentages. Pursuant to written notice by Niagara Mohawk, and in accordance with NYSEG's and LIPA's Respective Percentages, NYSEG and LIPA will deliver to Niagara Mohawk funds for the replenishment of the Transmission Operating Account. In determining the dates and amounts of such replenishments, Niagara Mohawk shall endeavor to avoid carrying in the Transmission Operating Account funds in excess of a reasonable minimum balance for periods of time longer than necessary to provide for the orderly payment of Service Costs. Any income resulting from the investment of excess funds and the cost of funds required to be borrowed will accrue to the account of each Owner to the extent of their Respective Percentages. All invoices, charges, and expenses for Services in relation to subsections 3.1.1 and 3.1.2 shall be paid by Niagara Mohawk from the Transmission Operating Account.

5.3  Billing

     5.3.1 General

          Within ten (10) business days after the first day of each month, and within thirty (30) days prior to the projected Closing date, Niagara Mohawk shall prepare an invoice for the Service Costs associated with Modifications to be provided during the current month and the subsequent month, to the extent known, and for Services (including Modifications) provided during the preceding month or months that previously were not billed. All invoices shall be submitted to NYSEG and LIPA by facsimile or electronic medium on the invoice date with a printed copy delivered on the next business day.

          5.3.1.1 Each invoice shall: (a) state the month of billing; (b) describe the Services provided in the preceding month; (c) describe the Modifications to be performed in the current and subsequent month, to the extent known; and (d) describe the Services rendered but not previously billed or to be rendered and any other amounts due pursuant to this Agreement. Each invoice shall itemize the costs incurred or expended, or to be incurred or expended, and/or any other amounts due pursuant to this Agreement.

          5.3.1.2 The invoice shall be paid within thirty (30) days from the invoice date. All payments shall be made in immediately available funds payable to Niagara Mohawk, or by wire transfer to a bank named in subsection 14.1.1 of this Agreement.

          5.3.1.3 Should NYSEG or LIPA in good faith dispute an invoiced amount, NYSEG or LIPA, as the case may be, must notify Niagara Mohawk within fifteen (15) days from the invoice date of the amount(s) in dispute and the reason for the dispute, and must place the disputed amounts in an interest-bearing escrow account, subject to resolution of the dispute.

          5.3.1.4 Any portion of the invoice that is not in dispute is due in accordance with subsection 5.3.1.2. If any non-disputed amount remains unpaid by NYSEG or LIPA thirty (30) days after the invoice date, the nonpayment shall be considered an event of default as to the defaulting party.

     5.3.2 Interest on Unpaid Balances

          Interest on any unpaid amounts (other than those amounts in dispute in accordance with 5.3.1.3, as to which escrow interest shall apply) shall be equal to the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

     5.3.3 Billing Adjustments

          If it is determined by the Parties that NYSEG or LIPA has paid more or less than its proper share of the Service Costs, a correction, by credit or charge as appropriate, shall be made by Niagara Mohawk within thirty (30) days of such determination.

5.4  Taxes

     It is the intent of the Owners that, to the extent possible, each Owner shall separately report, file returns with respect to, be responsible for and pay all real property, franchise, business or other taxes (except payroll and sales or use taxes) arising out of its undivided interest in the Substation and the Transmission Assets and that such taxes shall be separately levied and assessed against each Owner. To the extent, however, that any such taxes may be levied on or assessed against: (a) the Substation and the Transmission Assets;
(b) their operation; or (c) the Owners, in such a manner as, in the opinion of the Owners, to make impossible or inequitable the carrying out of said intent, then such taxes shall be deemed a part of the Service Costs and shall he apportioned to each Owner under this Agreement in accordance with its Respective Percentage, as set forth in section 5.1. Payroll and sales or use taxes paid as a part of the operation of the Substation and the Transmission Assets shall similarly be apportioned between the Owners in accordance with each Owner's Respective Percentage, as set forth in section 5.1, and paid by the Owners in accordance with this Article 5.

5.5  DEPRECIATION AND OTHER INVESTMENT MATTERS

     Each Owner will determine the basis and method it will use for purposes of depreciation and other matters where investment in the Substation and the Transmission Assets is relevant.

5.6  AUDITING OF ACCOUNTS AND RECORDS

     During the term of this Agreement and for a period of two (2) years following a payment, each Owner shall have the right, during normal business hours, to audit any other Owner's accounts, records, and charges incurred pertaining to this Agreement at the offices where such accounts and records are maintained; provided, however, that appropriate notice is given prior to any audit, and provided further that the audit will be limited to those portions of such accounts and records that pertain to this Agreement. The Owner shall permit such examination and make appropriate adjustments as may be required by the results of the review. To the extent that audited information includes Confidential Information (as defined in Article 7), the auditing Party shall sign appropriate confidentiality agreements acceptable to the disclosing Party, and shall be bound by the provisions of Article 7.

              ARTICLE 6- COMPLIANCE WITH PROVISIONS OF PERMITS AND
                      REQUIREMENTS OF GOVERNMENTAL AGENCIES

6.1 COMPLIANCE WITH PROVISIONS OF PERMITS AND REQUIREMENTS OF GOVERNMENTAL AGENCIES

     The Parties shall cooperate in taking whatever action may be necessary to comply with the terms and provisions of permits for the Substation and the Transmission Assets and with all lawful requirements of any federal or state agency or regulatory body having jurisdiction over the Substation and the Transmission Assets, or this Agreement.

                           ARTICLE 7- CONFIDENTIALITY

7.1  CONFIDENTIALITY AND REMEDIES

     7.1.1 Each Owner shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all confidential documents and information ("Confidential Information") furnished by the other Owner in connection with this Agreement, where such documents or information are marked or identified as confidential prior to dissemination to an Owner. Information or documents that are generally available to the public (other than as a result of a disclosure by the Owner to whom such Confidential Information was-furnished) shall not be considered to be Confidential Information for purposes of this Agreement. The Owners shall not release or disclose Confidential Information to any other person, except to their employees or representatives on a need-to-know basis. In no event shall Confidential Information be disclosed in violation of the requirements of FERC Order Nos. 889 and 889-A, or any successors thereto. Each Owner shall promptly notify the other Owner, in writing, if it receives notice or otherwise concludes that the production of any Confidential Information subject to this Article 7 is being sought under any judicial or administrative process or provision of law. The Owner receiving such notice shall use Commercially Reasonable Efforts to prevent such disclosure by seeking trade secret or similar protection for such Confidential Information prior to such disclosure. All reasonable expenses incurred by the Party seeking to prevent disclosure shall be paid by the Owner initially providing such Confidential Information.

     7.1.2 The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under this Article 7. Each Party, accordingly, agrees that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under this Article 7, which equitable relief shall be granted without bond or proof of damages, and the breaching Party shall not plead in defense that there would be an adequate remedy at law.

                        ARTICLE 8- BREACH AND TERMINATION

8.1  Breach and Termination

     8.1.1 A Party (the "Breaching Party") shall be deemed in default for failure, in a material respect, to comply with, observe, or perform any material covenant, warranty or obligation under this Agreement. Where such default is not cured within thirty (30) days after receipt of written notice thereof from a non-breaching Party, such Breaching Party shall be in breach of this Agreement.

     8.1.2 Upon the occurrence of a breach, and subject to section 11.1.1, the Breaching Party shall be liable to a non-breaching Party for resulting damages, and the non-breaching Party may exercise any rights or remedies available under this Agreement, at law, or in equity.

     8.1.3 Upon the occurrence of a breach, the non-breaching Party may provide the Breaching Party with notice of the non-breaching Party's intention to pay an invoice, charge or expense related to the breach of this Agreement. The Breaching Party may, within fifteen (15) days following receipt of notice under this section, advise the non-breaching Party of its intention to contest the invoice. Should the Breaching Party fail to notify the non-breaching Party within fifteen (15) days of its intention to contest the invoice, charge or expense and the same is paid by the non-breaching Party, the Breaching Party shall reimburse the non-breaching Party for the Breaching Party's respective share of the invoice, charge or expense.

     8.1.4 The rights and remedies available pursuant to this Article 8 for a breach occurring prior to termination, suspension, cancellation, or expiration of this Agreement shall survive such termination, suspension, cancellation, or expiration of this Agreement.

              ARTICLE 9-INSURANCE AND DAMAGE TO PERSONS OR PROPERTY

9.1  INSURANCE  REQUIREMENTS

     During the term of this Agreement commencing with the date of Closing, Niagara Mohawk shall provide and maintain insurance policies, issued by reputable insurance companies with an A. M. Best rating of at least B+, and which meet or exceed the following requirements:

     (a) POLICY OF WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE, with respect to all work and activities performed with respect to this Agreement by Niagara Mohawk, as required by the State of New York. If applicable, coverage shall include the Longshore and Harbor Workers' Compensation Act and the Jones Act.

     (b) POLICY OF GENERAL LIABILITY INSURANCE, with respect to all work and activities performed by Niagara Mohawk with respect to this Agreement by or on behalf of the Parties, with MINIMUM limits of:
                                               -------

              i. Bodily Injury   - $1,000,000.00 per Occurrence

             ii. Property Damage - $1,000.000.00 per Occurrence.

          This policy shall include Contractual Liability and Products/Completed Operations coverage. If the Products/Completed Operations coverage is written on a claims-made basis, the coverage shall be maintained continuously for at least two years after the termination or expiration of this Agreement.

     (c) AUTOMOBILE LIABILITY INSURANCE, covering owned, non-owned and hired vehicles used in connection with work and activities performed by Niagara Mohawk with respect to this Agreement by or on behalf of the Parties, with MINIMUM limits of:
                        -------

              i. Bodily Injury & Property Damage - $1,000,000.00 per occurrence.

          (d) UMBRELLA OR EXCESS LIABILITY INSURANCE, with a MINIMUM limit of
                                                             -------
          $10,000,000.00.

     (e) WATERCRAFT LIABILITY INSURANCE, if applicable, covering all work and activities performed with respect to this Agreement by Niagara Mohawk and involving the use of watercraft, with MINIMUM limits of:
                                                           -------

              i.   Bodily Injury   - $1,000,000.00 per occurrence

             ii.  Property Damage  - $1,000,000.00 per occurrence.


          (f) AIRCRAFT LIABILITY INSURANCE, if applicable, covering all work and activities performed with respect to this Agreement by Niagara Mohawk and involving the use of aircraft, with MINIMUM limits of:
                                                   -------

              i. Bodily Injury & Property Damage - $1,000,000.00 per occurrence.

          (g) ALL RISK PROPERTY INSURANCE, covering the Substation and the Transmission Assets against all loss or damage by fire and other casualty, with limits, deductibles, and coverage as deemed appropriate by Niagara Mohawk. Each Party shall be included as a loss payee with respect to its interest in the Substation and the Transmission Assets. In addition, the policy shall contain a waiver of subrogation in favor of the other Party.

     With respect to any loss or damage to the Substation or the Transmission Assets that is either assumed through self-insurance or is covered by insurance and subject to a deductible or self-insured retention, NYSEG and LIPA shall reimburse Niagara Mohawk for any deductible or self-insured retention paid with respect to any such loss in accordance with their Respective Percentage as set forth in Article 5.

     Provided Niagara Mohawk has sufficient financial wherewithal, it may elect to self-insure various portions of the above insurance requirements provided that Niagara Mohawk meets and complies with all of the requirements of self-insurance.

     NYSEG and LIPA shall be included as additional named insureds on the General Liability, and on the Umbrella or Excess Liability insurance policies to be purchased by Niagara Mohawk with respect to this Agreement.

9.2  LIABILITY FOR LOSS, EXPENSE OR DAMAGE NOT COVERED BY INSURANCE

     9.2.1 It is the intent of this Agreement that, insofar as practicable, all liabilities or losses in favor of third parties shall be covered by insurance; nonetheless, the Parties hereby agree to share in any claim, loss, penalty, liability, expense (including attorneys' fees), judgment or damage (including personal injury, death or damage to property) of any kind, except as set forth below in section 9.2.3, relating to a third party (including a Governmental Body) and arising out of or connected with the Substation, the Transmission Assets, or this Agreement (a "Third Party

          Claim"), in accordance with their Respective Percentages ("Shared Liability").

     9.2.2 No Party is required to participate in Shared Liability for any Third Party Claim that is payable as a result of any settlement or compromise thereof unless the Parties shall have consented to such settlement or compromise except as provided in Section 10.1.5 or as
                                   ------------------------------------------
          follows: Niagara Mohawk is authorized to settle or compromise, without
          -------
          the consent of NYSEG or LIPA, Third Party Claims, exclusive of Third Party Claims imposed by a Governmental Body, in amounts up to and including Five Hundred Thousand Dollars ($500,000) provided that the Operating Committee is advised by Niagara Mohawk of such settlements or compromises at the next regularly-scheduled meeting of the Operating Committee. A report of all Third Party Claims settled or compromised under the provisions of this section 9.2.2 without the consent of NYSEG or LIPA shall be provided annually to the Operating Committee, at the first regularly-scheduled Operating Committee meeting of each calendar year. Except as provided in section 9.2.3, Shared Liability as to Third Party Claims shall apply irrespective of the nature of the allegations of wrongdoing on the part of the Party(ies) hereto against whom recovery is being sought, whether pertaining to non-feasance, misfeasance, malfeasance or violations of statute or regulation.

     9.2.3 Notwithstanding anything in this Article to the contrary, a Party shall not have any Shared Liability with respect to a Third Party Claim that directly results from (a) the gross negligence or willful misconduct of another Party, or (b) an uncured material breach of this Agreement by another Party.


                           ARTICLE 10-INDEMNIFICATION

10.1  INDEMNIFICATION

     10.1.1 Indemnification

          Each Party shall indemnify, defend and hold harmless every other Party, its directors, officers, employees, agents and Affiliates, from and against all Third Party Claims except to the extent that such Third Party Claims directly result from the gross negligence or willful misconduct of, or the uncured material breach of this Agreement, by the Party seeking to be indemnified. Indemnification pursuant to this Article shall be limited to the amount in excess of the indemnified Party's applicable Shared Liability, or in the case in which Shared Liability is not applicable, the amount in excess of the indemnified Party's contractual liability under this Agreement.


     10.1.2 Indemnification Procedures

          If any Party intends to seek indemnification under this Article from the other Party, the Party seeking indemnification shall give the Party from which indemnification is sought written notice of the first Party's indemnification claim within ninety (90) days of the day on which the manager of claims or counsel of the Party to be indemnified first has actual knowledge of facts giving rise to such indemnification claim. Such notice shall describe the indemnification claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the loss that has been, or may be, sustained by the indemnified Party. The failure to give such notice shall relieve the indemnifying party of its obligation under this Article 10 to the extent that the indemnifying party is actually and materially prejudiced as a result of the failure to give notice.


     10.1.3 Settlement

          Except as provided in sections 9.2.2 and 10.1.5, neither the indemnified Party, nor the indemnifying Party, may settle or compromise any Third Party Claim against the indemnified Party without the prior written consent of the other Party; provided, however, that consent shall not be unreasonably withheld, conditioned or delayed.

     10.1.4 Notice

          Promptly after receipt by the indemnified Party of any claim against it or of notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnities provided for in this Article 10 may apply, the indemnified Party shall give the indemnifying Party written notice of such fact. The indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the indemnified Party in the indemnified Party's reasonable discretion; provided, however, that if the defendants in any such action, proceeding or investigation include both the indemnified Party and the indemnifying Party and the indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select and employ (at the expense of the indemnifying Party) separate counsel to participate in the defense of such action, proceeding or investigation on behalf of the indemnified Party.

     10.1.5 Right to Assume Defense

          Should a Party be entitled to indemnification under this Article 10 as a result of a Third Party Claim, and the indemnifying Party fails to assume the defense of such Third Party Claim, the indemnified Party may, at the expense of the indemnifying Party, (a) contest such Third Party Claim, or (b) with the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle such Third Party Claim; provided, however, that the indemnified Party shall not have the obligation to contest such Third Party Claim; and provided, further, however, that the indemnified Party may settle or fully pay such Third Party Claim without the consent of the indemnifying Party, and with the indemnifying Party remaining obligated to indemnify the indemnified Party under this
          Article 10, if, in the written opinion of an independent counsel jointly chosen by the indemnified and indemnifying Parties, such Third Party Claim is meritorious and the amount of the settlement or full payment is reasonable.

     10.1.6 Enforcement and Other Costs

          In all cases, the indemnifying Party shall be liable to the indemnified Party for all costs (including litigation costs and reasonable attorneys' fees) incurred by the indemnified Party at any time in the course of the indemnified Party's asserting, enforcing or giving effect to its right to indemnification under this Article 10. For purposes of this Agreement, the phrase "litigation costs and reasonable attorneys' fees" shall include litigation costs and reasonable attorneys' fees incurred by an indemnified Party with respect to an action or proceeding (a) between the indemnified Party and the indemnifying Party, or (b) between the indemnified Party and a third party.

     10.1.7 Indemnification Amount

          In the event that a Party is obligated to indemnify another Party under this Article 10, the amount owing to the indemnified Party shall be the amount of the indemnified Party's actual out-of-pocket loss net of any insurance proceeds received by, or other recovery by, the indemnified Party.

     10.1.8 Survival

          The indemnification obligations of each Party under this Article 10 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated, canceled, or suspended, but only with respect to claims for indemnification based on events that occurred prior to such expiration, termination, cancellation, or suspension.

                       ARTICLE 11- LIMITATION OF LIABILITY

11.1 LIMITATION OF LIABILITY

     11.1.1 Liability Limitation

          With the exception of indemnification under the provisions of Article 10 for claims asserted against an indemnified Party by a third party, under no circumstances shall any Party be liable to another Party, their respective directors, officers, employees, agents and Affiliates, as the context may require, for consequential, incidental, punitive, special, indirect, treble or multiple damages arising out of or in any manner connected with this Agreement, including any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

     11.1.2 No Third Party Beneficiary

          No person shall have any rights or interests, direct or indirect, in this Agreement, except the Parties, their successors and permitted assigns. The Parties specifically disclaim any intent to create any rights in any person as a third-party beneficiary to this Agreement.

                             ARTICLE 12- ASSIGNMENT

12.1  ASSIGNMENT

     12.1.1 This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of the Parties and their respective successors and permitted assigns, but, except as provided in section 12.1.4, assignment of any right, interest or obligation under this Agreement may not be made without the written consent of the other Parties, such consent not to be unreasonably withheld. Assignments in violation of this provision may be voided by a non-assigning Party. Notwithstanding the foregoing, a Party may upon notice but without the consent of other Parties assign this Agreement (a) to an Affiliate, in which case the assigning Party shall be released from this Agreement, and/or (b) for purposes of financing its ownership interests in these Assets.

     12.1.2 Except as provided in section 12.1.1, assignment, transfer, conveyance, or disposition of rights or obligations under this Agreement by a Party, shall relieve that Party from full liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, or disposition unless and until the transferee or assignee shall agree, in writing, to assume the obligations and duties of that Party under this Agreement, and the non-assigning Parties have consented in writing to such assumption and to a release of the assigning Party from such liability.

     12.1.3 In the event that LIPA transfers, assigns, conveys, or disposes of its interests in the Substation and the Transmission Assets as provided for by the TAPA as of the date of the Closing, LIPA's rights and obligations under this Agreement shall be voided and a nullity as of the date of the Closing without any further action by any Party and the respective percentages attributed to LIPA on Schedules A and B hereto shall be added to the respective percentages attributed to Niagara Mohawk.

     12.1.4 In the event that LIPA transfers, assigns, conveys or disposes of its interests in the Substation and the Transmission Assets as provided for by the TAPA after the Closing, LIPA shall at the time of the closing of its sale of it interests in the Substation and the Transmission Assets pursuant to the TAPA transfer and assign all of its rights and interests in this Agreement to Niagara Mohawk.

                           ARTICLE 13- LABOR RELATIONS

13.1 LABOR RELATIONS

     Each Party agrees to immediately notify the other Party, orally and then in writing, of any labor dispute or anticipated labor dispute of which its management has actual knowledge that might reasonably be expected to affect performance by such Party of its obligations under this Agreement.

                               ARTICLE 14- NOTICES

14.1 NOTICES

     14.1.1 Except as may be otherwise expressly provided herein, all notices, demands and requests required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered first-class mail (return receipt requested and postage prepaid) or overnight express mail or courier service addressed as follows:


To  NIAGARA  MOHAWK:

Niagara  Mohawk  Power  Corporation
300  Erie  Boulevard  West
Syracuse,  NY  13202
Title:  Manager, Transmission  &
Delivery  Services
Phone:  (315) 460-2575
Fax:  (315) 460-2660

To  NYSEG:

New York State Electric & Gas Corporation
Corporate Drive

Kirkwood Industrial Park
P.O. Box 5224
Binghamton, New York 13902-5225
Attn:  Dennis R. Urgento
Title:  Vice President - Customer Engineering
           & Delivery
Phone:  (607) 762-7365
Fax:  (607) 762-8499

To LIPA:

NAME
ADDRESS
PHONE
FAX

          14.1.1.1 All notices required for billing purposes and invoices under this Agreement shall be in writing and shall be delivered to the following address:

To NIAGARA MOHAWK:

Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, NY 13202
Title:  Manager, Transmission &
Delivery Services
Phone:  (315) 460-2575
Fax:  (315) 460-2660

Payments By Wire
----------------
Citibank New York
Account #: 00040475
ABA Routing #: 021000089
Credit To: Niagara Mohawk Power Corporation

To NYSEG:

New York State Electric & Gas Corporation
Corporate Drive
Kirkwood Industrial Park
Binghamton, New York 13902-5225
Attn:  Joseph W. Allen
Title:  Engineering Supervisor - Substation &
                Protection Engineering
Phone:  (607) 762-7132

Fax:  (607) 762-8416

Payments By Wire
----------------
Citibank, N.A.
ABA #: 021000089
Acct #: 00040387
Credit to: New York State Electric &
               Gas Corporation


To LIPA:

NAME
ADDRESS
PHONE
FAX



     14.1.2 On or prior to the date of Closing, each Party shall indicate to the other Parties, by notice pursuant to section 14.1.1, the appropriate individual(s) and their telephone numbers during each eight-hour work shift to contact in the event of an Emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

     14.1.3 All notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given as follows) by hand delivery, electronic transmission (confirmed in writing), or facsimile (confirmed in writing), or by mail (registered or certified, postage prepaid) to the respective Parties. Each Party will provide to the other Party a list of names, addresses, facsimile and telephone numbers of the person or persons designated to receive such notices or such other name, address, telephone or facsimile numbers as furnished in writing by such Party.

     14.1.4 Timing of notices: If given by electronic transmission (including telex, facsimile or telecopy), notice shall be deemed given on the date received and shall be confirmed by a written copy sent by first class mail. If sent in writing by certified mail, notice shall be deemed given on the second business day following deposit in the United States mails, properly addressed, with postage prepaid. If sent by same-day or overnight delivery service, notice shall be deemed given on the day of delivery.

     14.1.5 The Parties waive personal service by manual delivery and agree that service of process in any action concerning or arising out of this Agreement may be made by registered or certified mail, return receipt requested, delivered to the Party at the address set forth in section
          14.1.1 of this Agreement.

                              ARTICLE 15- HEADINGS

15.1 HEADINGS

     The headings of the Articles and Sections of this Agreement have been inserted for descriptive purposes only and shall not affect the meaning or interpretation of this Agreement.



                               ARTICLE 16- WAIVER

16.1 WAIVER

     Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party granting such waiver, but said waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.

                            ARTICLE 17- COUNTERPARTS

17.1 COUNTERPARTS

     This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement.

                             ARTICLE 18- AMENDMENTS

18.1 AMENDING THE AGREEMENT

     18.1.1 This Agreement may be amended or modified only if the amendment or modification is in writing and executed by all Parties. Any amendment or modification that is not in writing and signed by all Parties shall be null and void from its inception.

     18.1.2 No express amendment or modification in any specific instance as provided herein shall be construed as an amendment or modification of future instances, unless specifically so provided in the required writing.

     18.1.3 The Parties agree to use Commercially Reasonable Efforts to attempt to modify this Agreement to provide that services related to the operation and maintenance of the Substation and the Transmission Assets to be provided at a fixed annual cost rather than as presently provided herein.

     18.1.4 Nothing in this Agreement shall be construed as affecting in any way the right of the Parties to unilaterally make an application to FERC for a change in rates, terms and conditions, charges, classifications of service, rule or regulation under Section 205 or Section 206, as applicable, of the FPA and pursuant to FERC's rules and regulations promulgated thereunder.

     18.1.5 The Parties shall file this Agreement with the appropriate regulatory authorities. If any such regulatory body materially modifies the terms and conditions of this Agreement and such modification(s) materially affect the benefits flowing to one or both of the Parties, the Parties agree to use Commercially Reasonable Efforts to negotiate an amendment or amendments to this Agreement or take other appropriate action(s) so as to put each Party in effectively the same position in which the Parties would have been had such modification not been made. In the event that within sixty (60) days or some other time period mutually agreed upon by the Parties after such modification has been made, the Parties are unable to reach agreement as to what, if any, amendments are necessary and fail to take other appropriate action to put each Party in effectively the same position in which the Parties would have been had such modification not been made, then any Party materially affected by the modification shall have the right to terminate this Agreement unilaterally upon sixty (60) days advance written notice.

                              ARTICLE 19- DISPUTES

19.1 DISPUTES

     Any disagreement between the Owners as to their rights and obligations under this Agreement shall first be addressed by the Parties. In the event that Representatives of the Owners are unable to satisfactorily resolve their disagreement in good faith and in accordance with Good Utility Practice, they shall refer the matter to their respective senior management. If after using their good faith best efforts to try to resolve the dispute, senior management cannot resolve the dispute in thirty (30) days, each Party may exercise any right or remedy available pursuant to this Agreement, at law or in equity.

                   ARTICLE 20- GOVERNING LAW AND CONSTRUCTION

20.1 GOVERNING LAW AND CONSTRUCTION

     This Agreement, and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal laws, and to all duly-promulgated orders and other duly -authorized action of governmental authorities having jurisdiction. When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York without giving effect to the conflicts of law principles thereof.

                            ARTICLE 21- SEVERABILITY

21.1 SEVERABILITY

     If any term of this Agreement, or the interpretation or application of any term or provision to any prior circumstance, is held to be unenforceable, illegal, or invalid by any governmental agency or court of competent jurisdiction, the remainder of this Agreement, or the interpretation or application of all other terms or provisions to persons or circumstances other than those that are unenforceable, illegal, or invalid, shall not be affected thereby and each term and provision shall be valid and may be enforced to the fullest extent permitted by law.

                             ARTICLE 22-INTEGRATION

22.1 INTEGRATION

     This Agreement contains the complete and exclusive agreement and understanding among the Parties as to its subject matter.

                           ARTICLE 23- INTERPRETATION

23.1 INTERPRETATION

     This Agreement shall be construed without regard to the identity of the person or Party who drafted the various provisions hereof. Moreover, each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting thereof. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.



                      [THIS SPACE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date set forth below.


                                  NIAGARA MOHAWK POWER CORPORATION




                                  ---------------------------------
                                  Clement E. Nadeau
                                  Vice President - Electric Delivery



                                  NEW YORK STATE ELECTRIC & GAS
                                  CORPORATION


                                  ---------------------------------
                                  Dennis R. Urgento
                                  Vice President, Customer
                                  Engineering & Delivery


                                  LONG ISLAND LIGHTING COMPANY d/b/a
                                  LIPA



                                  ---------------------------------
                                  NAME
                                  TITLE

                                   SCHEDULE A
                 RESPECTIVE PERCENTAGES FOR TRANSMISSION ASSETS

                               SCRIBA - VOLNEY 21


                              Niagara Mohawk - 64%
                                   NYSEG -18%
                                   LIPA - 18%

                              NINE MILE - SCRIBA 9

                             Niagara Mohawk - 84.52%
                                  NYSEG -7.74%
                                  LIPA - 7.74%

                                VOLNEY SUBSTATION

                             Niagara Mohawk - 69.72%
                                  NYSEG- 15.19%
                                  LIPA- 15.19%

                                   SCHEDULE B

             RESPECTIVE PERCENTAGES FOR SUBSTATION SCRIBA SUBSTATION


                             Niagara Mohawk - 74.26%
                                  NYSEO- 12.87%
                                  LIPA - 12.87%

                                   SCHEDULE C

                       DESCRIPTION OF TRANSMISSION ASSETS

                               SCRIBA - VOLNEY 21
       LAND

-     Title to easement.

      TRANSMISSION

-     Scriba - Volney #21 345kV Transmission Line

- Associated wood and steel pole structures, conductor, insulators, hardware, grading, grounding and foundations.

                              NINE MILE - SCRIBA 9

- Three structures, #3, #4 and #5, consisting of three single steel poles each that replaced existing lattice tower structures #3, #4 and #5.

- Associated conductor, insulators, hardware, grading, grounding and foundations.

                                VOLNEY SUBSTATION

LINE #21

-     Circuit breaker R210 located in Volney Substation.

-     Six capacitance coupling voltage transformers located in Volney
      Substation.

- Associated grounding, conduit, foundations, structures, conductor, cable, protective relays and miscellaneous equipment located in Volney Substation.

      LINE #20
- Associated protective relays and miscellaneous equipment located in Volney Substation.

                                   SCHEDULE D

                            DESCRIPTION OF SUBSTATION


                                SCRIBA SUBSTATION

Scriba Substation is a 345/115kV Electric Transmission Substation. Ten 345kV breakers are in a breaker and a half arrangement terminating six (6) 345kV Lines. Two (2) 345/115kV, 224MVA autotransformers are connected through four (4) 115kV breakers to two (2) 115kV Lines. See the single line diagram below. The purpose of the substation is to interconnect the output of four (4) generation plants: NMPI, NMP2, Fitzpatrick and Independence to the 345kV transmission system and to provide two (2) offsite 115kV sources to NMP2. Because the offsite sources must be independent, the substation has two (2) control houses each housing control and protection equipment related to one of the sources.

The substation can be divided into three (3) categories: equipment to sold with the Generation Facility; equipment relating to Independence, solely owned by Niagara Mohawk; and the remainder of the equipment, co-owned by the Parties. The equipment to sold with the Generation Facility consists of the 345kV NMP2 #23 Line position with two (2) 345kV breakers and associated equipment, and the two
(2) offsite 115kV sources consisting of the two (2) autotransformers and associated 115kV equipment. The independence equipment consists of the 345kV Independence #25 Line position with two (2) 345kV breakers and associated equipment. The remainder of the equipment, co-owned by the Parties consists of the 345kV Volney #20, Volney #21, NMPI #9, and the Fitzpatrick #10 Line positions with six (6) 345kV breakers and associated equipment.

Listed below is the specific equipment associated with each category.

                                [GRAPHIC OMITED]

LIST OF EQUIPMENT TO BE SOLD WITH GENERATION FACILITY

STATION EQUIPMENT

(#23 LINE POSITION)

-     Ground switch 23G located in Scriba Substation.

-     Disconnect switch 233 located in Scriba Substation.

- Three capacitance coupling voltage transformers collectively denominated J8923 1 located in Scriba Substation.

-     Disconnect switch 232 located in Scriba Substation.

-     Circuit breaker R230 located in Scriba Substation.

-     Disconnect switch 231 located in Scriba Substation.

-     Disconnect switch 926 located in Scriba Substation.

-     Circuit breaker R925 located in Scriba Substation.

-     Disconnect switch 927 located in Scriba Substation.

-     Disconnect switch 991 located in Scriba Substation.

- Duplex switchboard panels 5 and 6 in 345kV switchboard #1 and duplex switchboard panel 3 in 345kV switchboard #2 located in Control House #1; and switchboard panels 3, 4 and 5 in 345kV switchboard #3 and panel 5F in 345kV switchboard #4 located in Control House #2 all located in Scriba Substation.

- Associated grading, grounding, conduit, foundations, structures, conductor, junction boxes, cable and miscellaneous equipment located in Scriba Station.


(OFFSITE 115KV SOURCES)

-     Disconnect switch 51 located in Scriba Substation.

-     Circuit breaker R50 located in Scriba Substation.

-     Disconnect switch 53 located in Scriba Substation.

-     Disconnect switch 33 located in Scriba Substation.

-     Disconnect switch 31 located in Scriba Substation.

-     115kV "C" Bus located in Scriba Substation.

- Three 115kV potential transformers collectively denominated J9993 located in Scriba Substation.

-     Three surge arresters located on "C" Bus located in Scriba Substation.

-     Disconnect switch 128 located in Scriba Substation.

-     Circuit breaker R115 located in Scriba Substation.

-     Disconnect switch 118 located in Scriba Substation.

- Transformer #1,345/115kv, 224MVA and tertiary fuse denominated J5058 located in Scriba Substation.

-     Disconnect switch 63 located in Scriba Substation.

-     Circuit breaker R60 located in Scriba Substation.

-     Disconnect switch 61 located in Scriba Substation.

-     Disconnect switch 21 located in Scriba Substation.

-     115kV "D" Bus located in Scriba Substation.

- Three 115kV potential transformers collectively denominated J9994 located in Scriba Substation.

-     Three surge arresters located on "D" Bus located in Scriba Substation.

-     Disconnect switch 228 located in Scriba Substation.

-     Circuit breaker R225 located in Scriba Substation.

-     Disconnect switch 218 located in Scriba Substation.

- Transformer #2,345/115kV, 224MVA and tertiary fuse denominated J5128 located in Scriba Substation.

- 115kV duplex switchboards #1 and #2 located in Control House #1 and 115kV duplex switchboards #3 and #4 located in Control House #2 all located in Scriba Substation.

- Associated grading, grounding, conduit, foundations, structures, conductor, junction boxes, cable and miscellaneous equipment located in Scriba Station.


LIST OF INDEPENDENCE EQUIPMENT

STATION EQUIPMENT

- Three capacitance coupling voltage transformers collectively denominated J9925 located in Scriba Substation.

-     Ground switch 25G located in Scriba Substation.

-     Disconnect switch 253 located in Scriba Substation.

- Three capacitance coupling voltage transformers collectively denominated J8925 located in Scriba Substation.

-     Disconnect switch 252 located in Scriba Substation.

-     Circuit breaker R250 located in Scriba Substation.

-     Disconnect switch 251 located in Scriba Substation.

-     Disconnect switch 946 located in Scriba Substation.

-     Circuit breaker R945 located in Scriba Substation.

-     Disconnect switch 947 located in Scriba Substation.

-     Disconnect switch 992 located in Scriba Substation.

- Duplex switchboard panels 10 and 11 in 345kV switchboard #1 and duplex switchboard panel 6 in 345kV switchboard #2 located in Control House #1; and switchboard panels 9, 10 and 11 in 345kV switchboard #3 and panels 6 and 7 in 345kV switchboard #4 located in Control House #2 all located in Scriba Substation.

- Associated grading, grounding, conduit, foundations, structures, conductor, junction boxes, cable and miscellaneous equipment located in Scriba Station.


LIST OF REMAINING EQUIPMENT CO-OWNED BY THE PARTIES

     STATION LAND

     STATION CONTROL BUILDINGS

     -    Control Buildings #1 and #2 located in Scriba Substation.

     - Associated HVAC, lights, cable trays, grounding, conduit, cable, and miscellaneous equipment located Control Buildings #1 and #2 located in Scriba Substation.

     STATION EQUIPMENT

     -    Ground switch 10G located in Scriba Substation.

     -    Disconnect switch 103 located in Scriba Substation.

     - One capacitance coupling voltage transformers collectively denominated J8910 located in Scriba Substation.

     -    Disconnect switch 101 located in Scriba Substation.

     -    Circuit breaker R100 located in Scriba Substation.

     -    Disconnect switch 102 located in Scriba Substation.

     -    Disconnect switch 937 located in Scriba Substation.

     -    Circuit breaker R935 located in Scriba Substation.

     -    Disconnect switch 936 located in Scriba Substation.

     -    Disconnect switch 212 located in Scriba Substation.

     -    Circuit breaker R210 located in Scriba Substation.

     -    Disconnect switch 211 located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J9921 located in Scriba Substation.

     -    Ground switch 21G located in Scriba Substation.

     -    Disconnect switch 213 located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J8921 located in Scriba Substation.

     -    345kV "A" Bus located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J9991 located on "A" Bus located in Scriba Substation.

     -    Three surge arresters located on "A" Bus located in Scriba Substation.

     -    Disconnect switch 18 located in Scriba Substation.

     -    345kV "B" Bus located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J9992 located on "B" Bus located in Scriba Substation.

     -    Disconnect switch 28 located in Scriba Substation.

     -    Three surge arresters located on "B" Bus located in Scriba Substation.

     -    Ground switch 9G located in Scriba Substation.

     -    Disconnect switch 93 located in Scriba Substation.

     - One capacitance coupling voltage transformers collectively denominated J8909 located in Scriba Substation.

     -    Disconnect switch 91 located in Scriba Substation.

     -    Circuit breaker R90 located in Scriba Substation.

     -    Disconnect switch 92 located in Scriba Substation.

     -    Disconnect switch 916 located in Scriba Substation.

     -    Circuit breaker R915 located in Scriba Substation.

     -    Disconnect switch 917 located in Scriba Substation.

     -    Disconnect switch 202 located in Scriba Substation.

     -    Circuit breaker R200 located in Scriba Substation.

     -    Disconnect switch 201 located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J8920 located in Scriba Substation.

     -    Ground switch 20G located in Scriba Substation.

     -    Disconnect switch 203 located in Scriba Substation.

     - Three capacitance coupling voltage transformers collectively denominated J9920 located in Scriba Substation.

     - AC station service including transformers, switchgear, emergency generator, switches, panels and cable located in Scriba Substation.

     - DC station service including batteries, chargers, switches, panels, and cables located in Scriba Substation.

     - Duplex switchboard panels 1, 2, 3, 4, 7, 8 and 9 in 345kV switchboard #1 and duplex switchboard panels 1, 2, 4 and 5 in 345kV switchboard #2 located in Control House #1; and switchboard panels 1, 2, 6, 7 and 8 in 345kV switchboard #3 and duplex switchboard panels 1, 2, 3, 4 and panel 5R in 345kV switchboard #4 located in Control House #2 all located in Scriba Substation.

     - Monitoring and communication equipment including DFR, tone, power line carrier and cable located in Scriba Substation.

     - Associated grading, grounding, conduit, foundations, structures, conductor, yard lighting, junction boxes, cable and miscellaneous equipment located in Scriba Station.